Form 10-K405, Exhibit 13
period 1995-12-31
REFAC TECHNOLOGY DEVELOPMENT CORP
filed 1996-03-28
CIK 82788

MANAGEMENT'S DISCUSSION AND ANALYSIS

 Results of Operations

     Total operating revenues were $ 4,378,000 in 1995 as compared to $6,942,000 in 1994 and $8,060,000 in 1993. Service revenues accounted for 91%, 60% and 60% of operating revenues in 1995, 1994 and 1993, respectively. Gains on securities acquired in association with licensing activities accounted for 6% of operating revenues in 1995 and 40% in both 1994 and 1993. Dividend income from securities acquired in association with licensing activities accounted for 3% of operating revenues in 1995 but did not contribute to operating income in either 1994 or 1993. As deemed in the Company's interest and as future market conditions permit, the Company intends from time to time to sell part of the portfolio of such securities. See Note 1B to the Consolidated Financial Statements for additional details concerning such securities.

     Service revenues consist of recurring royalty payments and income from non-recurring non-exclusive licenses lasting the life of the underlying patent. Such revenues decreased $217,000 or 5% in 1995, and $635,000 or 13% in 1994, as compared to each of the previous years. The revenues from non-recurring agreements vary from period to period depending upon the nature of the licensing programs pursued for various technologies in a particular year and the timing of successful completion of licensing agreements. During 1995, 1994 and 1993, non-recurring licensing revenues amounted to $593,000, $998,000 and $1,651,000, respectively. The Company anticipates that non-recurring revenues will continue to be a material component of service revenues in the future. Recurring revenues from established relationships have remained relatively stable for each of the past three years and the Company cannot now project any material changes in such revenues in 1996.

     Service expenses consist principally of amounts paid to clients at contractually stipulated percentages of the Company's specific patent and product revenues. Other costs included in service expenses relate to the investigation, marketing, administration and enforcement and prosecution of patent and license rights and related licenses which are generally borne by the Company or shared with clients in an agreed-upon manner. Service expenses for 1995 represented 20% of service revenues, compared with 26% and 32% in 1994 and 1993, respectively. The improvement in this ratio is attributable to the relative percentage increase in revenue from a recurring service revenue source which has minimal corresponding service expenses.

     Selling, general and administrative expenses increased in 1995 by $64,000 or 4% while decreasing in 1994 by $186,000 or 12% as compared to each of the previous years. The increase in 1995 was attributable to an increase in salaries, and depreciation expense partially offset by a decrease in professional fees. The decline in 1994 was principally attributable to decreases in salaries and legal fees.

 Other Income and Expenses

     In 1995, the Company had gains on its marketable securities of $244,000 consisting of realized gains of $86,000 and unrealized gains of $158,000 as compared to losses on marketable securities of $1,711,000 in 1994, and gains of $490,000 in 1993. The gains in 1995 reflected the general upswing that the market enjoyed during the year. The loss in 1994 was principally attributable to the adverse impact that rising interest rates had on the value of the Company's investment in preferred stocks.

     The dividend and interest income produced by the marketable securities portfolio decreased in 1995 by $102,000 or 9% and increased in 1994 by $193,000 or 20% as compared to each of the previous years. The decrease in 1995 was attributable to the Company shifting its investment focus from preferred stocks to U.S. Treasury Notes and Bills. The U.S. Treasury Notes and Bills yield a lower rate than that of the preferred stocks. The increase in 1994 came about as a result of higher levels of investment in preferred stocks.

     The Company's income tax provision of $1,080,000 in 1995 reflected an effective tax rate of 32%, compared with rates of 25% and 35% in the two previous years. The effective tax rate of 32% is lower than the Federal statutory income tax rate of 34% principally as a result of benefits derived by statutory dividend income exclusions from taxable income. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" effective January 1, 1993. See Note 3 of the Consolidated Financial Statements for additional details.

     The Company's income from technology transfer operations has not in the past been materially affected by inflation. Likewise, while currency fluctuations can influence service revenues, the diversity of foreign income sources tends to offset individual changes in currency valuations.

 Liquidity and Capital Resources

     Cash, cash equivalents, and marketable securities decreased $2,063,000 from $8,233,000 at December 31, 1994, to $6,170,000 at December 31, 1995. The
 majority of this decrease is accounted for by a shift in investment strategy. The Company reduced its cash and cash equivalents from $5,642,000 at the end of 1994 to $894,000 at December 31, 1995, partially offset by an increase to its marketable securities of $2,685,000, with the majority of the proceeds going towards U.S. Treasury Bills and Notes having maturity dates within two years from the date of acquisition. These Treasury Bills and Notes are classified as "Investments Being Held to Maturity" on the Company's Consolidated Balance Sheet. The Company previously invested in preferred stocks to take advantage of the special dividend deduction (70%) provided by the Internal Revenue Code. The change in investment strategy resulted in a decrease in the Company's 1995 dividend and interest income.

     In December of each of 1995, 1994 and 1993, the Company paid a cash dividend of approximately $2,700,000, or $0.50 per share.

     In December 1995, the Company acquired a controlling interest in Advanced Resin Technology, Inc. ("ART"). The Company is committed to investing up to $1,000,000 in ART and has provided for the possibility that additional funding may be required.

     Other than the commitment under the headquarters premises lease (see
 Note 5 to the accompanying Consolidated Financial Statements), the Company has no significant commitments. The Company believes its liquidity position is more than adequate to meet all current and projected financial needs.

Impact of New Accounting Standards

     Effective January 1, 1994, the Company adopted the provision of Statements of Financial Accounting Standards No. 115 that required all securities to be recorded at market value. The unrealized gain/(loss) from current marketable securities is included in the Statement of Operations for 1995 and 1994. The unrealized gain from securities acquired in association with licensing activities is included as a separate component of Stockholders' Equity on the Consolidated Balance Sheet. See Note 1B to the Consolidated Financial Statements for additional details.

     Financial Accounting Standard No. 123 "Accounting for Stock Based Compensation", issued in 1995, introduces a method of accounting for employee stock-based compensation plans based upon the fair value of the awards on the date they are granted. Under the fair value based method, public companies estimate the fair value of stock options using a pricing model, such as the Black Scholes model, which requires inputs such as the expected volatility of the stock price and an estimate of the dividend yield over the option's expected life. The FASB, however, does not require the use of this method. Entities that continue to account for stock option plans under the existing method (APB No. 25) are required to disclose proforma net income and earnings per share, as if the fair value method had been used. Certain additional disclosures are also required. The Company will continue to record employee stock-based compensation based upon APB No.25, but will disclose the proforma net income, earnings per share and other information as of the effective date of SFAS No. 123 for the year ended December 31, 1996.


CONSOLIDATED BALANCE SHEETS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
DECEMBER 31,
                                                   1995          1994
ASSETS
  Cash and cash equivalents                      $893,744    $5,641,885
  Marketable securities (Note 1B)               5,276,302     2,591,415
  Investments being held to maturity (Note 1B)  5,245,365     1,168,698
  Accounts receivable                           1,290,704       906,369
  Prepaid income taxes and other                   14,272       228,617
  Total current assets                         12,720,387    10,536,984

  Property and equipment, net                     151,165       109,316
  Securities acquired in association with
    with licensing activities (Note 1B)        21,551,772    19,431,753
  Investments being held to maturity (Note 1B)  1,766,993     4,490,436
  Other assets (Notes 1C, 2 and 8)              1,162,114       940,977
                                              $37,352,431   $35,509,466
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and loans payable (Note 8)    $232,924       $22,542
  Accrued expenses                                397,907       647,918
  Amounts payable under service agreements        356,110       611,756
  Income taxes payable                            464,889           ---
    Total current liabilities                   1,451,830     1,282,216

  Deferred income taxes (Notes 1B, 1D and 3)    6,816,020     5,992,629
Commitments (Note 5)
Stockholders' Equity (Note 4)
  6% noncumulative preferred stock, $100 par
    value; redeemable at $105; authorized -
    5,000 shares; none issued
  Serial preferred stock, $5 par value;
    authorized-100,000 shares; none issued
  Common stock, $.10 par value; autorized-
    20,000,000 shares; issued and outstanding
    5,299,887 in 1995 and 5,337,987 in 1994       529,989       533,799
  Additional paid-in-capital                    8,870,724     9,131,939
  Retained earnings                             6,700,644     7,006,127
  Unrealized gain on securities acquired in
    association with licensing activities,
    net of taxes (Note 1B)                     12,713,389    11,300,883
  Cumulative translation adjustment               269,835       261,873
  Total stockholders' equity                   29,084,581    28,234,621
                                              $37,352,431   $35,509,466

The accompanying notes are an integral part of the consolidated financial statements
Page 5


CONSOLIDATED STATEMENTS OF OPERATIONS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEAR ENDED DECEMBER 31,
                                               1995        1994        1993
REVENUES
  Service revenues (Notes 1B, 1G and 7)     $3,978,121  $4,194,975  $4,829,972
  Gains on securities acquired in
    association with licensing
    activities (Note 1B)                       255,781   2,747,324   3,229,774
  Dividend income from securities acquried
    in association with licensing activities   143,640         ---         ---
      Total revenues                         4,377,542   6,942,299   8,059,746

COST AND EXPENSES
  Service expenses                             787,244   1,074,744   1,553,296
  Selling, general and administrative
    expenses                                 1,484,950   1,421 301   1,607,266
      Total operating expenses               2,272,194   2,496,045   3,160,562
  Operating income                           2,105,348   4,446,254   4,899,184

OTHER INCOME AND EXPENSES
  Realized gains (losses) on marketable
    securities transactions (Note 1B)           86,493  (1,540,087)    489,898
  Net change in unrealized gains (losses)
    on marketable securities                   157,525    (171,007)        ---
  Dividend and interest income               1,075,961   1,178,250     985,669
  Losses from foreign currency transactions       (567)    (24,499)     (9,261)
    Income before provision for taxes on
      income and cumulative effect of
      accounting change                      3,424,760   3,888,911   6,365,490
  Provision for taxes on income (Note 3)     1,080,300     973,081   2,230,571
  Income before cumulative effect of
    accounting change                        2,344,460   2,915,830   4,134,919
  Cumulative effect of accounting change -
    securities                                     ---     245,520         ---
  Cumulative effect of accounting change -
    taxes                                          ---         ---     (68,000)
NET INCOME                                  $2,344,460  $3,161,350  $4,066,919
  Weighted average shares outstanding        5,310,975   5,335,580   5,317,000
EARNINGS PER COMMON SHARE
  Income before cumulative effect of
     accounting change                      $      .44  $      .55  $      .77
  Cumulative effect of accounting change           ---         .04        (.01)
  Net income                                $      .44  $      .59  $      .76
Dividends per common share                  $      .50  $      .50  $      .50

The accompanying notes are an integral part of the consolidated financial statements.
Page 6



CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                          Unrealized
                                                                           Gains on
                                                                          Securities
                                                                         Acquired in
                                                                         Association
                                                Additional             with Licensing   Cumulative
                              Common Stock        Paid-in    Retained    Activities     Translation
                            Shares    Amount      Capital    Earnings   Net of Taxes    Adjustment
Balance, January 1, 1993   5,292,487 $529,249    $8,990,919 $5,112,845                    $133,578
  Net income                                                 4,066,919
  Dividend - $.50 per share                                 (2,665,993)
  Shares issued on exercise
    of stock options          39,500    3,950       101,929
  Issuance of compensatory
    stock options                                    10,908
  Translation adjustments                                                                    8,069
Balance, December 31, 1993 5,331,987  533,199     9,103,756  6,513,771                     141,647
  Net income                                                 3,161,350
  Dividend - $.50 per share                                 (2,668,994)
  Issuance of compensatory
    stock options                                    10,908
  Unrealized gains on securities
    acquired in association
    with licensing acitivities
    at date of adoption of
    accounting standard (Note 1B)                                         10,341,694 Change in unrealized gains
    on securities acquired in
    association with licensing
    activities                                                               959,189
  Translation adjustments                                                                    120,226
Balance, December 31, 1994 5,337,987  533,799      9,131,939  7,006,127   11,300,883         261,873
  Net income                                                  2,344,460
  Dividend - $.50 per share                                  (2,649,943)
  Shares issued on
    exercise of stock
    options                    5,000      500         11,375
  Issuance of compensatory
    stock options                                     10,908
  Acquisition and
    retirement of
    common stock             (43,100)  (4,310)      (283,498)
  Change in unrealized gains
    on securities acquired in
    association with licensing
    activities                                                             1,412,506
  Translation adjustment                                                                       7,962
Balance, December 31, 1995 5,299,887 $529,989     $8,870,724 $6,700,644  $12,713,389        $269,835



The accompanying notes are an integral part of the consolidated financial statements.
Page 7



CONSOLIDATED STATEMENTS OF CASH FLOWS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEAR ENDED DECEMBER 31,
                                                 1995         1994      1993
Cash Flows from Operating Activities
  Net income                                 $2,344,460  $3,161,350  $4,066,919
Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
    Cumulative effect of accounting change          ---    (245,520)     68,000
    Depreciation and amortization                87,540      71,782      56,239
    Accretion of discount on U.S. Treasury
      Bills                                    (249,335)        ---         ---
    Net gain on sales of securities            (342,274) (1,207,237) (3,719,671)
    Net change in unrealized (gain) loss on
      marketable securities                    (157,525)    171,007         ---
    Compensatory stock options                   10,908      10,908      10,908
    Deferred income taxes                       124,791    (292,828)     78,159
    Provision for write-down of other
      investments and assets and equity in
      losses of investees                           ---         ---      16,954
    (Increase) decrease in assets:
      Accounts receivable                      (377,000)    231,231    (208,128)
      Proceeds from sale of marketable
       securities                             1,109,048  20,077,683  12,257,702
      Purchase of marketable securities      (3,553,820)(15,645,114)(14,635,260)
      Other assets                               39,891      74,325      57,870
    Increase (decrease) in liabilities:
      Accounts payable and accrued expenses    (274,538)    (96,263)   (218,111)
      Amounts payable under service agreements (255,646)   (810,779)    428,828
      Income taxes payable                      693,506    (987,774)    219,235
Net cash provided by (used in) operating
  activities                                   (799,994)  4,512,771  (1,520,356)

Cash Flows from Investing Activities
  Proceeds from sales of securities acquired
    in association with licensing activities    173,386   2,825,752   3,765,991
  Proceeds from maturity of investments being
    held to maturity                         17,811,403         ---         ---
  Purchases of investments being held to
    maturity                                (18,934,648)        ---         ---
  Additions to patents and trademarks           (43,898)    (75,439)    (52,586)
Net cash (used in) provided by investing
  activities                                 (1,014,309)  2,720,189   3,463,085
Cash Flows from Financing Activities
  Dividends paid                             (2,649,943) (2,668,994) (2,665,993)
  Proceeds from exercise of stock options        11,875      17,875      93,813
  Acquisition and retirement of common stock   (287,808)        ---         ---
Net cash used in financing activities        (2,925,876) (2,651,119) (2,572,180)
  Effect of exchange rate on cash                (7,962)    120,226       2,492
Net (decrease) increase in cash and cash
  equivalents                                (4,748,141)  4,702,067    (626,959)
Cash and cash equivalents at beginning of
  period                                      5,641,885     939,818   1,566,777
Cash and cash equivalents at end of period   $  893,744  $5,641,885  $  939,818
Income taxes paid                            $1,030,000  $1,703,000  $1,443,000

For supplemental disclosure of acquisition, see Note 8 to the consolidated financial statements
Page 8



  Report of Independent Certified Public Accountants


To the Stockholders and Board of Directors
   REFAC Technology Development Corporation


We have audited the consolidated balance sheets of REFAC Technology Development Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of REFAC Technology Development Corporation and Subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1B of the consolidated financial statements, the Company changed its method of accounting for marketable securities and securities acquired in association with licensing activities in 1994. As discussed in
Note 1D of the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993.

                                               Grant Thornton LLP
New York, New York
February 9, 1996

  REFAC Technology Development Corporation and Subsidiaries
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1995 and 1994

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.       Principles of Consolidation

            The accompanying consolidated financial statements include the accounts of REFAC Technology Development Corporation (the "Company") and all of its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated.

B. Marketable Securities, Securities Acquired in Association with Licensing Activities and Investments Held to Maturity

       During 1993, the Financial Accounting Standards Board issued a new standard (SFAS No. 115) on accounting for certain investments in debt and equity securities which was adopted by the Company on January 1, 1994. Accordingly, effective January 1, 1994, marketable securities and securities acquired in association with licensing activities are recorded at market value. Prior to January 1, 1994, marketable securities and securities acquired in association with licensing activites were reported at the lower of cost or market value on a first-in first-out basis. Further, as a result of this new standard, the Company categorizes its investment holdings among three groups based upon the Company's intent:

          Trading securities are securities bought and held for the purpose of selling them in the near term. Unrealized gains and losses are included in current period earnings. The Company's investment in marketable securities falls into this category.

          Held to maturity securities are recorded at amortized cost. This categorization is permitted only if the Company has the positive intent and ability to hold these securities to maturity. The Company's investment in U.S. Treasury Bills and U.S. Treasury Notes falls into this category.

          Available for sale securities are securities which do not qualify as either held to maturity or trading securities. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable deferred income taxes on such unrealized gains and losses at current income tax rates. The Company's investment in securities acquired in association with licensing activities falls into this category. Such securities at December 31, 1995 consisted of 332,842 shares of Three-Five
           Systems, Inc. (which trades on the New York Stock Exchange under the symbol TFS), 399,000 shares of KeyCorp (which trades on the New York Stock Exchange under the symbol KEY) and 99,750 shares of Patlex Corporation (which trades on the NASDAQ under the symbol
           PTLX). The Company previously owned shares in AutoFinance Group, Inc. ("AFG"). On September 28, 1995 KeyCorp acquired AFG and as part of the transaction spun off the Patlex Corporation shares. These securities are recorded at quoted market value without a discount which might be associated with such large blocks of shares.

     The effect of adopting SFAS No. 115 for securities acquired in association with licensing activities was an increase in the investment of approximately $15,670,000 (representing the unrealized gain on such investments at January 1, 1994), the recording of an unrealized gain on securities acquired in association with licensing activities as a component of stockholders' equity of $10,340,000 and the recording of deferred income taxes of $5,330,000. The effect of adopting SFAS No. 115 on the marketable securities portfolio was a cumulative effect of an accounting change of approximately $246,000, net of related income taxes of $126,000.

    The Company's marketable securities at December 31, 1995 and 1994 are summarized as follows:

Marketable Securities                   Market        Cost       Carrying
                                        Value                      Value
December 31, 1995
Preferred stock                     $4,077,683    $4,117,018   $4,077,683
Governmental agency bonds            1,013,535     1,009,021    1,013,535
Corporate bonds                        166,584       168,612      166,584
Common stock                            18,500        19,563       18,500
                                    $5,276,302    $5,314,214   $5,276,302

December 31, 1994
Preferred stock                     $1,615,273    $1,697,095   $1,615,273
Governmental agency bonds              157,772       166,160      157,772
Corporate bonds                        802,870       841,123      802,870
Common stock                            15,500        19,500       15,500
                                    $2,591,415    $2,723,878   $2,591,415

 Securities held to maturity consist of U.S. Treasury Bills and U.S. Treasury Notes. The amortized cost of such securities approximates market value. Such securities mature as follows:

Year of maturity                                     1995           1994
1995                                             $      ---      $1,168,698
1996                                              5,245,365       4,490,436
1997                                              1,309,704             ---
1998                                                457,289             ---

 Securities acquired in association with licensing activities are as follows:

                        Market                     Carrying       Unrealized
                        Value        Cost           Value             Gain
December 31, 1995
KeyCorp            $14,463,750   $2,211,896     $14,463,750     $12,251,854
Patlex               1,471,313       76,886       1,471,313       1,394,427
Three-Five           5,616,709          ---       5,616,709       5,616,709
                   $21,551,772   $2,288,782     $21,551,772     $19,262,990

December 31, 1994
AutoFinance        $ 7,070,000   $2,307,070     $ 7,070,000     $ 4,762,930
Three-Five          12,361,753          ---      12,361,753      12,361,753
                   $19,431,753   $2,307,070     $19,431,753     $17,124,683


 The realized gains and losses accounted for on a first-in first-out basis for the years ended December 31, 1995, 1994 and 1993 are summarized as follows:

Marketable Securities                   1995          1994         1993
Realized gains                        $106,367   $    64,484     $523,285
Realized losses                        (19,874)   (1,604,571)     (33,387)
                                      $ 86,493   $(1,540,087)    $489,898

Securites Acquired in Association with Licensing Activites
Realized gains in:                      1995          1994         1993
AutoFinance                           $ 79,582   $   687,608     $1,860,758
Three-Five                             176,199     2,059,716      1,369 016
                                      $255,781   $ 2,747,324     $3,229,774


 At December 31, 1995, the Company held approximately 4.0% and 4.1% of the issued and outstanding shares of Patlex Corporation and Three-Five Systems, Inc., respectively. Service revenues included approximately $1,9120,000, $1,760,000 and $2,110,000 in 1995, 1994 and 1993, respectively, from Patlex
 Corporation.

C.   Other Assets

     Other assets include investments in companies that share in or produce revenues for the Company. The equity method of accounting is used when the Company has a 20 percent to 50 percent interest in such companies. The Company consolidates investments in companies when the Company has a 50 percent or more interest in such companies.

The Company routinely evaluates its long-lived assets, principally patents and trademarks, and based upon such evaluation has concluded that no impairment has occurred.

D.     Income Taxes

Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement required a change from the income statement method to the asset and liability method of accounting for income taxes. Deferred income taxes arise from temporary differences resulting from income and expense items reported in different periods, and differences in the basis of assets and liabilities for financial reporting and income tax purposes.

It is the policy of the Company to accrue appropriate U.S. income taxes on income of foreign subsidiaries which is intended to be remitted to the parent company in the near future. Unremitted income of subsidiaries which has been, or is intended to be, permanently reinvested in the business operations conducted by or planned by those subsidiaries aggregated approximately $611,000 at December 31, 1995.

E.   Earnings Per Share

Earnings per share has been calculated using the weighted average number of shares outstanding. Stock options have not been included in the calculation since the inclusion of such equivalent shares would not be materially dilutive.

F.     Consolidated Statement of Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid investments and debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1995 and 1994 cash and cash equivalents consisted principally of money market funds and cash on deposit.

G. Revenue Recognition

Service revenue is recognized as the revenue is earned. Non-recurring service revenue, representing settlement of patent infringements, is recognized when the settlement occurs and collectibility of the service revenue is reasonably assured.

H. Using Estimates in Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

I.   Stock Options

The Company's employee stock option plan is accounted for under APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations.

J.     Reclassification

Certain reclassifications have been made to the 1993 financial statements to conform to the current presentation.

NOTE 2 - OTHER ASSETS
Other assets consist of:
                                                       1995        1994
Investments in nonmarketable securities           $      ---     $204,269
Notes receivable, net                                648,908      355,202
Patents and trademarks, net of accumulated
  amortization of $61,000 in 1995 and $41,000
  in 1994 (Note 2A)                                  307,400      310,200
Deferred charges, net of accumulated amortization
  of #136,000 in 1995 and $117,000 in 1994            49,188       68,256
Goodwill (Note 8)                                    147,131          ---
Other                                                  9,487        3,050
                                                  $1,162,114     $940,977

A. Patents and trademarks are amortized on a straight-line basis over their statutory life or expected useful life, if less, for a period of 8 to 15 years.

NOTE 3 - INCOME TAXES

  The provision (benefit) for taxes on income for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                          1995          1994        1993
Federal
  Current                             $  902,909    $1,098,985   $1,846,153
  Deferred                               124,791      (292,828)      78,159
State and local                            2,028       134,701      269,947
Foreign withholding taxes                 50,572        32,223       36,312
                                      $1,080,300    $  973,061   $2,230,571

   The provision for taxes on income for the years ended December 31, 1995, 1994 and 1993 differed from the amount computed by applying the statutory Federal income tax rate of 34% as follows:


                                                 1995       1994     1993
Statutory rate                                    34%        34%      34%
State and local taxes, net                         -          3%       4%
Dividend exclusion and nontaxable interest        (2%)       (6%)     (3%)
Reversal of prior year overaccrual                 -         (4%)       -
Other                                              -         (2%)       -
Provision for taxes on income                     32%        25%      35%


The tax effect of temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1995 and 1994 is as follows:


                                                       1995          1994
Assets:
  Deferred rent                                   $   84,298    $   63,651
  Unrealized loss on marketable securities               ---        58,142
  Write-down of long-term investments                 65,366       100,898
  Other                                               45,797         5,128
                                                     195,461       227,819
Liabilities:
  KeyCorp/AutoFinance common stock basis
    difference                                     4,915,064     2,401,065
  Patlex Corporation common stock basis difference   500,156           ---
  Three-Five Systems, Inc. common stock basis
    difference                                     1,533,969     3,819,383
  Unrealized gains on marketable securities           62,292           ---
                                                   7,011,481     6,220,448
Net Liability                                     $6,816,020    $5,992,629


NOTE 4 - STOCKHOLDERS' EQUITY

A.   Stock Repurchase Program

On March 23, 1995, the Board of Directors authorized management to repurchase and retire up to 250,000 shares of the Company's common stock from time to time in the open market or in negotiated transactions at prevailing market prices. The Company repurchased and retired 43,100 shares at an average price of $6.68 per share during 1995. On December 7, 1995 the Company terminated this repurchase plan.

B.   Stock Option Plans

In May 1990, shareholders approved the 1990 Stock Option and Incentive Plan ("1990 Plan") which authorizes the issuance of up to 300,000 shares of common stock. The 1990 Plan authorizes the issuance of various incentives to employees (including officers and directors who are employees), including stock options, stock appreciation rights, and restricted performance stock awards. The 1990 Plan allows for the stock option committee to determine type, shares and terms of the grants, and grants may be made at any time through March 14, 2000. At December 31, 1995, options to acquire 214,125 shares were outstanding under the Plan.

In addition to the plan outlined above, the Company has granted stock options to purchase 43,000 shares of common stock pursuant to letter agreements. Included therein are options issued to Eugene M. Lang, Chairman to purchase 5,000 shares.


The table below summarizes option activity:
                                              1995       1994       1993
Outstanding at beginning of year            261,500    213,000    216,000
Options granted                                 625     57,000     57,500
Options exercised                            (5,000)    (6,000)   (39,500)
Options canceled                                ---     (2,500)   (21,000)
Outstanding at end of year                  257,125    261,500    213,000
Exercisable at end of year                  206,406    154,425     98,100
Option price                            $2.38-$8.50  $2.38-$8.50 $2.38-$6.00


NOTE 5 - COMMITMENTS AND CONTINGENT LIABILITIES

A. Commitments

  The Company leases office space for its corporate headquarters in New York and for its Nevada office through 2004, and for its Massachusetts operations through 2001. The aggregate minimum future rental payments under the leases total $2,171,000; minimum payments required for each of the next five years are as follows: $228,000 in 1996, $242,000 in 1997, $248,000 in 1998,
  $254,000 in 1999 and $258,000 in 2000. The Company currently subleases a portion of its office space under subleases that are terminable on six months notice. The expected future rental payments under the subleases total $685,000; expected payments for each of the next five years are as follows:
  $72,000 in 1996, $77,000 in 1997, $79,000 in 1998, $80,000 in 1999 and
  $82,000 in 2000. In accordance with Statement of Financial Accounting Standards No. 13, rent expense is charged to operations at an average of the lease payments over the life of the lease. The amounts cited exclude potential escalation for maintenance and tax increases. Rent expense, net, was approximately $153,000, $128,000, and $119,000 for the years ended December 31, 1995, 1994, and 1993, respectively.


B.     Employment Agreement

  In July 1994, the term of the Company's employment agreement with its President was extended until December 31, 1998. The agreement provides for minimum annual compensation and bonus based upon the adjusted pre-tax profits of the Company. The officer has previously received options to purchase 200,000 shares of common stock under such agreement.

C.  Contingent Liabilities

  In the ordinary course of its patent licensing and enforcement activities, the Company becomes engaged in the prosecution of infringement actions against various companies. Such actions are initiated only after the Company satisfies itself that (a) the claims of the patent have substantial merit and
  (b) there are specific grounds for asserting infringement. Such litigation often induces various defenses including, among others, challenging the validity of the patents and seeking reimbursement from the Company of the legal costs of defense. Such reactions are conventional aspects of the conduct of the Company's patent licensing and enforcement activities. The Company from time to time has been the target of several such actions. At December 31, 1995 there were no pending claims against the Company.

NOTE 6 - RELATED PARTY TRANSACTIONS

During 1995, 1994, and 1993, the Company made charitable contributions of $61,689, $64,000, and $60,000, respectively, to institutions and charitable organizations with which an officer and certain directors of the Company were affiliated. The 1995 charitable contributions were in the form of Three-Five Systems, Inc. common stock. In addition, the Company made contributions in the form of Three-FIve Systems, Inc. common stock with a fair market value of $41,124 to other charitable organizations during 1995.

NOTE 7 - SEGMENTS

The Company operates principally in one industry segment which is international licensing and technology transfer.

Foreign source revenues of domestic operations amounted to:
                                             1995        1994        1993
Europe                                    $1,242,106  $1,047,968  $1,051,005
Asia                                         475,366     285,328     319,949
                                          $1,717,472  $1,333,296  $1,370,954


Revenues from entities utilizing the Company's licensed technology that comprise more than 10% of service revenues are summarized below:

Percentage of Service Revenues
                                             1995        1994        1993
Largest entity                                48%         42%         33%
Second largest entity                         14%         17%         ---


NOTE 8 - ACQUISITION

On December 29, 1995, the Company acquired a 92% interest in the common stock of Advanced Resin Technology, Inc. ("ART"), which manufacturers urethanes and polymers under the LAMBDA Patents. The Company is committed to investing up to $1,000,000 in ART and has provided for the possibility that additional funding may be required. The acquisition was accounted for as a purchase, and resulted in the recording of $147,000 of goodwill. Since the acquisition is not significant, proforma disclosures are not presented. The Company reduced its holdings by 5% as a result of a long-term manufacturing agreement covering ART's products.

Included in the accounts of ART are $164,000 of loans and capital leases payable, maturing as follows: $156,600 in 1996 and $7,400 in 1997.