Form 10-K405, Exhibit 13
period 1996-12-31
REFAC TECHNOLOGY DEVELOPMENT CORP
filed 1997-04-14
CIK 82788

FINANCIAL HIGHLIGHTS
Year ended December 31,    1996        1995       1994       1993       1992
Total revenues         $9,199,033  $4,528,042 $7,031,057 $8,059,746 $5,884,137
Operating income        5,396,627   2,105,348  4,446,254  4,899,184  1,980,627
Net income              4,699,564   2,344,460  3,161,350  4,066,919  2,068,529
Net income per common
 share                       0.89        0.44       0.59       0.76       0.40
Total assets           43,663,578  37,352,431 35,509,466 19,305,797 17,285,054
Stockholders' equity   32,419,299  29,084,581 28,234,621 16,292,372 14,766,591
Cash dividend per
 common share          $      .50  $      .50 $      .50 $      .50 $      .50


Selected quarterly Financial Data (Unaudited)
                                               1996
                    First Quarter  Second Quarter  Third Quarter Fourth Quarter
Total revenues      $2,629,918      $2,224,763     $1,560,623     $2,783,729
Operating income    $1,951,102      $1,407,535     $  980,350     $1,057,640
Net income          $1,423,238      $1,138,432     $  890,350     $1,247,544
Net income per
 common share       $      .27      $      .21     $      .17     $      .23

                                               1995
                    First Quarter  Second Quarter  Third Quarter Fourth Quarter
Total revenues      $1,133,677      $  997,728     $1,119,101     $1,127,036
Operating income    $  490,759      $  428,502     $  598,803     $  587,284
Net income          $  513,234      $  587,495     $  487,109     $  756,622
Net income per
 common share       $      .10      $      .11     $      .09     $      .14



Market Price of Common Stock
                                               1996              1995
                                            High-Low          High-Low
First Quarter                              6 1/2-5 5/8       7 1/4-5 5/8
Second Quarter                             8 3/4-5 1/2           7-6 1/16
Third Quarter                              7 5/8-6 5/8       7 1/4-6
Fourth Quarter                             7 1/8-5 3/4       7 3/8-6


     The Company's common stock is listed on the American Stock Exchange under the symbol REF.
There were 855 stockholders of record as of March 14, 1997.

               CONTENTS

1  Letter to Stockholders from the Chairman
2  Letter to Stockholders from President and CEO
4  Focusing on Growth
10 Management's Discussion and Analysis of Financial Conditions and Results of
   Operations
12 Consolidated Balance Sheets
13 Consolidated Statements of Operations
14 Consolidated Statements of Changes in Stockholders' Equity
15 Consolidated Statements of Cash Flows
16 Notes to Consolidated Financial Statements




























Dear Stockholder:

	In October 1952   with my $8,000 bank deposit as its capital, a furnished one room sublet on 42nd Street, a new secretary plus exclusive overseas licensing
rights to the "Heli-Coil" fastening and Sperry ultrasonic technologies   REFAC
was born.  Then, with a PanAm ticket and a suitcase stuffed with catalogs and technical data, I set off on a round-the-world licensing expedition.  Returning
to New York three months later   with licenses negotiated in Japan, Germany,
France and England   REFAC was in business.

Thus, in a turbulent world economy rising from the wreckage of World War II, REFAC pioneered the use of licensing and technology transfer as a tool for small U.S. manufacturers to penetrate overseas markets effectively and profitably. Bellofram, Parco, Amweld, Franklin, NTN, Pyrotector and Endurion identify some of the many proprietary technologies that joined Heli-Coil and Sperry as subjects of REFAC licenses in more than 45 countries on 5 continents. President Kennedy recognized REFAC's pioneering initiative in 1963 with the "E" Award-the first professional service company to be so honored.

	In 1968, REFAC went public and, in 1994, acquired its AMEX listing.  Meanwhile,
REFAC's activities became increasingly focused on patents of individual
inventors   such as lasers of Gordon Gould, printed circuits of Albert Franklin, materials handling of John Leach, metallurgical processes of Jean Caubet, manostats of John Taplin.  Some licensing initiatives were structured as entrepreneurial ventures that eventually spawned sizeable spin-off gains
Scriptomatic business equipment, Optel  LCDs, Pinlite  incandescent displays,
Gough conveyors.

	From the beginning, REFAC's business was governed by an entrepreneurial philosophy. Its distinctive policies have fostered a 45-year record of continuous profit and the creation of ventures that have generated substantial equity values. In fact, REFAC's 1953 licenses still produce royalties.

	After a long search, REFAC in 1991 engaged Robert L. Tuchman to be my prospective successor as CEO of REFAC. Since then, Bob has become familiar with all aspects of REFAC's business and special relationships. He has demonstrated the professional, technical and commercial abilities needed for REFAC's future leadership. Accordingly, I was happy on January 6, 1997 to turn my CEO responsibility over to him and, as of this June 30, the office of Chairman.
I will retain my office at REFAC and serve as a consultant, Director and substantial stockholder.

Picture of Eugene M. Lang, REFAC Chairman, receives the Presidential Medal of Freedom, this country's highest civilian award, from President Bill Clinton in a White House ceremony. As Founder of the nationwide "I Have a Dream" Program, Mr. Lang was cited for providing educational opportunity to many thousands of disadvantaged children.

	Founding and leading REFAC for 45 years has been a great experience. Many successful enterprises have resulted from our initiatives. I am grateful for the many fine relationships with a worldwide circle of clients, friends and
business associates   for a dedicated staff, an outstanding Board of Directors
and supportive stockholders.

 I leave REFAC in excellent condition, operationally and financially, with
excellent prospects for growth   and confident that Bob Tuchman will lead REFAC
into the 21st Century with ever higher levels of profitable accomplishment.

Sincerely yours,


Eugene M. Lang
Chairman




Dear Stockholder:

We are celebrating our 45th anniversary in 1997, a transition year that marks the formal retirement of Gene Lang, our Chairman and founder, who has guided REFAC to a position of global leadership in the fields of technology transfer and patent development. In my five years as REFAC's Chief Operating Officer, I have learned a great deal from Gene and I am delighted that I can continue to draw on his unique expertise in his ongoing role as an advisor and member of the Board.

As I assume my new responsibilities as Chief Executive Officer, I am pleased to report that 1996 was a very good year for our company. In fact, it was the most profitable year in our history, and a year in which we made significant strides in finding new opportunities and bringing others closer to fruition. The coming year promises to be exciting and challenging as we commit ourselves to a program of aggressive, long-term expansion and growth.

Financial Results

Consolidated net income for the year ended December 31, 1996 was $4,700,000, or $0.89 per share, compared with $2,344,000 or $0.44 per share in 1995. Consolidated gross revenues in 1996 were $9,199,000 versus $4,528,000 in 1995. Royalties and service income from licensing relationships, mostly of a recurring nature, contributed $3,528,000, or 38% of REFAC's gross revenues in 1996, compared with $3,978,000 or 88% in 1995. While we were disappointed with the $450,000 decline in service revenues, we hope to reverse this trend in 1997. Gains on licensing related securities increased by $4,550,000 which more than offset the decrease in service revenues. Stockholders' equity increased from $29,085,000 at the end of 1995 to $32,419,000 at the end of 1996.

In January 1997, we purchased 1,775,000 shares from Gene and the Eugene M. Lang Foundation, reducing our net worth by $14,867,000 and our outstanding shares by
approximately 33%.   Even after the reduction in net worth, we remain
financially strong with recurring operational revenues and licensing related equity positions that give us the resources to invest in new growth opportunities.

Future Direction and Priorities

My primary objective in the years ahead is to foster significant growth for REFAC while remaining profitable and enhancing the value of your shares in the Company. As we pursue our ambitious agenda, REFAC will actively seek to expand its core business capabilities through acquisitions, strategic alliances and additional professional staff.

Royalty Verification Services

Discussions initiated in 1996 led to our first expansion of professional services. The strategic alliance we formed with Royalty Control Group in January augments our service capabilities to include royalty examinations, royalty administration services, pre-licensing accounting system reviews, contract administration and litigation support for patent licensors. Royalty Control Group is a well-established, independent firm specializing in royalty control services for brand and juvenile licensing clients.

Significant Accomplishments

We made considerable progress during 1996 in capitalizing on a number of our ventures:

		We committed more than $1 million to building the corporate enterprise value of Advanced Resin Technology which we acquired in December, 1995 to commercialize our patented thermoplastic polyurethane technologies.  We established a headquarters in Lawrence, Massachusetts, entered into a long-term manufacturing agreement and commenced production, added technical and marketing capabilities, made our first product sales, developed the industry's first hot melt contact adhesive and received two new U.S. patents.

		REFAC successfully negotiated non-exclusive licensing agreements with Novell,
  Inc. and  General Magic, Inc. granting them rights to Dr. W. Curtiss Priest's patented system for the management of e-mail communications.

		We initiated infringement actions against two major modem manufacturers under the data compression patent of Dr. James A. Storer.

		REFAC acquired the exclusive licensing rights to a method and pharmaceutical composition for the inhibition of H. pylori, a bacteria  which is now recognized to be the leading cause of gastrointestinal ulcers.

These ventures represent different types of opportunities for REFAC, which demonstrates both the breadth and depth of our core business. On the pages that follow, we explain each of them in more detail to give you a better understanding of their considerable potential and of the REFAC process for converting pure potential into cash flow and shareholder value.

The importance of intellectual property rights as a business asset is growing every year, and the pace of innovation around the world continues to accelerate. We are uniquely positioned to continue our leading role in helping individuals, corporations and other organizations maximize the value of their technologies.
I am confident that our growth strategies will lead to further success in 1997 and in the years ahead.

Sincerely Yours,


Robert L. Tuchman
President and CEO


Picture of Robert L. Tuchman



	FOCUSING ON GROWTH

TRANSFORMING POTENTIAL INTO VALUE

REFAC's principal business is broadly described as international licensing and technology transfer -- the negotiation and administration of manufacturing licenses and joint ventures involving patents, know-how and trademarks. We transform the potential value of partially developed or unutilized technologies and intellectual properties into revenue-bearing licensing agreements and enterprises. Our business process is one of discovering, assessing, nurturing, protecting, licensing, managing and commercializing significant technologies throughout the world.

Since 1952, REFAC has successfully arranged hundreds of manufacturing licenses and joint ventures in 45 countries covering a broad range of industrial technologies. Historically, most of REFAC's clients have been individual inventors and small companies. The Company has operated as a principal without risk or expense to its clients, sharing equally in the benefits of royalties, equity and dividends from licensing and joint venture projects as well as royalty recoveries from successful enforcement actions.

Growth Strategies

Building on our established strengths, REFAC will aggressively expand the scope of services it offers as well as the volume and type of ventures undertaken. Toward that end, REFAC is actively seeking acquisitions or strategic alliances that will deepen and broaden our core capabilities. REFAC's new alliance with Royalty Control Group was the first step toward our goal of becoming a full-service company for all facets of the international technology licensing and transfer business.

Global Leadership

With a worldwide circle of business and professional relationships, REFAC is already recognized as a leader in the field of licensing and technology transfer. As we build upon our past successes and expand the breadth and depth of our core business, we will continue to position REFAC as the partner of choice for inventors and companies that want to:

		 Assess the value of technologies for commercial potential.

		 Devise imaginative, revenue-bearing licensing strategies.

		 Foster the process of commercialization and bring technologies to market.

		 Negotiate mutually beneficial technology licensing agreements.

		 Protect and enforce intellectual property rights.

 	 Build enterprise value and licensing potential for promising new technologies.

 	 Capture the full value of licensing agreements.




PROTECTING PATENT RIGHTS ... TAKING ON AN INDUSTRY

More than 130 companies manufacture electronic data modems for use in computers and other devices in a rapidly growing industry. The vast majority of these manufacturers build their modems to conform with the basic data compression procedures recommended by the International Telecommunications Union (ITU) Telecommunications Standards Section (V.42 bis), adopted in 1990. We believe that every modem employing V.42 bis infringes U.S. Patent No. 4,876,541 granted to Dr. James A. Storer, Chairman of the Brandeis University Computer Science Department and a recognized expert in electronic data compression.

Appreciating that companies are normally very resistant to pay royalties for something they are already using, Dr. Storer sought out the assistance of REFAC to license his patent. In 1995, after reviewing the merits of the patent, REFAC signed an agreement with Dr. Storer granting us exclusive rights to license his data compression technology. Robins, Kaplan, Miller & Ciresi, a distinguished Minneapolis based national law firm noted for its patent litigation expertise, was retained and infringement actions were initialed in March 1996 against two leading modem manufacturers.

Chart of U.S. Modem Sales ($ in millions) from 1994-1996 actual, 1997 projected 1994-$2,120; 1995-$2,968; 1996-$3,302; 1997-$3,684. The source is DATA COM
Market Forecast.

Picture of Dr. James A. Storer, Ph. D Chairman of the Computer Science Department, Brandeis University

REFAC always prefers to negotiate a reasonable licensing agreement that satisfies all parties. When this is not possible, patent infringement litigation becomes necessary. This is usually a complex, costly and lengthy process with substantial economic interests involved. The higher the stakes the more vigorous the opposition. REFAC has demonstrated over the years that it will stay the course against corporations and, in some cases, entire industries. Just as REFAC helped Gordon Gould recover fair value for his laser patents during the 1980s, we plan to make sure that Dr. James A. Storer receives just compensation for his innovative genius.





BUILDING ENTERPRISE VALUE FOR A GLOBAL MARKET

Sometimes an extraordinary technology is close to commercialization, but needs further development before commercial products or licensing agreements are viable. In 1989, management at Genesco, Inc., elected to discontinue development of its patented Lambda thermoplastic polyurethanes and engaged REFAC to license the technology. In 1993, after assessing the market potential and technical merits, REFAC purchased the Lambda patents and trademark, as well as all related product and process know-how.

Picture of several Advanced Resin Technology employees in front of the equipment used to make the product.

The Lambda patents provide an extraordinary base of technology for the development of industrial hot melt adhesives. Adhesives are used to bond materials in dozens of industries, including textiles, furniture, automotive, marine and household appliances. The economic, performance and environmental advantages of Lambda-based adhesives make them a truly competitive material in this multi-billion dollar global market.

Our strategy is to build corporate enterprise value by developing the technology base into proven commercial products, which will increase the viability and attractiveness of licensing opportunities.

Toward that end, in December, 1995, we acquired control of Advanced Resin Technology, Inc. which had been operating as our nonexclusive licensee under the Lambda patents. During 1996, we made great progress toward creating a commercially viable company. Several grades of our solvent free Bondstar hot melt adhesives are now commercially available and our SnapTak product, the industry's first hot melt contact adhesive, was developed - - - with initial production completed in late March.

Environmental and health concerns are steadily mandating that industry move away from the use of solvents. This trend is creating market opportunities for Advanced Resin's line of thermoplastic polyurethane hot melt adhesives, which do not contain volatile or toxic materials, are applied without solvents or other harmful agents and are fully recyclable. For example, in January 1997, the Federal Occupational Safety and Health Administration issued final regulations that severely restrict the use of methylene chloride-an essential but toxic component of most solvent based contact adhesives. In anticipation, we developed our SnapTak contact adhesives as a replacement for adhesives using methylene chloride.

Picture of SnapTak product. It is the industry's first hot melt contact adhesive.

With a solid core of technical and marketing professionals on board, a headquarters established in Lawrence, Massachusetts, a long-term manufacturing agreement with Key Polymer Corporation, and commercial products ready for the market, Advanced Resin has made great strides toward our goal of creating a self- sufficient, commercially viable corporate entity. Two additional Lambda patents were issued in 1996, indicating our continued progress in developing the technology. Another sign of success is the interest in licensing possibilities shown by two global adhesives companies.

It may be another two or three years before the Lambda technology starts generating profits for Advanced Resin and REFAC, but we are confident that this outstanding base of technology will create significant sources of revenue -- both through manufacturing and licensing -- for many years to come.





NEGOTIATED LICENSE AGREEMENTS

The vast majority of REFAC's service revenues are derived from negotiated licensing agreements. Litigation is avoided whenever possible. REFAC's licensing program covering the patent of Dr. W. Curtiss Priest provides a glimpse of how the process works.

Consultant to the White House and Congress and former head of an information technology program at MIT, Dr. Priest is currently Director of the Center for Information, Technology & Society, and Dean of Computer and Information Science for ZEUS On-Line University. One of the world's leading experts in computer science, Dr. Priest was awarded a patent in 1992 covering "A Method for Coordinating Information Storage and Retrieval" (U.S. Patent No. 5,167,011), directed in part to the management of electronic mail communications.

Unable to market his own software program and unable to solicit industry interest in his patent, Dr. Priest and his business partner, Bill Morris, sought assistance from REFAC. In March, 1993, REFAC acquired the exclusive right to license the technology described in the Priest patent. As leading e-mail systems began incorporating the technology, REFAC devised a strategy of contacting leading manufacturers of different types of systems. These negotiations often take several years to resolve, but after the first two or three licensing agreements are signed many more typically follow.

Picture of Dr. W. Curtiss Priest, Director of the Center for Information, Technology & Society and Dean of Computer and Information Science for ZEUS On-Line University.

In April, 1996, the world's leading provider of networking software, Novell, Inc., signed a non-exclusive licensing agreement after a careful study of the Priest patent in relation to the rules-based message management capability in its GroupWise e-mail, scheduling and task management software. In October, General Magic, Inc., signed a similar agreement following study of the patent in relation to its Magic Cap software. In February 1997, we added Qualcomm, Inc., which markets Eudora Pro, a leading Internet e-mail software program, to our list of licensees. Currently, we are in serious discussion with several other leading manufacturers.

As the volume of electronic communications over local area networks and Internet platforms continues to grow at a remarkable pace, REFAC is actively pursuing additional licensing agreements for the Priest patent.






FINDING A HOME FOR NEW TECHNOLOGY

	Industry resists promising new technologies for a variety of reasons. Significant developmental costs are often the roadblock, and sometimes new technology can threaten established sources of revenue by making current products and technologies obsolete.


	Both of these reasons may help to explain industry's resistance to a patent co-issued to Robert B. Polak, a chemical engineer named in several other patents related to the health care field, and Dr. Attallah Kappas, a leading authority in metabolic and genetic disorders.  U.S. Patent No. 5,409,903 and its corresponding foreign applications contain claims that cover both the general method for eliminating the H. pylori bacteria and the specific compounds that have been experimentally used.

	It has been nearly ten years since research confirmed that most ulcers are not caused by acid or stress, but rather by the presence of H. pylori.  However, only one procedure for eliminating H. pylori from the human body has been approved by the Food and Drug Administration (FDA), a complicated, lengthy therapy that involves ingestion of two different antibiotics and a bismuth salt.
Meanwhile, the global pharmaceutical industry generates more than $8 billion a year selling drugs that treat the symptoms of, but do not cure, ulcers.  In fact, the durgs known as "Histamine-2 (H2) receptor antagonists" used to treat peptic ulcer disease are the most lucrative group of drugs ever sold.


Picture of pills - the global pharmaceutical industry generates more than $8 billion a year selling drugs that treat the symptoms of, but do not cure, ulcers.

	In vitro laboratory experiments performed on behalf of URECAP Partners, L.P., the assignee of the Polak-Kappas patent, indicate that the procedure and the compound covered in the patent comprise a relatively simple, inexpensive and potentially effective means of eliminating H. pylori without the use of antibiotics and without side-effects.

	REFAC acquired the exclusive rights to license the Polak-Kappas patent in July,
1996.  The next step toward commercialization is to determine whether animal and clinical data support the in vitro test results.  Our strategy is simple--
find a partner to help finance either partial-clinical trials that confirm the efficacy of the compound in humans, or a partner willing to go directly to clinical trials.  Our target is a single pharmaceutical corporation willing to share the risk for gaining a significant competitive advantage and a potentially lucrative source of revenue.

	If clinical trials validate the methods and compositions claimed in the Polak-
Kappas patent, this technology will become a significant contributor to REFAC's income for many years to come.






	MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

	Total operating revenues were $9,199,000 in 1996 as compared to $4,528,000 in
1995 and $7,031,000 in 1994.  The increase is due, predominantly, to the sale of licensing related securities. Service revenues accounted for 38%, 88% and 60% of operating revenues in 1996, 1995 and 1994, respectively.  Income (realized gains on sales and dividend income) from securities acquired in association with licensing activities accounted for 59%, 9% and 39% of operating revenues in
1996, 1995 and 1994, respectively.  The Company intends from time to time to sell some of such securities.  See Note 1B to the Consolidated Financial
Statements for additional details concerning such securities.

	Service revenues consist of recurring royalty payments and income from non-
recurring non-exclusive licenses (which are one-time payments) lasting the life of the underlying patent.  Service revenues decreased by $450,000 or 11% in
1996, and by $217,000 or 5% in 1995, as compared to each of the previous years.
The revenues from non-recurring agreements vary from period to period depending upon the nature of the licensing programs pursued for various technologies in a particular year and the timing of successful completion of licensing agreements.
During 1996, 1995 and 1994, non-recurring licensing revenues amounted to
$310,000, $593,000 and $998,000, respectively.  The Company anticipates that non- recurring revenues will continue to be a material component of service revenues in the future.  Recurring revenues from established relationships have remained relatively stable for each of the past three years.  The Company expects a slight decline in royalties from these established relationships in
1997, which it anticipates will be offset in whole or in part by new royalty bearing agreements.


  	Service expenses consist principally of amounts paid to licensors at contractually stipulated percentages of the Company's specific patent and product revenues. Other costs included in service expenses relate to the investigation, marketing, administration, enforcement, maintenance and prosecution of patent and license rights which are generally borne by the Company or shared with clients in an agreed-upon manner. Service expenses for 1996 represented 26% of service revenues, compared with 21% and 26% in 1995 and 1994, respectively. The increase in this ratio in 1996 is attributable to an increase in legal and patent costs related to licensing programs.

  	Selling, general and administrative expenses increased in 1996 by $1,186,000 or 80% and $64,000 or 4% in 1995 as compared to each of the previous years.
The 1996 increase included $353,000 attributable to the acquisition of a controlling interest in Advanced Resin Technology, Inc., $445,000 for deferred compensation and benefits payable to Eugene M. Lang, who retired as Chief
Executive Officer in January of 1997, and an increase in charitable contributions of $375,000.  The charge for deferred compensation and benefits payable as well as the increase in charitable contributions are considered non recurring.  The increase in 1995 as compared to 1994, was attributable to an increase in salaries, and depreciation expense partially offset by a decrease in professional fees.


Other Income and Expenses

	In 1996, the Company had net losses on its marketable securities of $13,000 consisting of realized gains of $13,000 and unrealized losses of $26,000 as compared to net gains on marketable securities of $244,000 in 1995, and net losses of $1,711,000 in 1994.  The loss in 1994 was principally attributable to the adverse impact that rising interest rates had on the value of the Company's investment in preferred stocks.

	The dividend and interest income produced by the Company's marketable securities has decreased in 1996 by $1,000 and by $102,000 in 1995. The decrease in 1995 was attributable to the Company shifting its investments from preferred stocks to lower yielding U.S. Treasury Notes and Bills.

	The Company's income tax provision of $1,800,000 in 1996 reflected an effective tax rate of 28%, compared with rates of 32% and 25% in the two previous years.
The effective tax rate of 28% is lower than the Federal statutory income tax rate of 34% principally as a result of benefits derived by statutory dividend received and interest income exclusions from taxable income.  The Company's 1997 tax rate should approximate the 34% statutory rate.

	The Company's income from technology transfer operations has not in the past been materially affected by inflation.  Likewise, while currency fluctuations can influence service revenues, the diversity of foreign income sources tends to offset individual changes in currency valuations.

Liquidity and Capital Resources

	Cash, cash equivalents, and marketable securities increased $4,522,000 from
$13,182,000 at December 31, 1995, to $17,704,000 at December 31, 1996.  On
January 6, 1997 the Company completed the purchase of 1,775,000 shares of common stock from Eugene M. Lang, its Chairman and former Chief Executive
Officer, and the Eugene M. Lang Foundation at $8.25 per share or an aggregate of
$14,643,750, and paid a $.50 per share dividend to shareholders of record as of
December 23, 1996.  These two transactions reduced the cash and cash equivalents and marketable securities to $859,000 (see Note 4C to the accompanying consolidated financial statements for the proforma balance sheet after these payments).

	In each of January 1997 (declared in December 1996), December 1995 and December
1994, the Company paid a cash dividend of approximately $2,700,000, or $0.50 per share.

	Effective January 1, 1994, the Company adopted the provision of Statement of
Financial Accounting Standards No. 115 that required all securities to be recorded at market value.  The unrealized loss from current marketable securities is included in the current year's Statement of Operations.  The unrealized gain from the securities acquired in association with licensing activities is included as a separate component of Stockholders' Equity on the
Consolidated Balance Sheet, net of deferred taxes.  See Note 1B to the
Consolidated Financial Statements for additional details.

	Other than the commitment under the headquarters premises lease (see Note 5 to the accompanying Consolidated Financial Statements), and Mr. Lang's agreement
(which has been provided for), the Company has no significant commitments.  The
Company believes its liquidity position is more than adequate to meet all current and projected financial needs.

Impact of New Accounting Standards

	Statement of Financial Accounting Standard No. 123 ("SFAS") "Accounting for
Stock Based Compensation", issued in 1995, introduces a method of accounting for employee stock-based compensation plans based upon the fair value of the awards on the date they are granted.  Under the fair value based method, public companies estimate the fair value of stock options using a pricing model, such as the Black-Scholes model, which requires inputs such as the expected volatility of the stock price and an estimate of the dividend yield over the option's expected life.  The SFAS, however, does not require the use of this method to measure related compensation.  Entities that continue to measure expense related to stock option plans under the existing method Accounting
Principles Board ("APB") No. 25 are required to disclose pro forma net income and earnings per share, as if the fair value method had been used.  Certain additional disclosures are also required.  The Company continues to record employees' stock-based compensation based upon APBNo. 25, but disclosed the pro forma net income, earnings per share and other information as of the effective date of SFAS No. 123 for the year ended December 31, 1996.





CONSOLIDATED BALANCE SHEETS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
DECEMBER 31,
                                                   1996            1995
ASSETS
Current Assets:
  Cash and cash equivalents (Note 1E)          $15,412,077    $   893,744
  Marketable securities (Note 1B)                2,298,298      5,276,302
  Investments being held to maturity (Note 1B)       -          5,245,365
  Accounts receivable                              863,360      1,290,704
  Prepaid expenses                                  70,369         14,272
  Total current assets                          18,644,104     12,720,387
  Property and equipment, net                      159,403        151,165
  Securities acquired in association with
   licensing activites (Note 1B)                22,891,653     21,551,772
  Investments being held to maturity (Note 1B)       -          1,766,993
  Other assets (Note 2)                          1,974,418      1,162,114
                                               $43,669,578    $37,352,431

Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable and loans payable           $   125,578    $   232,924
  Accrued expenses                                 435,959        397,907
  Amounts payable under service agreements         268,235        356,110
  Dividends payable                              2,700,943          -
  Income taxes payable                             131,988        464,889
    Total current payable                        3,662,703      1,451,830

  Deferred income taxes (Notes 1B, 1C and 3)     7,125,217      6,816,020
  Other liabilities-deferred compensation          445,058          -

  Commitments and Contingencies (Note 5)
  Minority interest (Note 8)                        17,301          -
  Stockholders' Equity (Note 4)
    6% noncumulative preferred stock, $100 par
     value; redeemable at $105; authorized-5,000
     shares; none issued
    Serial preferred stock, $5 par value;
     authorized-100,000 shares, none issued
    Common stock, $.10 par value; authorized-
     20,000,000 shares; issued and outstanding
     5,401,887 in 1996 and 5,299,887 in 1995       540,189        529,989
    Additional paid-in-capital                   9,251,182      8,870,724
    Retained earnings                            8,699,265      6,700,644
    Unrealized gain on securities acquired in
     association with licensing activities,
     net of taxes (Note 1B)                     13,735,650     12,713,389
    Cumulative translation adjustment              193,013        269,835
  Total stockholders' equity                    32,419,299     29,084,581
                                               $43,669,578    $37,352,431

The accompanying notes are an integral part of the consolidated financial statements.
Page 12


CONSOLIDATED STATEMENTS OF OPERATIONS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARES
YEAR ENDED DECEMBER 31,
                                              1996         1995         1994
REVENUES
  Service revenues (Notes 1F and 7)       $3,527,540   $3,978,121   $4,194,975
  Realized gains on securities acquired
   in association with licensing
   activities (Note 1B)                    4,805,485      255,781    2,747,324
  Dividend income from securities in
   association with licensing activities     596,980      143,640        -
  Sales                                      269,028      150,500       88,758
    Total revenues                         9,199,033    4,528,042    7,031,057

COST AND EXPENSES
  Service expenses                           922,219      825,591    1,085,827
  Selling, general and administrative
   expenses (Notes 5A, 5D and 6)           2,671,232    1,484,950    1,421,301
  Cost of goods sold                         208,955      112,153       77,675
    Total operating expenses               3,802,406    2,422,694    2,584,803
  Operating income                         5,396,627    2,105,348    4,446,254

OTHER INCOME AND EXPENSES
  Realized gains (losses) on marketable
   securities transactions (Note 1B)          13,056       86,493   (1,540,087)
  Net change in unrealized (losses) gains
   on marketable securities                  (26,379)     157,525     (171,007)
  Dividend and interest income             1,074,752    1,075,961    1,178,250
  Gains (losses) from foreign currency
   transactions                               14,402         (567)     (24,499)
    Income before provision for taxes on
     income, cumulative effect of accounting
     change and minority interest          6,472,458    3,424,760    3,888,911
  Provision for taxes on income (Note 3)   1,800,441    1,080,300      973,081
  Income before cumulative effect of
   accounting change and minority interest 4,672,017    2,344,460    2,915,830
  Cumulative effect of accounting change
   for securities (Note 1B)                    -            -          245,520
    Income before minority interest        4,672,017    2,344,460    3,161,350
  Minority interest                           27,547        -            -
NET INCOME                                $4,699,564   $2,344,460   $3,161,350
   Weighted average number of shares
    outstanding                            5,305,997    5,310,975    5,335,580
EARNINGS PER COMMON SHARE
   Income before cumulative effect of
    accounting change                     $     0.89   $     0.44   $     0.55
   Cumulative effect of accounting change         -            -          0.04
   Net income                             $     0.89   $     0.44   $     0.59
Dividends per common share                $     0.50   $     0.50   $     0.50

The accompanying notes are an integral part of the consolidated financial statements.
Page 13

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                         Unrealized
                                                                           Gains on
                                                                         Securities
                                                                         Acquired in
                                                                         Association

                                               Additional               with Licensing    Cumulative
                               Common Stock      Paid-in     Retained     Activities      Translation
                             Shares   Amount     Capital     Earnings    Net of Taxes     Adjustment
Balance, January 1, 1994   5,331,987 533,199   9,103,756    6,513,771                       141,647
  Net income                                                3,161,350
  Dividend-$.50 per share                                  (2,668,994)
  Shares issued on exercise
   of stock options            6,000     600      17,275
  Issuance of compensatory
   stock options                                  10,908
  Unrealized gains on securities
   acquired in association with
   licensing activities at date
   of adoption of accounting
   standard (Note 1B)                                                      10,341,694
  Changes in unrealized gains
   on securities acquired in
   association with licensing
   activities                                                                 959,189
  Translation adjustments                                                                   120,226
Balance, December 31, 1994 5,337,987 533,799   9,131,939    7,006,127      11,300,883       261,873
  Net income                                                2,344,460
  Dividend-$.50 per share                                  (2,649,943)
  Shares issued on exercise
   of stock options            5,000     500      11,375
  Issuance of compensatory
   stock options                                  10,908
  Acquisition and retirement
   of common stock           (43,100) (4,310)   (283,498)
  Change in unrealized gains
   on securities acquired in
   association with licensing
   activities                                                               1,412,506
  Translation adjustments                                                                     7,962
Balance, December 31, 1995 5,299,887 529,989   8,870,724    6,700,644      12,713,389       269,835
  Net income                                                4,699,564
  Dividend-$.50 per share                                  (2,700,943)
  Shares issued on exercise
   of stock options          102,000  10,200     369,550
  Issuance of compensatory
   stock options                                  10,908
  Change in unrealized gains
   on securities acquired in
   association with licensing
   activities                                                               1,022,261
  Translation adjustments                                                                   (76,822)
Balance, December 31, 1996 5,401,887 540,189   9,251,182     8,699,265     13,735,650       193,013

The accompanying notes are an integral part of the consolidated financial statements.
Page 14


CONSOLIDATED STATEMENTS OF CASH FLOWS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEAR ENDED DECEMBER 31,
                                               1996         1995        1994
Cash Flows from Operating Activities
  Net income                                $4,699,564  $2,344,460  $3,161,350
  Adjustments to reconcile net income to
   net cash provided by (used in) operating
   activities
    Cumulative effect of accounting change       -           -        (245,520)
    Depreciation and amortization              114,414      87,540      71,782
    Accretion of discount on U.S. Treasury
     Bills                                     (59,329)   (249,335)      -
    Net gain on sale of securities          (4,818,541)   (342,274) (1,207,237)
    Net change in unrealized loss (gain) on
     marketable securities                      26.379    (157,525)    171,007
    Compensatory stock options                  10,908      10,908      10,908
    Deferred compensation                      445,058         -           -
    Deferred income taxes                      (51,821)    124,791    (292,828)
    (Increase) decrease in assets:
      Accounts receivable and prepaid expenses 371,247    (377,000)    231,231
      Proceeds from sale of marketable
       securities                            8,554,284   1,109,048  20,077,683
      Purchase of marketable securities     (5,654,888) (3,553,820)(15,645,114)
      Other assets                            (543,918)    187,022      74,325
    Increase (decrease) in liabilities:
      Accounts payable, loan payable and
       accrued expenses                        (69,294)   (274,538)    (96,263)
      Amounts payable under service agreements (87,875)   (255,646)   (810,779)
      Income taxes payable                    (332,901)    693,506    (987,774)
Net cash provided by (used in) operating
 activities                                  2,603,287    (652,863)  4,512,771
Cash Flows from Investing Activities
  Proceeds from sales of securities acquired
   in association with licensing activities  5,014,528     173,386   2,825,752
  Proceeds from maturity of investments being
   held to maturity                          8,298,616  17,811,403       -
  Purchase of investments being held to
   maturity                                 (1,220,381)(18,934,648)      -
  Acquisition of Advanced Resin
   Technology, Inc.                              -        (147,131)      -
  Additions to patents and trademarks          (44,898)    (43,898)    (75,439)
  Additions to property and equipment          (60,747)    (20,552)    (30,124)
Net cash provided by (used in) investing
 activities                                 11,987,118  (1,161,440)  2,720,189
Cash Flows from Financing Activities
  Dividends paid                                 -      (2,649,943) (2,668,994)
  Proceeds from exercise of stock options        4,750      11,875      17,875
  Acquisition and retirement of common stock     -        (287,808)      -
Net cash provided by (used in) financing
 activities                                      4,750  (2,925,876) (2,651,119)
  Effect of exchange rate changes in cash      (76,822)     (7,962)    120,226
Net increase (decrease) in cash and cash
 equivalents                                 14,518,333 (4,748,141)  4,702,067
Cash and cash equivalents at beginning of
 period                                         893,744  5,641,885     939,818
Cash and cash equivalents at end of period  $15,412,077 $  893,744  $5,641,885
Income taxes paid                           $ 2,189,000 $1,030,000  $1,703,000

For supplemental disclosure of non-cash investing and financing activities, see Notes 1B, 1E, 5B, 6 and 8 to the consolidated financial statements.
For supplemental disclosure of acquisition, see Note 8 to the consolidated financial statements.
The accompanying notes are an integral part of the consolidated financial statements.
Page 15

REFAC Technology Development Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1996 and 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REFAC Technology Development Corporation (the "Company"), a Delaware corporation organized in 1952, is engaged directly and through certain of its subsidiaries in the business of establishing, acquiring and administering international manufacturing licenses and joint ventures. These licenses involve the products and related technologies, often patented or trademarked, of manufacturers, laboratories and individuals ("Clients") from whom the Company acquires the exclusive rights to license others.

A.	 Principles of Consolidation

The accompanying consolidated financial statements include the accounts of REFAC Technology Development Corporation (the "Company") and all of its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated.

B.	Marketable Securities, Securities Acquired in Association with Licensing
Activities and Investments Held to Maturity

During 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 115 "Accounting for Investments in Debt and Equity Securities" ("SFAS 115") which was adopted by the Company on January 1, 1994. Accordingly, effective January 1, 1994, marketable securities and securities acquired in association with licensing activities are recorded at market value. Prior to January 1, 1994, marketable securities and securities acquired in association with licensing activities were reported at the lower of cost or market value on a first-in first-out basis. Further, as a result of this new standard, the Company categorizes its investment holdings among three groups based upon the Company's intent:



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

The effect of adopting SFAS No. 115 for the securities acquired in association with licensing activities was an increase in the investment of approximately $15,670,000 (representing the unrealized gain on such investments at January 1, 1994), the recording of an unrealized gain on securities acquired in association with licensing activities as a component of stockholders equity of $10,340,000 and the recording of deferred income taxes of $5,330,000. The effect of adopting SFAS No. 115 on the marketable securities portfolio was a cumulative effect of an accounting change of approximately $246,000, net of related income taxes of $126,000.

	The Company's trading marketable securities at December 31, 1996 and 1995 are summarized as follows:


Marketable Securities              Market                        Carrying
December 31, 1996                  Value         Cost             Value
Preferred stocks                 $588,256     $581,440           $588,256
Corporate bonds                   171,170      168,612            171,170
U.S. Treasury Bills and Notes   1,538,872    1,538,872          1,538,872
                               $2,298,298   $2,288,924         $2,298,298

December 31, 1995
Preferred stocks               $4,077,683   $4,117,018         $4,077,683
Governmental agency bonds       1,013,535    1,009,021          1,013,535
Corporate bonds                   166,584      168,612            166,584
Common stocks                      18,500       19,563             18,500
                               $5,276,302   $5,314,214         $5,276,302


  There were no securities categorized as held to maturity at December 31, 1996. Securities held to maturity at December 31, 1995 consisted of U.S. Treasury Bills and U.S. Treasury Notes. The amortized cost of such securities approximates market value, and were scheduled to mature as follows:


Year of maturity                                           1995
1996                                                   $5,245,365
1997                                                    1,309,704
1998                                                      457,289
                                                       $7,012,358

Securities acquired in association with licensing activities are as follows:

                               Market               Carrying       Unrealized
                               Value       Cost        Value            Gain
DBT Online, Inc.
(NASDAQ-DBTO)               $261,800      $6,790     $261,800       $255,010
KeyCorp (NYSE-KEY)        18,877,000   2,073,229   18,887,000     16,813,771
Three-Five Systems, Inc.
(NYSE-TFS)                 3,742,853         -      3,742,853      3,742,853
                         $22,891,653  $2,080,019  $22,891,653    $20,811,634

December 31, 1995
KeyCorp (NYSE-KEY)       $14,463,750  $2,211,815  $14,463,750    $12,251,935
Patlex Corporation         1,471,313      76,968    1,471,313      1,394,345
Three-Five Systems, Inc.
(NYSE-TFS)                 5,616,709         -      5,616,709      5,616,709
                         $21,551,772  $2,288,783  $21,551,772    $19,262,989


  At December 31, 1996 the Company held 8,800 shares of DBT Online, Inc., 374,000 shares of KeyCorp and 290,707 shares of Three-Five Systems, Inc. At December 31, 1995 the Company held 399,000 shares of KeyCorp, 99,750 shares of Patlex Corporation and 332,842 shares of Three-Five Systems, Inc.

  On September 28, 1995, KeyCorp acquired AutoFinance Group, Inc. ("AFG") and, as part of the transaction, distributed shares of the Patlex Corporation ("Patlex") to the AFG shareholders. On August 20, 1996, Patlex merged with Database Technologies, Inc. Patlex has changed its name to DBT Online, Inc.

  The realized gains and losses accounted for on a first-in first-out basis for the years ended December 31, 1996, 1995 and 1994 are summarized as follows:


Marketable Securities
                                          1996         1995        1994
Realized gains                         $136,801     $106,367     $64,484
Realized losses                        (123,745)     (19,874) (1,604,571)
                                        $13,056      $86,493 ($1,540,087)

Securities Acquired in Association with Licensing Activities
Realized gains in:                        1996         1995        1994
AutoFinance Group, Inc.              $      -        $79,582    $687,608
DBT Online, Inc.                      3,319,509          -           -
Three-Five Systems, Inc.                500,353      176,199   2,059,716
KeyCorp                                 985,623          -           -
                                     $4,805,485     $255,781  $2,747,324

C.     Income Taxes

The Company records income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes arise from temporary differences resulting from income and expense items reported in different periods, and differences in the basis of assets and liabilities for financial reporting and income tax purposes.

It is the policy of the Company to accrue appropriate U.S. income taxes on income of foreign subsidiaries which is intended to be remitted to the parent company in the near future. Unremitted income of subsidiaries which has been, or is intended to be, permanently reinvested in the business operations conducted by or planned by those subsidiaries aggregated approximately $626,000 in 1996.

D.     Earnings Per Share

Earnings per share has been calculated using the weighted average number of shares outstanding. Stock options have not been included in the calculation since the inclusion of such equivalent shares would not be materially dilutive.

E.     Consolidated Statement of Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid investments and debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1996 and 1995 cash and cash equivalents consisted of money market funds and cash on deposit of $623,000 and $893,000, including $359,000 and $319,000 held in foreign currencies. At December 31, 1996, cash and cash equivalents also consisted of U.S. Treasury Bills maturing in January 1997, in the amount of approximately $14,789,000.

F.  Revenue Recognition

Service revenue is recognized as the revenue is earned. Non-recurring service revenues, that represent settlements of patent infringements, are recognized when the settlements occur and collectibility of the service revenues are reasonably assured.


G. Using Estimates in Financial Statements

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

H. Intangibles

Patents are amortized on a straight-line basis over their statutory life or expected useful life. Goodwill is amortized on a straight-line basis over 15 years.

I. Reclassifications

Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the current presentation.


NOTE 2 - OTHER ASSETS
Other assets consist of:
                                                   1996           1995
Notes receivable, net                         $1,305,692       $648,908
Patents and trademarks, net of
accumulated amortization of $94,000 in 1996
and $61,000 in 1995                              274,938        307,400
Deferred charges, net of accumulated
amortization of $155,000 in 1996 and
$136,000 in 1995                                 253,409         49,188
Goodwill, net of accumulated
amortization of $9,800 in
1996 and $0 in 1995                              137,327        147,131
Other                                              3,052          9,487
                                              $1,974,418     $1,162,114

NOTE 3 - INCOME TAXES

  The provision (benefit) for taxes on income for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                     1996          1995            1994
Federal
   Current                      $1,934,460      $902,909      $1,098,985
   Deferred                       (181,846)      124,791        (292,828)
State and local                     15,466         2,028         134,701
Foreign withholding taxes           32,361        50,572          32,223
                                $1,800,441    $1,080,300        $973,081


  The provision for taxes on income for the years ended December 31, 1996, 1995 and 1994 differed from the amount computed by applying the statutory Federal income tax rate of 34% as follows:

                                    1996          1995            1994
Statutory rate                       34%           34%             34%
State and local taxes, net            -             -               3%
Dividend received exclusion and
nontaxable interest income           (4%)          (2%)            (6%)
Reversal of prior year overaccrual    -             -              (4%)
Other                                (2%)           -              (2%)
Provision for taxes on income        28%           32%             25%


  The tax effect of temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:


Assets                                            1996           1995
  Deferred Rent                                 $82,360        $84,298
  Deferred Compensation/Retirement Benefits     151,320            -
  Write-down of long term investments            65,366         65,366
  Other                                          28,294         45,797
                                               $327,340       $195,461
Liabilities
  KeyCorp/AFG common stock basis difference $6,419,133 $4,915,064 Patlex/DBT Online Inc. common stock basis
  difference                                     89,004        500,156
  Three-Five Systems, Inc. common stock basis
  difference                                    944,420      1,533,969
  Unrealized gains on marketable securities         -           62,292
                                             $7,452,557     $7,011,481
Net Liability                                $7,125,217     $6,816,020

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

B.     Stock Option Plans

In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. This statement is effective for the year ended December 31, 1996. The Company intends to continue using the measurement prescribed by APB opinion No. 25, and accordingly, this pronouncement will not affect the Company's financial position or results of operations.

In May 1990, shareholders approved the 1990 Stock Option and Incentive Plan (the "Plan") which authorizes the issuance of up to 300,000 shares of common stock. The Board of Directors of the Company has adopted, subject to shareholder approval, an amendment to increase the number of shares reserved for issuance under the Plan by 100,000. The Plan authorizes the issuance of various incentives to employees (including officers and directors who are employees), including stock options, stock appreciation rights, and restricted performance stock awards. The Plan allows for the stock option committee to determine type, shares and terms of the grants, and grants may be made at any time through March 14, 2000.

In addition to the Plan outlined above, the Company has granted stock options to directors to purchase 96,000 shares of common stock.

The table below summarizes option activity:
                                             1996         1995        1994
Outstanding at beginning of year           257,125      261,500     213,000
Options granted (1)                        135,000          625      57,000
Options exercised (1996 $3.19 to $4.31)   (100,000)      (5,000)     (6,000)
Options canceled                           (12,125)         -        (2,500)
Outstanding at end of year                 280,000      257,125     261,500
Exercisable at end of year                 222,500      206,406     154,425
Option price of outstanding
options                                 $2.38-$9.25  $2.38-$8.50  $2.38-$8.50


(1) Includes an option to purchase 100,000 shares granted to Robert L. Tuchman in December, 1996, subject to ratification of the stockholders at the 1997 Annual Meeting.

The exercise price of options granted during the years ended December 31, 1996 and 1995 are as follows: 10,000 shares at $7.00; 25,000 shares at $6.44; and 100,000 shares at $9.25 in 1996 and 625 shares at $6.13 in 1995. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yields of 7.8 and 7.0 percent; expected volatility of 19.59 and 20.175 percent; risk-free interest rate of 6.58 and 5.77 percent; and an expected lives of 7 and 8 years. The weighted-average fair value of options granted was $2.56 and $2.37 for the years ended December 31, 1996 and 1995, respectively.

The pro forma amounts are indicated below:


Year Ended December 31,                               1996           1995
Net income
      As reported                                 $4,699,564     $2,344,460
      Pro forma                                   $4,450,316     $2,343,446
Net income per share
      As reported                                      $0.89          $0.44
      Pro forma                                        $0.84          $0.44

C. Stock Repurchase AgreementOn January 6, 1997, pursuant to a December 13, 1996 stock repurchase agreement, the Company purchased 1,775,000 shares of its common stock from Eugene M. Lang and the Eugene M. Lang Foundation for $8.25 per share or an aggregate purchase price of $14,643,750. The purchase was at a premium to the market, which is not considered additional compensation by the Company, and was funded with cash and proceeds of sales of marketable securities. These shares will be held by the Company as Treasury Stock. If the repurchase and payment of the dividend declared (amounting to $2,700,943) in 1996 had been completed on or before December 31, 1996, the proforma balance sheet as at December 31, 1996 would have been as follows:


Condensed Consolidated Balance Sheet
Year Ended December 31, 1996                       Actual         Pro forma
Cash and cash equivalents                       $15,412,077       $100,256
Marketable securities                             2,298,298        759,426
Other current assets                                933,729        933,729
Total current assets                             18,644,104      1,793,411

Securities acquired in association with licensing
activities                                       22,891,653     22,891,653
Other assets (a)                                  2,133,821      1,910,532
Total Assets                                    $43,669,578    $26,595,596

Liabilities and Stockholders' Equity
Current Liabilities                                $961,760       $955,760
Dividend payable                                  2,700,943            -
Total current liabilities                         3,662,703        955,760
Other liabilities (b)                             7,587,576      8,087,576
Stockholders' equity                             32,419,299     32,419,299
Treasury stock                                          -      (14,867,039)
Total stockholders' equity and liabilities      $43,669,578    $26,595,596


a. The decrease in other assets relates to costs previously capitalized and later reclassified to Treasury Stock.
b. The increase in other liabilities relates to a margin loan with interest at 8.375% and collateralized by the Company's securities acquired in association with its licensing activities.


NOTE 5 - COMMITMENTS AND CONTINGENT LIABILITIES

A.     Commitments

  The Company leases office space for its corporate headquarters in New York and for its Nevada office through 2004, and for its Massachusetts operations through 2001. The lease for the Nevada office is terminable on a 30 day notice. The aggregate minimum future rental payments under the leases total $1,943,000; minimum payments required for each of the next five years are as follows: $246,000 in 1997, $252,000 in 1998, $258,000 in 1999, $262,000 in
  2000 and $266,000 in 2001. The Company currently subleases a portion of its office space under subleases that are terminable on six months notice. The expected future rental payments under the subleases total $613,000; expected payments for each of the next five years are as follows: $77,000 in 1997; $79,000 in 1998, $80,000 in 1999, $82,000 in 2000 and $88,000 in 2001. In
  accordance with Statement of Financial Accounting Standards No. 13, rent expense is charged to operations at an average of the lease payments over the life of the lease. The amounts cited exclude potential escalation for maintenance and tax increases. Rent expense, net, was approximately $172,000, $153,000 and $128,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

B.     Employment Agreement

  In December 1996, the Company's employment agreement with its President and Chief Executive Officer was amended and restated through December 31, 2001. The agreement provides for minimum annual compensation, and bonus as determined by the Board of Directors and the added title and responsibilities of Chief Executive Officer. The officer was also granted options to purchase 100,000 shares of common stock pursuant to the Company's Stock Option Plan and subject to the ratification by stockholders at the 1997 Annual Meeting. In 1996, the officer exercised previously granted options to purchase 100,000 shares of common stock. In connection with such exercise, the Company provided the officer with a loan of $375,000, bearing interest at the Long-Term Applicable Federal Rate and maturing December 13, 2006. The Company determined that there was no compensation charge related to the grant of the options or extending of the loan.


C.  Contingent Liabilities

  In the ordinary course of its patent licensing and enforcement activities, the Company becomes engaged in the prosecution of infringement actions against various companies. Such actions are initiated only after the Company satisfies itself that (a) the claims of the patent have substantial merit and
  (b) there are specific grounds for asserting infringement. Such litigation often induces various defenses including, among others, challenging the validity of the patents and seeking reimbursement from the Company of the legal costs of defense. Such reactions are conventional aspects of the conduct of the Company's patent licensing and enforcement activities. The Company from time to time has been the target of several such actions. At December 31, 1996 there are no pending claims against the Company related to its patent licensing business.

D. Deferred Compensation/Post-Retirement Benefits

  On December 13, 1996, the Company entered into a retirement agreement with its Chairman and Chief Executive Officer, Eugene M. Lang, under which he relinquished the title and responsibilities as Chief Executive Officer as of January 6, 1997 but will remain as Chairman until June 30, 1997. Thereafter, he shall act as a consultant and remain on the Company's Board of Directors for a period of three years. This agreement also provides for an annuity of $100,000 per annum during his life, medical and health benefits for him and his spouse during their lives, and office facilities, equipment and personnel support for two years following his consulting services. The Company has expensed $445,058, which represents the present value of the expected payments, following the consultancy period, based upon the executives estimated life expectancy.

NOTE 6 - RELATED PARTY TRANSACTIONS

  In connection with Mr. Lang's retirement and in recognition of his years of valued service to the Corporation, the Board of Directors authorized contributions aggregating $500,000 to several charitable organizations selected by Mr. Lang. Included in the above were contributions totaling $50,065 to a charitable organization with which Mr. Lang is affiliated. During 1995 and 1994, the Company made charitable contributions of $61,689 and $64,000, respectively, to institutions and charitable organizations with which an officer and certain directors of the Company were affiliated. The 1996 and 1995 charitable contributions were in the form of shares of Three-Five Systems, Inc. common stock owned by the Company. In addition, the Company made contributions in the form of shares of Three-Five Systems, Inc. common stock owned by the Company with a fair market value of $41,124 to other charitable organizations in 1995.

NOTE 7 - SEGMENTS

  The Company operates principally in one industry segment which is international licensing and technology transfer.

  Foreign source revenues of domestic operations amounted to:
                                   1996            1995            1994
Europe                          $855,800      $1,242,106      $1,047,968
Asia                             250,014         475,366         285,328
                              $1,105,814      $1,717,472      $1,333,296

Revenues from entities utilizing the Company's licensed technology that comprise more than 10% of service revenues are summarized below:

Percentage of Service Revenues
                                   1996            1995            1994
Largest entity                      55%             48%             42%
Second largest entity               12%             14%             17%


NOTE 8 - ACQUISITION

On December 29, 1995, the Company acquired a 92% interest in the common stock of Advanced Resin Technology, Inc. ("Advanced Resin"), which manufacturers hot melt polyurethane adhesives and elastomers under licenses from the Company. The Company's ownership was subsequently reduced to 87% when the contract manufacturer of Advanced Resin's products acquired a 5% interest. The acquisition was accounted for as a purchase, and resulted in the recording of $158,000 of goodwill. As of December 31, 1996, the Company's investment in Advanced Resin in the form of equity and debt aggregated $738,500. It anticipates that additional financing of up to $1,000,000 may be required through 1998. Since the Company's investment in Advanced Resin is not deemed to be material, proforma disclosures are not presented.


Report of Independent Certified Public Accountants


To the Stockholders and Board of Directors
   REFAC Technology Development Corporation


We have audited the accompanying consolidated balance sheets of REFAC Technology Development Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of REFAC Technology Development Corporation and Subsidiaries at December 31, 1996 and 1995 and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1B of the consolidated financial statements, the Company changed its method of accounting for marketable securities and securities acquired in association with licensing activities in 1994.

                                               Grant Thornton LLP
New York, New York
January 23, 1997


Directors

Neil R. Austrian
President
National Football League

Robin L. Farkas
Private Investor

Mark N. Kaplan
Partner
Skadden, Arps, Slate, Meagher & Flom LLP

Eugene M. Lang
Chairman
REFAC Technology Development Corporation

Herbert W. Leonard
President
Hamilton Associates

Robert L. Tuchman
President, Chief Executive Officer and General Counsel
REFAC Technology Development Corporation

Ira T. Wender
of Counsel
Patterson, Belknap, Webb & Tyler

Officers
Eugene M. Lang
Chairman

Robert L. Tuchman
President, Chief Executive Officer and General Counsel

Kim Howe
Vice President-England

Robert Rescigno
Secretary, Treasurer and Controller

Counsel

Skadden, Arps, Slate, Meagher & Flom LLP
New York, New York

Independent Auditors

Grant Thornton LLP
New York, New York

Transfer Agent

Chemical Mellon Shareholder Services
Ridgefield Park, New Jersey