Form 10-K405, Exhibit 13
period 1997-12-31
REFAC TECHNOLOGY DEVELOPMENT CORP
filed 1998-04-06
CIK 82788

REFAC Technology Development Corporation is a leader in technology transfer and licensing, product design and development and trademark licensing and consulting. Our expertise is our ability to transform the earning potential of intellectual property rights into revenue-bearing values for our clients, business partners and shareholders.

 Contents:
     1   Financial Highlights
     3   Letter to Stockholders from the Chairman & CEO
     4   New Ways of Creating Value
     6   Human Factors ... New Ways of Solving Problems
     9   Selective Licensing ... New Ways of Extending Value
     10  Technology Management ... Solid Core for Building Value
     12  Management Discussion and Analysis
     15  Consolidated Balance Sheets
     16  Consolidated Statements of Operations
     17  Consolidated Statements of Cash Flows
     18  Consolidated Statements of Cash Flows
     19  Notes to the Financial Statements

 Selected Financial Information


 Fiscal Years Ended December 31,        1997         1996         1995
 Total revenue                      $11,484,441   $9,199,033  $4,528,042
 Operating income                     7,427,189    5,396,627   2,105,348
 Net income                           5,191,469    4,699,564   2,344,460
 Earnings per common share - diluted       1.36          .88         .44
 Total assets                        37,141,493   43,294,578  37,352,431
 Shareholders' equity                22,622,508   32,044,299  29,084,581


 Financial highlights graphs detailing total revenue, net income and earnings per common share.

 In left hand margin photo of Robert L. Tuchman, Chairman & CEO

 Dear Stockholder:

 Last year, I set as our primary objective a program of significant, long-term growth while remaining profitable and enhancing the value of your shares. By any measure, 1997 was an exciting year of growth and transition for our Company. We posted record earnings while expanding our core business capabilities through the acquisition of Human Factors Industrial Design, Inc. (Human Factors) last November and by the formation of our Selective Licensing & Promotion, Ltd. (Selective Licensing) subsidiary early this year. REFAC today is a multi-dimensional company with core competencies in technology transfer and licensing, product design and engineering, and trademark licensing and promotion.

 Individually, each of these business entities has the potential to generate significant revenue for the Company in years to come. In tandem, they uniquely offer exciting and dynamic synergies for creating new sources of growth, profit and shareholder value. We are committed to making these new synergies work as we continue to grow the Company.

 Financial Results
 Consolidated net income for the year ended December 31, 1997, was $5,191,000, or $1.36 per share, compared with $4,700,000, or $0.88 per share in 1996. Consolidated gross revenues were $11,484,000, up 25% percent from $9,194,000.

 We achieved record earnings despite a 1997 operating loss of $307,000 after taxes, or $0.08 per share, on our hot melt adhesive manufacturing operations and an additional loss of $341,000 after taxes, or $0.09 per share, when we decided to cease such operations at the end of the year. The increase in
1997
 revenues and net income was attributable to an increase in gains on the sale of licensing related securities. However, at year end, the value of REFAC's licensing related securities was $22,800,000 compared to $22,900,000 at the end of 1996.
 Significant Accomplishments
 The acquisition of Human Factors last year was a major step in our program to expand REFAC's core business. As one of the nation's premier industrial design and engineering firms, Human Factors adds impressively to REFAC's roster of clients, professional abilities and creative talent. Their product design and engineering expertise will add immediate value to our technology licensing business, while our entrepreneurial expertise will expand their revenue-making potential.

 The establishment of Selective Licensing in January was another important step in becoming a full-service company for all facets of intellectual property development and management. Its President, Arlene Scanlan, brings us 20 years
 of successful experience in specialized brand and character licensing and promotion.

 In our core technology licensing and transfer business, we continued to make progress in all of our major ventures. Towards the end of the year, we formed
 REFAC Biochemics Corporation and assigned to it our Exclusive License Agreement covering United States Patent No. 5,409,903 for eliminating the
 H. pylori bacteria without the use of antibiotics. We have reached agreement in principle with a hospital to sponsor a clinical study for this pharmaceutical composition, which we have named "Pyloricide ". We expect that
 the Investigative New Drug Application will be submitted to the Food and Drug Administration during the second quarter so that the clinical trials may proceed during the second half of the year. If the early stages of the clinical trial confirm the efficacy of the Pyloricide medication, its significant revenue potential should enable us to attract a major pharmaceutical company to complete the clinical trials and bring this drug to market.

 In May, Microsoft became our fourth licensee under United States Patent No. 5,167,011 awarded to Dr. W. Curtiss Priest for his system of managing electronic communications. An arbitration judgement on the financial aspects of this agreement is due in the last quarter of 1998.

 In December, we settled our patent infringement suit with Hayes Microcomputer Products regarding the data compression technology covered under United
States
 Patent No. 4,876,541 (the "Storer Patent"). Patent litigation continues against the remaining defendant, Zoom Telephonics, Inc., with a jury trial expected to begin at mid-year.

 In February, 1998, we successfully completed a non-exclusive license for our patented thermoplastic polyurethane hot-melt adhesive technology to Key Polymer Corporation. With this agreement in place, our Advanced Resin Technology subsidiary ceased its manufacturing activities in order to concentrate its efforts on research and development.
 The Year Ahead
 During 1998, our principal objectives are to continue to grow and broaden our business and to maintain our level of profitability. The addition of Human Factors and Selective Licensing has opened many new opportunities for fulfilling this task. We are a much larger, more talented company than we were a year ago.

 Our primary challenge in the coming year is to assimilate these new companies into REFAC and to jointly pursue the new opportunities they represent. In particular, Human Factors, with REFAC's assistance, will allocate a significant portion of its time and resources to selectively develop products and product lines on a royalty basis. In doing so, we will forego some current fee income in exchange for the long-term "equity" potential that we can derive from such products.

 We are investing in state-of-the-art computer equipment and networking for Human Factors and in an internal communication system for all of the REFAC companies. We also remain committed to improving the quality and depth of our
 technology licensing staff.  Toward that end, Raymond A. Cardonne, Jr., joined
 REFAC in December as Vice President with responsibility for the licensing and
 commercialization of technology properties.   Ray brings engineering and
 business development expertise to REFAC and will make significant contributions not only to our technology licensing programs but also to our new ventures.

 REFAC is strongly positioned to build its position as an industry leader and the company of choice for clients seeking to commercialize or extract value from their intellectual properties and to bring new or improved products to market. We will continue to leverage our experience and resources in the years ahead through internal growth and further strategic alliances and acquisitions.
 Sincerely Yours,
 Robert L. Tuchman
 Chairman and CEO




 NEW WAYS OF CREATING VALUE

 Photo of Robert L. Tuchman Chairman & CEO, REFAC, Arlene J. Scanlan
President,
 Selective Licensing & Promotion, Ltd. and Douglas M. Spranger President of Human Factors Industrial Design, Inc.
 REFAC's three core business units combine to form a powerful mix of expertise for transforming latent potential into commercial value in the global marketplace. Clients of any one of our businesses will now have access to the
 complete range of capabilities that REFAC offers. As a result, the range of lucrative entrepreneurial opportunities available to us has been significantly
 expanded.

 REFAC's core technology licensing and transfer clients and partners can now utilize the product design and engineering expertise of Human Factors to nurture and enhance their properties. They can also consult with or retain Selective Licensing regarding programs to extend and promote their valuable brands and trademarks or to audit existing licensing agreements.

 Human Factors is now able to offer its traditional clients a full complement of trademark and technology licensing services, as well as reduced-risk partnering options for bringing new products to market. Human Factors can also approach new clients with specific, turnkey proposals for extending trademark brand value as consultants or equity participants.

 Selective Licensing is uniquely positioned to approach trademark licensing clients with the full power of product design behind them. As part of REFAC, Selective Licensing can not only recommend creative licensing strategies, but can also offer the development of innovative products specially designed to capture and reflect the integrity and essence of its clients' trademarks.

 New Synergies


 Synergy charts: Graphic depiction of the three logos with core competencies merging to form new capabilities/opportunities beyond the abilities of any one
 entity.  Overlapping ovals for each business connected to the synergies, etc.


 SYNERGY OPPORTUNITIES


 Technology & trademark licensing
 strategies.

 Product design & engineering
 partnering.

  Technology/Product development
 service.

 Technology/Product development
 partnering.

 Technology/Product manufacturing
 contracts.

 Brand extension strategy service.

 Brand extension design, licensing &
           promotion partnering.

 Patent, license & trademark
 protection.


 REFAC logo

 Technology licensing & transfer
 services.
 Commercialization
 strategies and
 implementation.
 Technology
 assessment and
 consulting
 Technology patent/licensing
 protection.
 Litigation support

 HUMAN FACTORS Logo

 Product invention and patent
 development.
 Industrial design
 Applied human factors research
 Mechanical engineering
 Prototypes and production liaison
 Product development consulting


 SELECTIVE LICENSING & PROMOTION, LTD. Logo

 Trademark licensing services.
 Trademark consulting
 Trademark
 promotions.
 Royalty
 verification &
 contract
 administration.

 HUMAN FACTORS ... NEW WAYS TO SOLVE PROBLEMS

 Quote in left hand margin - "Human Factors' innovative work on our ReflexTM stapler played a major role in helping our company grow from $9 million in sales to over $30 million." - Rick Newhauser, CEO, Richard-Allen Medical

 Eleven pictures of products that Human Factors has designed in the past including the Langer CRS (counter rotation system), Coleman NorthStar
Lantern,
 Surgical skin stapler, Jeep Boombox radio, various medical instruments, new wiring design for Eagle Electric Corporation, OXO Salad spinner, Sony speakers, Colgate tooth brush.

   Human Factors Industrial Design offers a full range of research, design and engineering expertise to create innovative products that attract customers, are easy to use and outperform the competition. We successfully integrate the disciplines of applied human factors, design and engineering to produce inventive solutions to complex problems.

   Observation & Analysis: Two basic ingredients of our methodology are formal observation of user behavior and applied consumer research. These insights guide the design team to create products that visually and functionally excite the user.


   Human Factors/Ergonomics: Our goal is to optimize the relationship between people and products. Each product presents a unique set of challenges.

  Design and Engineering: The design process is not complete until production units are ready to ship. Human Factors routinely assists clients through every phase of the development process, from conceptual sketches through to final engineering and documentation.

   Implementation: Armed with powerful CAD/CAE tools, and a fully equipped model and machine shop, Human Factors can fast-track the development cycle.

  Results: Our clients measure the results of our work in terms of new business, higher profits and increased market share.

 In right hand margin Client Quotes: - [With photo of salad spinner]
 "Human Factors not only solved the range of complex technical problems in record time but gave us an elegant design solution."
               Alex Lee, Vice President/Managing Director, OXO International

 Page 8
 Picture of Human Factors Industrial Design Management Group - Top Row from Left to Right: Paul J. Mulhauser Vice President, Bert D. Heinzelman,
Executive
 Vice President, Werner R. Kamuf, Controller
 Bottom Row from Left to Right - Douglas M. Spranger, President, Robert L. Tuchman, President & CEO, REFAC

 Picture of Honeywell Process Manager. Below picture the following quote"I commend your staff's efforts to 'do whatever it takes' to get the job done on time."
          Pete Walton, Principal Development Engineer, Honeywell, Inc.

 DOUG SPRANGER QUOTE:
 "Our merger with REFAC allows us to offer clients new approaches for creating products with irresistible appeal, function and integrity."


 HUMAN FACTORS -- NEW WAYS TO PROVIDE VALUE
 Historically, the product design business has been conducted primarily on a fee for service basis. As part of the REFAC group, Human Factors will continue to provide innovative product design and engineering services to its growing roster of blue-chip clients on its traditional fee basis, but will also selectively invest its "intellectual capital" in qualified projects on a royalty basis.

 Based on past successes, our strategy is to establish a valuable royalty stream of recurring income by allocating a portion of our staff time to proprietary projects. This approach requires sacrificing current fee income on product design services in anticipation of creating a much greater royalty stream of income over the life of the developed product.

 As part of REFAC, Human Factors is able to provide its clients with a complete range of solutions for achieving their objectives and creating value. With REFAC's assistance, Human Factors can now offer smaller clients expertise in licensing their products and technologies worldwide, as well as commercialization strategies and assistance in their implementation. Larger clients may be interested in creative opportunities for extending their brand and trademark exposure in strategic markets through new product ventures and/or trademark licensing agreements.

 Photo of St. Jude Medical Intra-Aortic Medical Pump


 SELECTIVE LICENSING ... NEW WAYS TO EXTEND VALUE
 Established early in 1998 as an 81% owned subsidiary, Selective Licensing & Promotion, Ltd., is the first trademark agency that can offer clients in-house
 design capability as well as royalty administration and verification services.
 Headed by 20-year industry expert Arlene J. Scanlan, who owns the remaining 19%, Selective Licensing was launched with two revenue-generating properties under license -- the "Psycho Chihuahua" and "Class of 2000" trademarks -- and a consultant arrangement with Ben & Jerry's Ice Cream.

 Unlike other trademark licensing agencies, Selective Licensing can draw on the in-house expertise of HFID to creatively design quality products that align with the trademark owner's specific licensing interests and then find licensees that are capable of bringing those products to market. This differs
 from the traditional structure in which the licensing agent seeks a manufacturer that has interest in using the mark on its products and then relies upon the manufacturer to design the licensed product.

 REFAC will provide funding to build Selective Licensing into a world-class agency and to support the organization with synergies from Human Factors and REFAC's core technology licensing business. Scanlan and her professional staff will target major corporate brands with creative approaches to trademark
 licensing while offering royalty verification services as part of Selective Licensing's service package.

 PHOTO & QUOTE/ARLENE SCANLAN:
 "The only limit to what Selective Licensing can achieve as part of the REFAC family is the extent of our own imaginations."

 Trademark graphics of Class of 2000, Psycho Chihuahua and Ben & Jerry's Ice Cream.

 SOLID CORE FOR CREATING VALUE
 Our core business of international licensing and technology transfer is the foundation that we will continue to build upon in the years ahead. Since 1952, we have been turning the potential value of regionally marketed, partially developed or unutilized technologies into revenue-bearing license agreements and/or viable enterprises. In patent infringement situations, we have been successful in gaining industry respect for the patents of our clients, as well as fair compensation for the use of their inventions.

 One of the abiding strengths of our business is the diversity and long-term potential of our licensing programs. For example, the Heli-Coil and Dodge industrial fasteners, which we first licensed in 1952, continue to provide us with recurring royalty income. So does our Gough-Econ materials handling technology, first licensed in 1964.

 We think that our thermoplastic polyurethane hot melt adhesive technology can
 achieve the same longevity.   Having completed one non-exclusive agreement
 with Key Polymer Corporation, we will seek additional licensing agreements with other adhesive manufacturers and focus more efforts on research and development to refine and broaden this valuable technology. Our strategy is to provide more than just a license under the patents. Future agreements will
 include the use of our trade secrets - - - such as specific product formulations - - - trademarks and ongoing research and technical support services.

 Licensing programs for Dr. Priest's patent relating to the storage, retrieval and communication of electronic data began generating revenue for REFAC in 1995, and we will continue to seek new agreements to augment the ones negotiated with Microsoft, Corporation, Novell, Inc., General Magic, Inc., and QualComm, Inc.

 Picture of Gough-Econ material handling equipment, Dodge inserts, and Heli-Coil inserts

 Picture of laser, representing the Gould laser patent, and Computer renderings of H.pylori bacteria-the leading cause of ulcers. Reprinted with the permission of Dr. Barry J. Marshall.

 If REFAC Biochemic Corporation's planned clinical trial for the patented Pyloricide pharmaceutical composition validates the Polak-Kappas patent
(U.S.
 Patent No. 5,409,903), this technology will become an important contributor to mankind's battle against the H. pylori bacteria, the leading cause of ulcers. Also thought to be the trigger for most stomach cancers, H. pylori is one of the world's most common infectious agents. Nearly 40 percent of the
 U.S. population is infected and half of them develop at least one ulcer during their lifetime. Our technology represents a relatively simple, inexpensive and potentially efficacious means of eliminating H. pylori without the use of antibiotics and without side-effects. If the trials confirm the efficacy of the compound in humans, this technology will become a significant contributor to REFAC's income for many years to come.

 Prospective clients sometimes come to us with the belief that their patents are being infringed by one or more companies. Although patent enforcement is very costly and uncertain at best, we undertake licensing responsibilities in this category only if we conclude that there is substantial merit in the client's patent position, that there is a strong basis for concluding that infringement exists and that substantial economic value is involved. When successful, these technologies can contribute significantly to our revenues for many years.

 Our only pending patent litigation relates to the Storer Patent which concerns
 the international standard for data compression in data modems known as V.42
 bis.   This case is scheduled to go to jury trial in June, 1998 and it is probable that the outcome will be appealed with a final result not expected until 1999 at the earliest.

 Picture of Hot-melt adhesives.

 Quote in the right hand column - One of the abiding strengths of our business is the diversity and long-term potential of our licensing programs.

               MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

     Total operating revenues were $11,484,000 in 1997 as compared to $9,199,000 in 1996 and $4,528,000 in 1995. The increase, in each year, is due, predominately, to the sale of licensing related securities. Royalties accounted for 29%, 38% and 88% of operating revenues in 1997, 1996 and 1995, respectively. Income (realized gains on sales and dividend income) from license related securities accounted for 66%, 59% and 9% of operating revenues in 1997, 1996 and 1995, respectively. The Company intends from time to time to sell some of such securities. See Note 1B to the Consolidated Financial Statements for additional details concerning such securities.

     Royalties consist of recurring royalty payments and income from non-recurring non-exclusive licenses (which are one-time payments) lasting the life of the underlying patent. Royalties decreased $207,000 or 6% in 1997, and $451,000 or 11% in 1996, as compared to each of the previous years. The revenues from non-recurring agreements vary from period to period depending upon the nature of the licensing programs pursued for various technologies in a particular year and the timing of successful completion of licensing agreements. During 1997, 1996 and 1995, non-recurring licensing revenues amounted to $307,000, $310,000 and $593,000, respectively. The Company anticipates that non-recurring revenues will continue to be a material component of royalties in the future. Recurring revenues from established relationships decreased by $210,000 in 1997 versus 1996 or 7%.

     Service expenses consist principally of amounts paid to licensors at contractually stipulated percentages of the Company's specific patent and product revenues. Other costs included in service expenses relate to the investigation, marketing, administration, enforcement, maintenance and prosecution of patent and license rights and related licenses which are generally borne by the Company or shared with clients in an agreed-upon manner. Service expenses for 1997 represented 23% of service revenues, compared with 26% and 21% in 1996 and 1995, respectively. The improvement in this ratio is attributable to the decrease in legal and patent related costs versus the prior year.

     Selling, general and administrative expenses increased in 1997 by $281,000 or 11% and in 1996 by $1,186,000 or 80% as compared to each of the previous years. The increase in 1997 was attributable to an increase in salaries and related payroll taxes and employee benefits and recruitment, depreciation and amortization expense relating to increased equipment usage and the amortization associated with the Company's purchase of Human Factors Industrial Design, Inc., the write-down of assets at the Company's majority owned subsidiary (Advanced Resin Technology, Inc.) due to the ceased manufacturing operations, an increase in professional fees, and general office overhead, partially offset by a decrease in charitable contributions and deferred compensation and benefits payable to the former Chairman. The increase in 1996 was attributable to the contributions and deferred compensation mentioned above and the acquisition of a controlling interest in Advanced Resin.

Other Income and Expenses

     In 1997, the Company had realized gains on its marketable securities of $67,000 as compared to losses on marketable securities of $13,000 in 1996, consisting of realized gains of $13,000 and unrealized losses of $26,000 and net gains in 1995 of $244,000.

     The dividend and interest income produced by the Company's marketable securities has decreased in 1997 by $799,000 and by $1,000 in 1996 as compared to each of the previous years. The decrease in 1997 was attributable to the stock repurchased by the Company on January 6, 1997.

     The Company's income tax provision of $2,607,000 in 1997 reflected an effective tax rate of 34%, compared with rates of 28% and 32% in the two previous years. The effective tax rate of 34% is equals the Federal statutory income tax rate.

     The Company's income from technology transfer operations has not in the past been materially affected by inflation. Likewise, while currency fluctuations can influence service revenues, the diversity of foreign income sources tends to offset individual changes in currency valuations.

Liquidity and Capital Resources

     Cash, cash equivalents, and marketable securities decreased $12,340,000 from $17,710,000 at December 31, 1996, to $5,371,000 at December 31, 1997.
The decrease is accounted for by the stock repurchase that it completed on January 6, 1997. On that date the Company purchased 1,775,000 shares of common stock from Eugene M. Lang, its former Chairman, and the Eugene M. Lang Foundation at $8.25 per share or an aggregate of $14,643,750, and paid a $.50 per share dividend to shareholders of record as of December 23, 1996. On January 5, 1998, the Company completed the purchase of Human Factors Industrial Design, Inc. by issuing 107,374 shares of Treasury Stock and by paying off the note due of $4,074,000 (see Note 4C to the accompanying consolidated financial statements for the pro forma balance sheet after these payments).

     In January of 1997 (declared in December 1996) December 1995 and December 1994, the Company paid a cash dividend of approximately $2,700,000, or $0.50 per share. In November of 1997, the Company announced that it will no longer pay annual dividends and will use its earnings to fund continuing growth.

     In November 1997, the Company acquired 100% of Human Factors Industrial Design, Inc. ("HFID"). The Company is committed to investing up to $1,000,000 in HFID. In December 1997, the Company formed a new 92% owned subsidiary, REFAC Biochemics Corporation to exploit the Company's H. pylori technology. The Company has committed to invest in a clinic trial to prove the efficacy of the compound. In January 1998, the company formed a new 81% owned subsidiary, Selective Licensing & Promotion, Ltd. The Company has committed to invest up to $1,000,000 over the next three years in this new venture. Additionally the Company has commitments under the premises leases (see Note 5 to the accompanying Consolidated Financial Statements), and Mr. Lang's agreement (which has been provided for), thereafter the Company has no other significant commitments. The Company believes its liquidity position is more than adequate to meet all current and projected financial needs.

     Effective January 1, 1994, the Company adopted the provision of Statements of Financial Accounting Standards No. 115 that required all securities to be recorded at market value. The unrealized (loss)/gain from current marketable securities is included in the Statement of Operations for 1996 and 1995. The unrealized gain from securities acquired in association with license related securities is included as a separate component of Stockholders' Equity on the Consolidated Balance Sheet. See Note 1B to the Consolidated Financial Statements for additional details.

Impact of New Accounting Standards

     Financial Accounting Standard No. 123 ("SFAS") "Accounting for Stock Based Compensation", issued in 1995, introduces a method of accounting for employee stock-based compensation plans based upon the fair value of the awards on the date they are granted. Under the fair value based method, public companies estimate the fair value of stock options using a pricing model, such as the Black-Scholes model, which requires inputs such as the expected volatility of the stock price and an estimate of the dividend yield over the option's expected life. The SFAS, however, does not require the use of this method. Entities that continue to measure expense related to stock option plans under the existing method Accounting Principles Board ("APB") No. 25 are required to disclose pro forma net income and earnings per share, as if the fair value method had been used. Certain additional disclosures are also required. The Company will continue to record employee stock-based compensation based upon APB No.25, but disclosed the pro forma net income, earnings per share and other information as of the effective date of SFAS No. 123 for the years ended December 31, 1997 and 1996.

CONSOLIDATED BALANCE SHEETS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION SUBSIDIARIES
DECEMBER 31,
                                                  1997           1996
ASSETS
Current Assets:
  Cash and cash equivalents (Note 1F)          $2,867,563     $15,412,077
  Marketable securities (Notes 1B, 1c and 2)    2,503,000       2,298,298
  Royalties receivable                            662,976         759,897
  Accounts receivable, net of allowance for
    doubtful accounts of $40,000 in 1997 and
    $10,000 in 1996                               814,599         103,463
  Prepaid expenses                                 55,069          70,369
      Total current assets                      6,903,207      18,644,104

  Property and equipment, net of accumulated
    depreciation of $251,000 in 1997 and
    $172,000 in 1996                              445,866         159,403
  License-related securities (Notes 1B, 1C
    and 2)                                     22,777,247      22,891,653
  Investments being held to maturity
    (Notes 1B and 2)                            1,229,028            -
  Other assets (Note 3)                           712,731       1,462,091
  Goodwill, net of accumulated amortization of
    $28,000 in 1997 and $10,000 in 1996
    (Notes 1I, 9 and 10)                        5,073,414         137,327
                                              $37,141,493     $43,294,578

Liabilities and Stockholders' Equity
Current Liabilities:
  Notes payable - former Human Factors
    shareholders (Note 10)                     $5,309,564            -
  Accounts payable                                126,446         125,578
  Accrued expenses                                548,165         435,959
  Amounts payable under service agreements        234,993         268,235
  Deferred revenue                                103,235            -
  Dividend payable                                   -          2,700,943
  Income taxes payable                            258,508         131,988
    Total current liabilities                   6,580,911       3,662,703
  Deferred income taxes (Notes 1B, 1D, 2 and 4) 7,493,016       7,125,217
  Other liabilities - deferred compensation
    (Note 6D)                                     445,058         445,058
  Minority interest (Note 9)                         -             17,301
  Commitments and Contingencies (Note 6)
  Stockholders' Equity (Note 5)
    6% noncumulative preferred stock, $100 par
    value; redeemable at $105; authorized - 5,000
    shares; none issued
  Serial preferred stock, $5 par value; authorized-
    100,000 shares, none issued
  Common stock, $.10 par value; authorized-
    20,000,000 shares; issued and outstanding
    5,413,387 in 1997 and 5,401,887 in 1996       541,340         540,189
  Additional paid-in-capital                    9,440,573       9,251,182
  Retained earnings                            13,890,734       8,699,265
  Unrealized gain on license-related securities,
    net of taxes (Note 2)                      13,752,459      13,735,650
  Cumulative translation adjustment               198,362         193,013
  Treasury stock, at cost (1,763,000 shares
    at December 31, 1997)                     (14,774,300)           -
  Receivable from issuance of common stock
    and warrants                                 (426,660)       (375,000)
  Total stockholders' equity                   22,622,508      32,044,299
                                              $37,141,493     $43,294,578

The accompanying notes are an integral part of the consolidated financial statements.
Page 15


CONSOLIDATED STATEMENTS OF OPERATIONS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEAR ENDED DECEMBER 31,
                                             1997        1996       1995
Revenues
  Royalties (Notes 1G, and 8)            $3,320,403   $3,527,540  $3,978,121
  Service fees                              185,546         -           -
  Realized gains on license-related
    securities (Note 2)                   6,935,851    4,805,485     255,781
  Dividend income from license-related
    securities                              628,320      596,980     143,640
  Sales                                     414,321      269,028     150,500
    Total revenues                       11,484,441    9,199,033   4,528,042

Costs and Expenses
  Service expenses                        1,424,333    1,247,250   1,037,483
  Selling, general and administrative
    expenses (Notes 6A, 6D and 7)         2,305,956    2,346,201   1,273,058
  Cost of goods sold                        326,963      208,955     112,153
    Total operating expenses              4,057,252    3,802,406   2,422,694
  Operating income                        7,427,189    5,396,627   2,105,348

Other Income and Expenses
  Realized gains on marketable securities
    transactions (Note 2)                    67,145       13,056      86,493
  Net change in unrealized gains (losses)
    on marketable securities                   -         (26,379)    157,525
  Dividends and interest income             275,712    1,074,752   1,075,961
  Gains (losses) from foreign currency
    transactions                             10,879       14,402        (567)
    Income before provision for taxes on
      income and minority interest        7,780,925    6,472,458   3,424,760
  Provision for taxes on income (Note 4)  2,606,757    1,800,441   1,080,300
    Income before minority interest       5,174,168    4,672,017   2,344,460
  Minority interest (Note 9)                 17,301       27,547        -
Net Income                               $5,191,469   $4,699,564  $2,344,460

  Basic earnings per share (Note 1E)          $1.42        $0.89       $0.44
  Diluted earnings per share (Note 1E)        $1.36        $0.88       $0.44
Dividend per common share                       -          $0.50       $0.50

The accompanying notes are an integral part of the consolidated financial statements.
Page 16

CONSOLIDATED STATEMENTS OF CHANGED IN STOCKHOLDERS' EQUITY
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                              Unrealized                                               Receivable
                                                               Gains on                                                 from
                                      Additional                License-     Cumulative                                Issuance
                     Common Stock       Paid-in    Retained   Securities    Translation         Treasury Stock       Stock and
                    Shares    Amount    Capital     Earnings   Net of Taxes  Adjustment        Shares      Amount      Warrants
Balance, December
  31, 1994         5,337,987  $533,799 $9,131,939  $7,006,127  $11,300,883    $261,873            0           $0            $0
Net income                                          2,344,460
Dividend - $.50                                    (2,649,943)
Shares issued on
 exercise of stock
 options               5,000       500     11,375
Issuance of compensatory
 stock options                             10,908
Acquisition and
 retirement of common
 stock               (43,100)    (4,310) (283,498)
Change in unrealized
 gains on license-
 related securities                                              1,412,506
Translation adjustments                                                          7,962
Balance, December
  31, 1995         5,299,878    529,989  8,870,727  6,700,644   12,713,389     269,835            0            0             0
Net income                                          4,699,564
Dividend - $.50                                    (2,700,943)
Shares issued on
 exercise of stock
 options             102,000     10,200    369,550                                                                    (375,000)
Issuance of compensatory
 stock options                              10,908
Change in unrealized
 gains on license-
 related securities                                              1,022,261
Translation adjustments                                                        (76,822)
Balance, December
 31, 1996          5,401,887    540,189  9,251,182  8,699,265   13,735,650     193,013            0            0      (375,000)
Net income                                          5,191,469
Purchase of Treasury
 stock                                                                                    1,775,000  (14,874,862)
Shares issued on exercise
 of stock options and
 warrants             11,500      1,151    128,264                                                                     (51,666)
Issuance of compensatory
 stock options                              10,908
Issuance of stock for
 Human Factors acquisition                  50,219                                           12,000      100,562
Change in unrealized gains
 on license-related
 securities                                                         16,809
Translation adjustments                                                          5,349
Balance, Decmber
 31, 1997          5,413,813   $541,340 $9,440,573 $13,890,734 $13,752,459    $198,362    1,763,000 $(14,774,300)    $(426,666)

The accompanying notes are an integral part of the consolidated financial statements.
Page 17


CONSOLIDATED STATEMENTS OF CASH FLOWS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEAR ENDED DECEMBER 31,
                                              1997         1996        1995
Cash Flows from Operating Activities
  Net income                              $5,191,469   $4,699,564  $2,344,460
Adjustments to reconcile net income to net
  cash (used in) provided by operating
  activities
    Depreciation and amortization            141,237      114,414      87,540
    Net gain on sale of securities        (7,002,996)  (4,818,541)   (342,274)
    Deferred compensation                       -         445,058        -
    Deferred income taxes                    241,364      (51,821)     94,650
    Write-down of long-term assets           450,105         -           -
    Other                                    (30,206)     (49,589)   (395,952)
    (Increase) decrease in assets, net of
      assets acquired:
      Accounts receivable and other prepaid
        assets                               311,886      371,247    (391,272)
      Proceeds from sale of marketable
        securities                         2,391,822    8,554,284   1,109,048
      Purchase of marketable securities   (2,503,000)  (5,654,888) (3,652,081)
      Other assets                           450,395     (543,918)    (67,645)
    Increase (decreae) in liabilities,
      net of liabilities acquired:
    Accounts payable, accrued expenses
      and ddeferred revenue                  (65,446)     (69,294)     17,519
    Amounts payable under service agreements (33,242)     (87,875)   (250,011)
    Income taxes payable                    (122,651)    (332,901)    694,894
Net cash (used in) provided by operating
  activities                                (579,263)   2,575,740    (751,124)

Cash Flows from Investing Activities
  Proceeds form sales of license-related
    securities                             6,959,260    5,014,528     173,386
  Proceeds from maturity of investments
    being held to maturity                      -       8,298,616  17,811,403
  Purchase of investments being held to
    maturity                                (856,138)  (1,220,381)(19,124,195)
  Acquisition of Human Factors, net of
    cash acquired                           (428,143)        -           -
  Acquisition of Advanced Resin
    Technology, Inc.                            -            -       (147,131)
  Additions to patents and trademarks           -         (44,898)    (43,898)
  Additions to property and equipment        (88,254)     (60,747)    (20,552)
Net cash provided by (used in) investing
  activities                               5,586,725   11,987,118  (1,350,987)

Cash Flows from Financing Activities
  Repayment of loan                          (59,674)        -           -
  Dividends paid                          (2,700,943)        -     (2,649,943)
  Proceeds from exercise of stock options
    and purchase of warrants                  77,755        4,750      11,875
  Acquisition and retirement of common stock    -            -       (287,808)
  Acquisition of treasury stock          (14,874,862)        -           -
Net cash (used in) provided by financing
  activities                             (17,557,724)       4,750  (2,925,876)
  Effect of exchange rate changes on cash      5,748      (49,275)     (7,962)
Net (decrease) increase in cash and cash
  equivalents                            (12,544,514)  14,518,333  (5,035,949)
Cash and cash equivalents at beginning
  of period                               15,412,077      893,744   5,641,885
Cash and cash equivalents at end of period 2,867,563   15,412,077     605,936
Income taxes paid                          2,408,000    2,189,000   1,030,000

For supplemental disclosure of non-cash investing and financing activities, see Notes 1F, 7, 9 and 10 to the consolidated financial statements.
For supplemental disclosure of acquisitions, see Notes 9 and 10 to the consolidated financial statements.
The accompanying notes are an integral part of the consolidated financial statements.
Page 18


REFAC Technology Development Corporation and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 and 1996




 NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 REFAC Technology Development Corporation (the "Company"), a Delaware corporation organized in 1952, is engaged directly and through certain of its subsidiaries in the business of licensing intellectual property rights and product design and development.

 A.     Principles of Consolidation
 The accompanying consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated.

            B. Marketable Securities, License-Related Securities and Investments Held to
            Maturity

 In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, the Company categorized and accounts for its investment holdings as follows:

            Trading securities are securities bought and held for the purpose of selling them in the near term. Unrealized gains and losses are included in current period earnings.

            Held to maturity securities are recorded at amortized cost. This categorization is used only if the Company has the positive intent and ability to hold these securities to maturity.

            Available for sale securities are securities which do not qualify as either held to maturity or trading securities. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable deferred income taxes on such unrealized gains and losses at current income tax rates. The Company's investment in license-related securities falls into this category.

 C. Derivatives

  The Company purchased put and wrote call options to hedge against a market flucuations in its holdings of KeyCorp common stock. The Company records these derivative financial instruments at fair value and reports them as "available for sale securities".

 D.  Income Taxes

 The Company records income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes arise from temporary differences resulting from income and expense items reported in different periods, and differences in the basis of assets and liabilities for financial reporting and income tax purposes.

 It is the policy of the Company to accrue appropriate U.S. income taxes on income of foreign subsidiaries which is intended to be remitted to the parent
 company in the near future.   In 1997, the Company initiated the liquidation
 of its wholly-owned Swiss subsidiary and repatriated $736,000, net of taxes of
 $170,700.   At December 31, 1997, the remaining unremitted income of foreign subsidiaries was not significant, and the liquidation will be substantially completed in 1998.

 E.  Earnings Per Share

 The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations pursuant to SFAS No. 128, "Earnings Per Share".



 For the years ended December 31,
                                         1997          1996         1995
 Basic shares                          3,661,983    5,305,997    5,310,975
 Dilution: Stock Options and Warrants    166,564       29,037       36,458
 Diluted Shares                        3,828,547    5,335,034    5,347,433

 Income available to common
   shareholders                       $5,191,469   $4,699,564   $2,344,460

 Basic earnings per share                  $1.42        $0.89        $0.44
 Diluted earnings per share                $1.36        $0.88        $0.44

 F.  Consolidated Statement of Cash Flows

 For purposes of the statement of cash flows, the Company considers all highly liquid investments and debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1997 and 1996 cash and cash equivalents consisted of money market funds and cash on deposit of $2,868,000 and $623,000, respectively including $55,000 and $359,000 held in foreign currencies. At December 31, 1996, cash and cash equivalents included $14,789,000 in U.S. Treasury Bills which matured in January 1997.

 G.  Revenue Recognition

 Royalty and service revenue is recognized as the revenue is earned. Non-recurring lump sum payments that represent settlements of patent infringement claims are recognized when the settlements occur and collectibility is reasonably assured.

 H.  Using Estimates in Financial Statements

 In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

 I.  Intangibles

 Patents are amortized on a straight-line basis over their statutory life or expected useful life, whichever is shorter. Goodwill is amortized on a straight-line basis over 15 years.

 The carrying value of the long-lived assets are reviewed if the facts and circumstances suggest that such assets may be permanently impaired, in accordance with SFAS No. 121, "Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". Such review is based upon the undiscounted expected future operating cash flows derived from such businesses and, in the event such result is less than the carrying value of the long-lived assets, including goodwill, the carrying value of such assets would be reduced to an amount that reflects the expected future benefit. During 1997, the Company wrote down $128,000 of goodwill originally recorded in connection with its acquisition of Advanced Resin Technology, Inc. (see Note 9).

 J. Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided for on a straight-line basis with estimated usefule lives ranging from 3 to 7 years.

 K.  Reclassifications

 Certain reclassifications have been made to the 1996 and 1995 financial statements to conform them to the current presentation.

 L.  Accounting Pronouncements Affecting Future Reporting

 In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company's unrealized gains or losses, net of taxes, on its licensing related securities, (including related derivative instruments) will be reported as an element of comprehensive income.

 In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual financial statements and requires that those companies report selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has not determined the effect, if any, SFAS No. 131 will have on the disclosures in its consolidated financial statement.

 NOTE 2 - MARKETABLE SECURITIES, LICENSE-RELATED SECURITIES AND INVESTMENTS HELD TO MATURITY

 Trading marketable securities at December 31, 1997 and 1996 are summarized as follows:


 Marketable Securities
                                    Market                   Carrying
December 31, 1997                   Value         Cost         Value
 U.S. Treasury Notes              $2,503,000   $2,503,000    $2,503,000

December 31, 1996
 U.S. Treasury Bills and Notes    $1,538,872   $1,538,872    $1,538,872
 Preferred stocks                    588,256      581,440       588,256
 Corporate bonds                     171,170      168,612       171,170
                                  $2,298,298   $2,288,924    $2,298,298


 Securities held to maturity at December 31, 1997 consisted of U.S. Treasury Notes maturing in 1999 with an amortized cost of $1,229,028. Such amortized cost approximated the market value. There were no securities categorized as held to maturity at December 31, 1996.

 License-related securities are as follows:
                         Fair                   Carrying        Unrealized
 December 31, 1997       Value         Cost        Value         Gain/(Loss)
 KeyCorp (NYSE-KEY)   $24,784,375   $1,940,188   $24,784,375    $22,844,187
 KeyCorp Put Options
   (Note 1C)              582,873    1,548,000       582,873       (965,127)
 KeyCorp Call Options
   (Note 1C)           (2,590,001)  (1,548,000)   (2,590,001)    (1,042,001)
                      $22,777,247   $1,940,188   $22,777,247    $20,837,059

 December 31, 1996
 DBT Online, Inc.
   (NASDAQ-DBTO)         $261,800       $6,790      $261,800       $255,010
 KeyCorp (NYSE-KEY)    18,877,000    2,073,229    18,887,000     16,813,771
 Three-Five Systems, Inc.
   (NYSE-TFS)           3,742,853         -        3,742,853      3,742,853
                      $22,891,653   $2,080,019   $22,891,653    $20,811,634


 In 1998, there was a 2-for-1 stock split of KeyCorp's common stock. All references to the number of KeyCorp shares in the Notes to the Consolidated financial Statements have been adjusted to reflect such stock split.

 At December 31, 1997 the Company held 700,000 shares of KeyCorp common stock and put and call options covering 600,000 of such shares (options for 50,000 shares expiring at each quarter end over the next three years). At December 31, 1996 the Company held 8,800 shares of DBT Online, Inc., 748,000 shares of KeyCorp and 290,707 shares of Three-Five Systems, Inc.

 The realized gains and losses, accounted for on a first-in first-out basis, for the years ended December 31, 1997, 1996 and 1995 are summarized as follows:


Marketable Securities
                                          1997         1996        1995
Realized gains                          $85,994      $136,801    $106,367
Realized losses                         (18,849)     (123,745)    (19,874)
                                        $67,145       $13,056     $86,493

License-related Securities

Realized gains in:                        1997         1996        1995
Three-Five Systems, Inc.             $5,205,195      $500,353    $176,199
KeyCorp                               1,437,929       985,623        -
DBT Online, Inc.                        292,727     3,319,509        -
AutoFinance Group, Inc.                    -             -         79,582
                                     $6,935,851    $4,805,485    $255,781

 Derivatives

 The Company owns 700,000 shares of KeyCorp common stock (NYSE-KEY) which, as of December 31, 1997 had a market value of $24,784,375. In order to minimize the Company's exposure to a decline in the value of KeyCorp, on September 12, 1997, the Company entered into thirteen (13) individual derivative contracts with Union Bank of Switzerland ("UBS") providing for both put options and call options, which are exercisable only on the indicated expiration date. The "put options" give the Company the right to sell the KeyCorp stock covered by the option to UBS at the agreed upon option price even if the market price is lower
 on the settlement date.   The written call options give UBS the right to
 require the Company to sell the KeyCorp common stock covered by the option at the agreed upon option price even if the market price is higher on the settlement date. If the price is between the put and call option prices on the settlement date both options lapse. At the first contract expiration date of December 31, 1997, UBS exercised its option and the Company realized a gain of $1,437,929 on the sale of 48,000 shares. The schedule below details the expiration dates and the pricing for each of the remaining contracts.
                                  Put Option             Call Option
                             Strike                   Strike
 Expiration   Number of       Price     Aggregate     Price         Aggregate
  Date          Shares    Per Share       (1)        Per Share        (1)
 03/31/98       50,000    $27.42615    $1,371,308     $33.1855     $1,659,275
 06/30/98       50,000    $27.42615    $1,371,308     $33.8865     $1,694,325
 09/30/98       50,000    $27.42615    $1,371,308     $34.4350     $1,721,750
 12/31/98       50,000    $27.42615    $1,371,308     $35.0140     $1,750,700
 03/31/99       50,000    $27.42615    $1,371,308     $35.3490     $1,767,450
 06/30/99       50,000    $27.42615    $1,371,308     $35.9585     $1,797,925
 09/30/99       50,000    $27.42615    $1,371,308     $36.5680     $1,828,400
 12/31/99       50,000    $27.42615    $1,371,308     $37.1775     $1,858,875
 03/31/00       50,000    $27.42615    $1,371,308     $37.4825     $1,874,125
 06/30/00       50,000    $27.42615    $1,371,308     $38.0920     $1,904,600
 09/30/00       50,000    $27.42615    $1,371,308     $38.7015     $1,935,075
 12/31/00       50,000    $27.42615    $1,371,308     $39.3720     $1,968,600


 (1) Number of shares multiplied by the option strike price.

 NOTE 3 - OTHER ASSETS

 Other assets consist of:
                                                        1997         1996
Notes receivable, net                                 $416,519     $930,692
Patents and trademarks, net of accumulated
    amortization of $129,000 in 1997 and
    $94,000 in 1996                                    263,278      274,938
Deferred charges, net of accumulated
 amortization of $174,000 in 1997 and $155,000
 in 1996                                                11,052      253,409
Other                                                   21,882        3,052
                                                      $712,731   $1,462,091


 NOTE 4 - INCOME TAXES

   The provisions for taxes on income for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                     1997          1996           1995
Federal
    Current                       $2,337,754    $1,934,460      $902,909
    Deferred                         202,812      (181,846)      124,791
State and local                       33,533        15,466         2,028
Foreign taxes                         32,658        32,361        50,572
                                  $2,606,757    $1,800,441    $1,080,300


   The provision for taxes on income for the years ended December 31, 1997, 1996 and 1995 differed from the amount computed by applying the statutory Federal income tax rate of 34% as follows:

                                      1997         1996           1995
Statutory rate                         34%          34%            34%
Dividend received exclusion            (2%)         (4%)           (2%)
Other                                   2%          (2%)            -
Provision for taxes on income          34%          28%            32%


 The tax effects of temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:


 Assets                                               1997          1996
Deferred rent and compensation/retirement           $235,957      $233,680
Write-down of long term investments and other, net   137,002        93,660
KeyCorp put and call options basis differences       682,423          -
                                                  $1,055,382      $327,340
Liabilities
KeyCorp/AFG common stock basis difference          8,424,398    $6,419,133
License-related securities common stock basis difference -       1,033,424
Cash to accrual basis adjustment for Human Factors    24,000          -
                                                  $8,548,398    $7,452,557
Net Liability                                     $7,493,016    $7,125,217

NOTE 5 - STOCKHOLDERS' EQUITY

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

 B.    Stock Option Plans

 In October 1995 the SFAS No. 123, "Accounting for Stock-Based Compensation". This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or continuing to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. This statement is effective for the year ended December 31, 1996. The Company intends to continue using the measurement prescribed by APB opinion No. 25, and accordingly, this pronouncement will not affect the Company's financial position or results of operations.

 In May 1990, shareholders approved the 1990 Stock Option and Incentive Plan (the "1990 Plan") which authorizes the issuance of up to 300,000 shares of common stock. The Board of Directors of the Company has adopted, subject to shareholder approval, an amendment to increase the number of shares reserved for issuance under the 1990 Plan by 100,000. The 1990 Plan authorizes the issuance of various incentives to employees (including officers and directors who are employees), including stock options, stock appreciation rights, and restricted performance stock awards. The 1990 Plan allows for the stock option committee to determine type, shares and terms of the grants, which may be made at any time through March 14, 2000.

 In addition to the 1990 Plan outlined above, the Company has also granted stock options to the directors. In 1990, stock options to purchase 42,500 shares of common stock were granted and in 1996 stock options to purchase 50,000 shares were granted at an exercise price of $5.9125. By March, 1998 all of the options granted in 1990 have been exercised by the directors. On April 7, 1997, the Company sold a warrant to Palisades Capital Securities, L.L.C. for a price of $103,320 to purchase 200,000 shares of common stock at $8.25 per share. On November 25, 1997, the Company issued non-qualified stock options to eleven employees of Human Factors to purchase an aggregate of 165,000 shares of common stock.

 The table below summarizes 1990 plan option activity:


                              Weighted-           Weighted-           Weighted-
                               average             average             average
                               exercise           exercise            exercise
                        1997    price      1996     price     1995      price
Outstanding at beginning
 of year               332,500   6.79    261,625     4.84    263,500    4.77
Options granted        220,000  13.34    185,000     7.82      3,125    6.23
Options exercised      (11,500)  2.27   (102,000)    3.67     (5,000)   2.38
Options canceled          -              (12,125)    6.65       -
Outstanding at end of
  year                 541,000   9.55    332,500     6.79    261,625    4.84
Exercisable at end of
  year                 341,000   6.97     97,500     4.13    204,625    3.97


 The following table summarizes option data of December 31, 1997:

                                Weighted
                 Number         average      Weighted   Number         Weighted
   Range         outstanding    remaining    average    exercisable    average
   of exercise   as of          contractual  exercise   as of          exercise
   prices        Dec. 31, 1997  life         price      Dec. 31, 1997  price

   $2.19-$8.99   236,000        2.1          $5.93      236,000        $5.93
   $9.13-$14.13  305,000        9.4          $12.35     105,000        $9.30
                 541,000                                341,000

 The exercise prices of all options granted (qualified and non-qualified) during 1997 are at fair value of common stock at date of grant. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yields of 0, 7.8 and
 7.0 percent; expected volatility of 60, 20 and 20 percent; risk-free interest rate of 5.9, 6.6 and 5.8 percent; and expected lives of 10, 7 and 8 years. The weighted-average fair value of options granted was $9.97, $2.56 and $2.37 for the years ended December 31, 1997, 1996 and 1995 respectively.

 The pro forma amounts are indicated below:


Year Ended December 31,                 1997        1996        1995
Net income
    As reported                     $5,191,469  $4,699,564  $2,344,460
    Pro forma                       $5,098,270  $4,450,316  $2,343,466

Diluted Earnings per share
    As reported                          $1.36       $0.89       $0.44
    Pro forma                            $1.33       $0.84       $0.44


 C.  Stock Repurchase Agreement

 On January 6, 1997, pursuant to a December 13, 1996 stock repurchase agreement, the Company purchased 1,775,000 shares of its common stock from Eugene M. Lang and the Eugene M. Lang Foundation for $8.25 per share or an aggregate purchase price of $14,643,750. The purchase was at a premium to the then market price, which is not considered additional compensation by the Company, and was funded with cash and proceeds of sales of marketable securities. These shares are being held by the Company as Treasury Stock.

 NOTE 6 - COMMITMENTS AND CONTINGENT LIABILITIES

 A.    Commitments

  The Company has leases for (i) office space in New York City for its corporate headquarters and technology licensing operations through 2004,
 (ii) a laboratory in Lawrence, Massachusetts for its Advanced Resin subsidiary through 1998, and (iii) executive offices and facilities in New York City for its Human Factors Industrial Design, Inc. ("Human Factors") subsidiary through 2003. In addition, Human Factors rents space in the same building under a lease that expires in October, 1998 and additional space on a month-to-month basis. The Company also has a lease for office space for its REFAC Financial Corporation subsidiary in Las Vegas, Nevada which is terminable on a 30 day notice. The aggregate minimum future rental payments under the leases total $2,305,000; minimum payments required for each of the next five years are as follows: $349,000 in 1998; $355,000 in 1999; $359,000 in 2000; $363,000 in 2001; and $380,000 in 2002.  The Company currently subleases a portion of its New York City office space under subleases that are terminable on six months notice. The expected future rental payments under the subleases total $405,000; expected payments for each of the next five years are as follows: $57,000 in 1998; $57,000 in 1999; $59,000 in
 2000; $63,000 in 2001; and $67,000 in 2002.  In accordance with SFAS No. 13, rent expense is charged to operations at an average of the lease payments over the life of the lease. The amounts cited exclude potential escalation for maintenance and tax increases. Rent expense, net, was approximately $189,000, $172,000 and $153,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

 B.    Employment Agreement

  In December, 1996, the Company's employment agreement with its President and Chief Executive Officer was amended and restated through December 31, 2001. The agreement provides for minimum annual compensation and bonus as determined by the Board of Directors and the added title and responsibilities of Chief Executive Officer. The officer was also granted options to purchase 100,000 shares of common stock pursuant to the Company's Stock Option Plan. In 1996, the officer exercised previously granted options to purchase 100,000 shares of common stock. In connection with such exercise, the Company provided the officer with a loan of $375,000, bearing interest at the Long-Term Applicable Federal Rate and maturing December 13, 2006. The Company determined that there was no compensation charge related to the grant of the options or extending of the loan.

 C.  Contingent Liabilities

  In the ordinary course of its patent licensing and enforcement activities, the Company becomes engaged in the prosecution of infringement actions against various companies. Such actions are initiated only after the Company satisfies itself that (a) the claims of the patent have substantial merit and (b) there are specific grounds for asserting infringement. Such litigation often induces various defenses including, among others, challenging the validity of the patents and seeking reimbursement from the Company for the legal costs of defense. Such reactions are conventional aspects of the conduct of the Company's patent licensing and enforcement activities. The Company from time to time has been the target of several such actions. At December 31, 1997, there were no pending claims against the Company related to its patent licensing business.

 D. Deferred Compensation/Post-Retirement Benefits

  On December 13, 1996, the Company entered into a retirement agreement with its Chairman and Chief Executive Officer, Eugene M. Lang, under which he relinquished his title and responsibilities as Chief Executive Officer on January 6, 1997 and as Chairman on June 30, 1997. For a period of three years commencing July 1, 1997, Mr. Lang has agreed to act as a consultant to the Company and to remain on the Company's Board of Directors. The retirement agreement also provides for an annuity of $100,000 per annum during his life, medical and health benefits for him and his spouse during their lives, and office facilities, equipment and personnel support for two years following his consulting services. In 1996, the Company expensed $445,058 for such retirement benefits, which represents the present value of the expected payments, following the consultancy period, based upon his estimated life expectancy.

 NOTE 7 - RELATED PARTY TRANSACTIONS

  In connection with Mr. Lang's retirement and in recognition of his years of valued service to the Corporation, the Board of Directors authorized contributions aggregating $500,000 to several charitable organizations selected by Mr. Lang. Included among these were contributions totaling $50,000 to a charitable organization with which Mr. Lang is affiliated. During 1995, the Company made charitable contributions of $62,000 to institutions and charitable organizations with which an officer and certain directors of the Company were affiliated. The 1996 and 1995 charitable contributions were in the form of shares of Three-Five Systems, Inc. common stock owned by the Company.

 NOTE 8 - SEGMENTS AND CONCENTRATIONS

  During the period covered by these financial statements, the Company operated principally in one industry segment which is international licensing and technology transfer. With the purchase of Human Factors on November 25, 1997, the Company is now also engaged in industrial design and engineering. Only one month of Human Factors revenue is included in the Company's 1997 income, and which the Company does view as significant to its 1997 results. In 1998, revenue from Human Factors is expected to be a material component of the Company's revenues.

   Foreign source revenues of domestic operations amounted to:
                               1997         1996           1995
Europe                       $681,977     $855,800     $1,242,106
Asia                          233,691      250,014        475,366
                             $915,668   $1,105,814     $1,717,472

 Revenues from entities utilizing the Company's licensed technology that comprise more than 10% of service revenues are summarized below:

 Percentage of Service Revenues
                               1997         1996         1995
Largest entity                  57%          55%          48%
Second largest entity           10%          12%          14%


 NOTE 9 - ADVANCED RESIN TECHNOLOGY, INC.

 On December 29, 1995, the Company acquired a 92% interest in the common stock of Advanced Resin Technology, Inc. ("Advanced Resin"), which manufactured hot-melt polyurethane adhesives and elastomers under a license from the Company. The acquisition was accounted for as a purchase, and resulted in the recording of $158,000 of goodwill. On February 6, 1998, Advanced Resin ceased such manufacturing activities so that it could concentrate its efforts on the research and development of this technology. As a result, in the fourth quarter of 1997, the Company incurred an after-tax loss on such ceased operations of approximately $341,000, which included a write-off of the unamortized goodwill and other assets and the accrual of certain expenses.

 NOTE 10 - HUMAN FACTORS INDUSTRIAL DESIGN, INC. ACQUISITION

 On November 25, 1997, the Company completed the purchase of the outstanding stock of Human Factors Industrial Design, Inc. ("Human Factors") for $6,000,000, of which $4,500,000 was payable in cash and $1,500,000 in Company stock (valued at $12.565 per share). The Company paid 10% of the purchase price at closing, which included 12,000 shares of the Company's common stock and the balance in January, 1998 which included 107,374 shares of the Company's common stock. The excess of the aggregate purchase price over the net tangible assets acquired was allocated to goodwill and is being amortized over fifteen years. The operating results of Human Factors have been included in the Company's consolidated financial statements since the date of acquisition. The Company may also be required to make a contingent purchase price payment to the former Human Factors shareholders if certain earnings targets, as defined in the purchase agreement, are met. The Company also has entered into employment agreements with each of the Human Factors shareholders providing for annual base salaries, performance based incentive bonuses and the grant of stock options.

 NOTE 11-SUBSEQUENT EVENTS

 On January 21, 1998, the Company formed Selective Licensing & Promotion, Ltd. ("Selective Licensing"), a trademark licensing and consultancy agency for brand and character licensing, with Ms. Arlene J. Scanlan. The Company and Ms. Scanlan own 81% and 19%, respectively of the outstanding capital stock of Selective Licensing. The Company has entered into a five year employment agreement with Ms. Scanlan to serve as the President and Chief Executive Officer of Selective Licensing that provides for an annual base salary, performance based incentive bonuses and the grant of stock options. In addition, the Company has committed to make up to $1 million in financing available to Selective Licensing over the next three years.

 NOTE 12 - Selected Quarterly Financial Data (Unaudited)
                                                         1997
                  First Quarter  Second Quarter  Third Quarter  Fourth Quarter
Total revenues     $1,799,018       $2,599,660     $3,844,529     $3,241,234
Operating income   $1,034,899       $1,646,810     $3,032,549     $1,712,931
Net income           $839,711       $1,317,081     $2,177,837     $  856,840
Net income per
  common share     $      .22       $      .35     $      .57     $      .23


                                       1996
                 First Quarter   Second Quarter  Third Quarter  Fourth Quarter
Total revenues    $2,629,918       $2,224,763     $1,560,623     $2,783,729
Operating income  $1,951,102       $1,407,535     $  980,350     $1,057,640
Net income        $1,423,238       $1,138,432     $  890,350     $1,247,544
Net income per
  common share    $      .27       $      .21     $      .17     $      .23


 Market Price of Common Stock
                                             1997               1996
                                         High  -  Low        High - Low
First Quarter                           7 1/4  - 5  5/8     6 1/2 - 5 5/8
Second Quarter                        13 15/16 - 6 5/16     8 3/4 - 5 1/2
Third Quarter                           11 7/8 - 9 5/8      7 5/8 - 6 5/8
Fourth Quarter                          16 1/8 - 10         7 1/8 - 5 3/4



 The Company's common stock is listed on the American
 Stock Exchange under the symbol REF.
 There were 830 stockholders of record as of March 20, 1998.

 Report of Independent Certified Public Accountants


 To the Stockholders and Board of Directors
    REFAC Technology Development Corporation


 We have audited the accompanying consolidated balance sheets of REFAC Technology Development Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

 In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of REFAC Technology Development Corporation and Subsidiaries at December 31, 1997 and 1996 and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


 Grant Thornton LLP

 New York, New York
 February 6, 1998


 Inside back cover
 Directors

 Neil R. Austrian
 President
 National Football League

 Robin L. Farkas
 Private Investor

 Mark N. Kaplan
 Partner
 Skadden, Arps, Slate, Meagher & Flom LLP

 Eugene M. Lang
 Chairman Emeritus and Consultant
 REFAC Technology Development Corporation

 Herbert W. Leonard
 President
 Hamilton Associates

 Douglas M. Spranger
 President and Chief Executive Officer
 Human Factors Industrial Design, Inc.

 Robert L. Tuchman
 President, Chief Executive
 and General Counsel
 REFAC Technology Development Corporation

 Ira T. Wender
 Of Counsel
 Patterson, Belnap, Webb & Tyler LLP

 Officers

 Robert L. Tuchman
 President, Chief Executive Officer
 and General Counsel

 Raymond A. Cardonne, Jr.
 Vice President

 Robert Rescigno
 Secretary, Treasurer and Controller

 Counsel

 Skadden, Arps, Slate, Meagher & Flom LLP
 New York, New York

 Independent Auditors

 Grant Thornton LLP
 New York, New York

 Transfer Agent

 ChaseMellon Shareholder Services
 Ridgefield Park, New Jersey

 Statements about the Company's future expectations and all other statements in this Annual Report other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward looking statements are subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected or inferred results.