Form 10-K405/A, Exhibit 13
period 1997-12-31
REFAC TECHNOLOGY DEVELOPMENT CORP
filed 1998-06-01
CIK 82788

REFAC Technology Development Corporation is a leader in technology transfer and licensing, product design and development and trademark licensing and consulting. Our expertise is our ability to transform the earning potential of intellectual property rights into revenue-bearing values for our clients, business partners and shareholders.


     1   Selected Financial Information
     2   Letter to Shareholders from the Chairman & CEO
     4   New Ways of Creating Value
     5   New Synergies
     6   Human Factors-New Ways to Solve Problems
     8   Human Factors-New Ways to Provide Value
     9   Selective Licensing-New Ways to Extend Value
     10  REFAC-A Solid Core for Creating Value
     12  Management's Discussion and Analysis
     15  Consolidated Balance Sheets
     16  Consolidated Statements of Operations
     17 Consolidated Statements of Changes in Stockholders' Equity 18 Consolidated Statements of Cash Flows
     19  Notes to Consolidated Financial Statements

 Selected Financial Information


 Year Ended December 31,               1997         1996         1995
 Total revenues                     $11,484,441   $9,199,033  $4,528,042
 Operating income                     7,427,189    5,396,627   2,105,348
 Net income                           5,191,469    4,699,564   2,344,460
 Earnings per common share - diluted       1.36          .88         .44
 Total assets                        37,141,493   43,294,578  37,352,431
 Shareholders' equity                22,622,508   32,044,299  29,084,581


 Financial highlights graphs detailing total revenues, net income and earnings per common share.

Letter to Shareholders

  In left hand margin photo of Robert L. Tuchman, Chairman & CEO

 Dear Stockholder:

 Last year, I set as our primary objective a program of significant, long-term growth while remaining profitable and enhancing the value of your shares. By any measure, 1997 was an exciting year of growth and transition for our Company. We posted record earnings while expanding our core business capabilities through the acquisition of Human Factors Industrial Design, Inc. ("Human Factors") last November and by the formation of our Selective Licensing & Promotion, Ltd. ("Selective Licensing") subsidiary early this year. REFAC today is a multi-dimensional company with core competencies in technology transfer and licensing, product design and engineering, and trademark licensing and promotion.

 Individually, each of these business entities has the potential to generate significant revenue for the Company in years to come. In tandem, they offer unique, exciting and dynamic synergies for creating new sources of growth, profit and shareholder value. We are committed to making these new synergies work as we continue to grow the Company.

 Financial Results
 Consolidated net income for the year ended December 31, 1997, was $5,191,000, or $1.36 per share, compared with $4,700,000, or $0.88 per share in 1996. Consolidated gross revenues were $11,484,000, up 25% percent from $9,199,000.

 We achieved record earnings despite a 1997 operating loss of $307,000 after taxes, or $0.08 per share, on our hot-melt adhesive manufacturing operations and an additional loss of $341,000 after taxes, or $0.09 per share, when we decided to cease such operations at the end of the year. The increase in 1997 revenues and net income was attributable to an increase in gains on the sale of license-related securities. However, at year end, the value of REFAC's license-related securities was $22,800,000 compared to $22,900,000 at the end of 1996.

 Significant Accomplishments
 The acquisition of Human Factors last year was a major step in our program to expand REFAC's core business. As one of the nation's premier industrial design and engineering firms, Human Factors adds impressively to REFAC's client roster, professional abilities and creative talent. Their product design and engineering expertise will add immediate value to our technology licensing business, while our entrepreneurial expertise will expand their revenue-generating potential.

 The establishment of Selective Licensing in January was another important step in becoming a full-service company for all facets of intellectual property development and management. Its President, Arlene Scanlan, brings us 20 years of successful experience in specialized brand and character licensing and promotion.

 In our core technology licensing and transfer business, we continued to make progress in all of our major ventures. Towards the end of the year, we formed REFAC Biochemics Corporation and assigned to it our Exclusive License Agreement covering United States Patent No. 5,409,903 for eliminating the
 H. pylori bacteria without the use of antibiotics. We have reached agreement in principle with a hospital to sponsor a clinical study for this pharmaceutical composition, which we have named "Pyloricide TM". We expect that the Investigative New Drug Application will be submitted to the Food and Drug Administration during the second quarter so that the clinical trial may proceed during the second half of the year. If the early stages of the clinical trial confirm the efficacy of the Pyloricide medication, its significant revenue potential should enable us to attract a major pharmaceutical company to complete the clinical trial and bring this drug to market.

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

 REFAC is strongly positioned to be the company of choice for clients seeking to commercialize or extract value from their intellectual properties and to bring new or improved products to market. We will continue to leverage our experience and resources in the years ahead through internal growth and further strategic alliances and acquisitions.

 Sincerely Yours,

 Robert L. Tuchman
 Chairman & CEO

 In the right hand margin - Our principal objectives are to continue to grow and broaden our business and to maintain our level of profitablility.


 NEW WAYS OF CREATING VALUE

 Photo of Robert L. Tuchman Chairman & CEO, REFAC, Arlene J. Scanlan President, Selective Licensing & Promotion, Ltd. and Douglas M. Spranger President, Human Factors Industrial Design, Inc.

 REFAC's three core business units combine to form a powerful mix of expertise for transforming latent potential into commercial value in the global marketplace. Clients of any one of our businesses will now have access to the complete range of capabilities that REFAC offers. As a result, the spectrum of lucrative entrepreneurial opportunities available to us has been significantly expanded.

 REFAC's core technology licensing and transfer clients and partners can now utilize the product design and engineering expertise of Human Factors to nurture and enhance their properties. They can also consult with or retain Selective Licensing regarding programs to extend and promote their valuable brands and trademarks or to audit existing license agreements.

 Human Factors is now able to offer its traditional clients a full complement of trademark and technology licensing services, as well as reduced-risk partnering options for bringing new products to market. Human Factors can also approach new clients with specific, turnkey proposals for extending trademark brand value as consultants or equity participants.

 Selective Licensing is now positioned to approach trademark licensing clients with the full power of product design behind them. As part of REFAC, Selective Licensing can not only recommend creative licensing strategies, but can also offer the development of innovative products specially designed to capture and reflect the integrity and essence of its clients' trademarks.


 NEW SYNERGIES

 Synergy charts: Graphic depiction of the three logos with core competencies merging to form new capabilities/opportunities beyond the abilities of any one entity. Overlapping ovals for each business connected to the synergies, etc.

 "Individually, each of these business entities has the potential to generate significant revenue for the Company in years to come. In tandem, they offer unique, exciting and dynamic synergies for creating new sources of growth, profit and shareholder value."
 Quote from Robert L. Tuchman

 SYNERGY OPPORTUNITIES


 Technology & trademark licensing
 strategies

 Product design & engineering
 partnering

 Technology/Product development
 service

 Technology/Product development
 partnering

 Technology/Product manufacturing
 contracts

 Brand extension strategy service

 Brand extension design, licensing &
 promotion partnering

 Patent, license & trademark
 protection


 REFAC logo

 Technology licensing & transfer services
 Commercialization strategies and implementation
 Technology assessment and consulting
 Technology patent/licensing protection
 Litigation support

 HUMAN FACTORS-id

 Product invention and patent development
 Industrial design
 Applied human factors research
 Mechanical engineering
 Prototypes and production liaison
 Product consulting
 Control rooms architectural design service

 SELECTIVE LICENSING & PROMOTION Logo

 Trademark licensing services
 Trademark consulting
 Trademark promotions
 Royalty verification & contract administration

 NEW WAYS TO SOLVE PROBLEMS

 HUMAN FACTORS-id

 Quote in left hand margin - "Human Factors' innovative work on our ReflexTM stapler played a major role in helping our company grow from $9 million in sales to over $30 million." - Rick Newhauser, CEO, Richard-Allen Medical

 Eleven pictures of products that Human Factors has designed in the past including the Langer R CRS R (counter rotation system), Coleman NorthStar R Lantern, Surgical skin stapler, Jeep Boombox radio, various medical instruments, new wiring design for Eagle Electric Corporation, OXO salad spinner, Sony speakers, Colgate Total toothbrush.

 Human Factors Industrial Design offers a full range of research, design and engineering expertise to create innovative products that attract customers, are easy to use and outperform the competition. We successfully integrate the disciplines of applied human factors, design and engineering to produce inventive solutions to complex problems.

 Observation & Analysis
 Two basic ingredients of our methodology are formal observation of user behavior and applied consumer research. These insights guide the design team to create products that visually and functionally excite the user.

 Human Factors/Ergonomics
 Our goal is to optimize the relationship between people and products. Each product presents a unique set of challenges.

 Design and Engineering
 The design process is not complete until production units are ready to ship. Human Factors routinely assists clients through every phase of the development process, from conceptual sketches through to final engineering and documentation.

 Implementation
 Quality, expressed through precise fit and finish, must accompany faultless reliability. Armed with powerful CAD/CAE tools, and a fully equipped model and machine shop, we are able to resolve all production details while fast-tracking the development cycle.

 Results
 Our clients measure the results of our work in terms of new business, higher profits and increased market share.

 In right hand margin Client Quotes: - [With photo of salad spinner] "Human Factors not only solved the range of complex technical problems in record time, but gave us an elegant design solution."
 Alex Lee, Vice President Managing Director, OXO International


 HUMAN FACTORS -- NEW WAYS TO PROVIDE VALUE

 Picture of Human Factors Industrial Design Management Group - Top Row From Left To Right: Paul J. Mulhauser, Vice President, Bert D. Heinzelman, Executive Vice President, Werner R. Kamuf, Controller
 Bottom Row From Left To Right: Douglas M. Spranger, President, Robert L. Tuchman, President & CEO, REFAC

 Picture of Honeywell Process Manager. Below picture the following quote, "I commend your staff's efforts to 'do whatever it takes' to get the job done on time."
 Pete Walton, Principal Development Engineer, Honeywell, Inc.

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

 Photo of St. Jude Medical Intra-Aortic Medical Pump


 SELECTIVE LICENSING --- NEW WAYS TO EXTEND VALUE

 Established early in 1998 as an 81%-owned subsidiary, Selective Licensing & Promotion, Ltd., ("Selective Licensing") is one of the few trademark agencies that can offer clients in-house design capability as well as royalty administration and verification services. Headed by 20-year industry expert Arlene Scanlan, who owns the remaining 19%, Selective Licensing was launched with two revenue-generating properties under license -- the "Psycho Chihuahua" and "Class of 2000" trademarks -- and a consultant arrangement with Ben & Jerry's Ice Cream.

 Unlike other trademark licensing agencies, Selective Licensing can draw on the in-house expertise of Human Factors to creatively design quality products that align with the trademark owner's specific licensing interests and then find licensees that are capable of bringing those products to market. This differs from the traditional structure in which the licensing agent seeks a manufacturer that has interest in using the mark on its products and then relies upon the manufacturer to design the licensed product.

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

 PHOTO & QUOTE/ARLENE J. SCANLAN, President, Selective Licensing & Promotion,
  Ltd.:
 "The only limit to what we can achieve with SL&P as part of the REFAC family is the extent of our own imaginations."

 Trademark graphics of Class of 2000, Psycho Chihuahua and Ben & Jerry's Ice Cream.

 REFAC --- A SOLID CORE FOR CREATING VALUE

 Left hand margin - REFAC logo

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

 One of the abiding strengths of our business is the diversity and long-term potential of our licensing programs. For example, the Heli-Coil R and Dodge R industrial fasteners, which we first licensed in 1952, continue to provide us with recurring royalty income. So does our Gough-Econ materials handling technology, first licensed in 1964.

 We think that our thermoplastic polyurethane hot-melt adhesive technology can
 achieve the same longevity.   Having completed one non-exclusive agreement
 with Key Polymer Corporation, we will seek additional licensing agreements with other adhesive manufacturers and focus more efforts on research and development to refine and broaden this valuable technology. Our strategy is to provide more than just a license under the patents. Future agreements will include the use of our trade secrets - - - such as specific product formulations - - - trademarks and ongoing research and technical support services.

 The licensing program for Dr. Priest's patent relating to the storage, retrieval and communication of electronic data began generating revenue for REFAC in 1995, and we will continue to seek new agreements to augment those already negotiated with Microsoft Corporation, Novell, Inc., General Magic, Inc., and QualComm, Inc.

 Picture of Gough-Econ materials handling equipment, Dodge inserts, and Heli-Coil inserts

 Picture of laser, representing The Gould laser patent, and Computer renderings of H. pylori bacteria-the leading cause of ulcers.
 Reprinted with the permission of Dr. Barry J. Marshall.

 Quote in right hand margin - One of the abiding stregnths of our business is the diversity and long-term potential of our licensing programs.

 If REFAC Biochemic Corporation's planned clinical trial for the patented Pyloricide TM pharmaceutical composition validates U.S. Patent No. 5,409,903 (the "Polak-Kappas Patent"), this technology will become an important contributor to mankind's battle against the H. pylori bacteria, the leading cause of ulcers. Also thought to be the trigger for most stomach cancers,
 H. pylori is one of the world's most common infectious agents. Nearly 40 percent of the U.S. population is infected and half of them develop at least one ulcer during their lifetime. Our technology represents a relatively simple, inexpensive and potentially efficacious means of eliminating H. pylori without the use of antibiotics and without side-effects. If the trial confirms the efficacy of the compound in humans, this technology will become a significant contributor to REFAC's income for many years to come.

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

 Our only pending patent litigation relates to the Storer Patent, which concerns the international standard for data compression in data modems known as V.42 bis. This case is scheduled to go to jury trial in June, 1998 and it is probable that the outcome will be appealed with a final result not expected until 1999 at the earliest.

 Picture in right hand margin of Hot-melt adhesives.


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Results of Operations

     Total operating revenues were $11,484,000 in 1997 as compared to $9,199,000 in 1996 and $4,528,000 in 1995. The increase, in each year, is due to gains on the sale of license-related securities. Royalties accounted for 29%, 38% and 88% of operating revenues in 1997, 1996 and 1995, respectively. Income (realized gains on sales and dividend income) from license-related securities accounted for 66%, 59% and 9% of operating revenues in 1997, 1996 and 1995, respectively.
     As of December 31, 1997, "license-related securities" consisted of
700,000 shares of KeyCorp common stock. KeyCorp had a 2-for-1 stock split of such common stock on March 9, 1998 and all references in this Report to the number of KeyCorp shares have been adjusted to reflect such stock split. The Company intends to sell such shares over a three year period and has contracted for twelve successive quarterly puts and calls, each of which covers 50,000 KeyCorp shares. See Note 2 to the Consolidated Financial Statements for additional details concerning such securities. Service fees represents one month of activities of Human Factors Industrial Design, Inc., ("Human Factors") acquired on November 25, 1997.
     Royalties consist of recurring royalty payments for the use of licensed patents and/or trademarks as well as non-recurring, lump sum license payments. Royalties decreased $207,000 or 6% in 1997, and $451,000 or 11% in 1996, as compared to each of the previous years. Revenues from non-recurring agreements vary from period to period depending upon the nature of the licensing programs pursued for various technologies in a particular year and the timing of successful completion of license agreements. During 1997, 1996 and 1995, non-recurring licensing revenues amounted to $307,000, $310,000 and $593,000, respectively. The Company anticipates that non-recurring revenues will continue to be a material component of royalties in the future. Recurring revenues from established relationships decreased by $210,000 or 7% in 1997 as compared to 1996, principally due to a decrease in revenues from the Heli-coil insert patents and trademark.
     Service expenses consist principally of amounts paid to licensors at contractually stipulated percentages of the Company's specific patent and product revenues. Other costs included in service expenses relate to the investigation, marketing, administration, enforcement, maintenance and prosecution of patent and license rights and related licenses. Service expenses for 1997 represented 41% of service revenues, compared with 35% and 26% in 1996 and 1995, respectively. The increase in this ratio in 1997 is attributable to the acquisition of Human Factors, an industrial design and engineering firm. Due to the service nature of Human Factors' business, the percentage of service expenses to service revenues is expected to increase in 1998 as compared to 1997. The increase in 1996 was attributable to the acquisition of Advanced Resin Technology, Inc. ("Advanced Resin").
     Selling, general and administrative expenses decreased in 1997 by $40,000 or 3% and increased in 1996 by $1,073,000 or 84% as compared to each of the previous years. The decrease in 1997 was principally attributable to a decrease in charitable contributions versus 1996, and deferred compensation and benefits payable to the former Chairman, offset by an increase in salaries and related payroll taxes and expenses, the write-down of assets by the Company's majority-owned subsidiary, Advanced Resin, due to the cessation of its manufacturing operations, and an increase in professional fees (public relations, investment advisor and legal fees). The increase in 1996 was attributable to the contributions and deferred compensation and benefits payable mentioned above, and the operations of Advanced Resin. Results for 1998 will include approximately $340,000 of amortization expense related to the Human Factors purchase, versus $28,000 in 1997.

Other Income and Expenses
     In 1997, the Company had realized gains on its marketable securities of $67,000 as compared to losses on marketable securities of $13,000 in 1996, consisting of realized gains of $13,000 and unrealized losses of $26,000, and net gains in 1995 of $244,000.
     The dividend and interest income produced by the Company's marketable securities decreased in 1997 by $799,000 and by $1,000 in 1996 as compared to each of the previous years. The decrease in 1997 was attributable to a reduction in the Company's cash and securities. See "Liquidity and Capital Resources" below.
     The Company's income tax provision of $2,607,000 in 1997 reflected an effective tax rate of 34% (the Federal statutory corporate income tax rate), compared with rates of 28% and 32% in the two previous years. The increase from the prior year is principally due to a decrease in the benefits derived from statutory dividend received exclusions from taxable income.
     The Company's income from technology transfer operations has not in the past been materially affected by inflation. Likewise, while currency fluctuations can influence service revenues, the diversity of foreign income sources tends to offset individual changes in currency valuations.

Liquidity and Capital Resources
     Cash, cash equivalents, and marketable securities decreased $12,340,000 from $17,710,000 at December 31, 1996, to $5,371,000 at December 31, 1997.
The decrease is accounted for by the use of funds for a stock repurchase and payment of a cash dividend on January 6, 1997. On that day, the Company repurchased 1,775,000 shares of common stock from Eugene M. Lang, its former Chairman, and the Eugene M. Lang Foundation for $14,643,750 ($8.25 per share).
     In January, 1997 (declared in December, 1996), December, 1995 and
December, 1994, the Company paid a cash dividend of approximately $2,700,000, or $0.50 per share. In November, 1997, the Company announced that it will no longer pay annual dividends and will use its earnings to fund continuing growth.
     In November, 1997, the Company acquired 100% of Human Factors from its stockholders for $6 million ($4.5 million cash and 119,374 shares of the Company's common stock valued at $1.5 million) and committed to invest $1 million in such corporation. On January 5, 1998, the Company paid such stockholders $4,074,000, representing the balance then due on the cash portion of the purchase price.
     In January, 1998, the Company formed a new,81%-owned subsidiary, Selective Licensing & Promotion, Ltd. The Company has committed to invest up to $1,000,000 over the next three years in this new venture.
     Additionally, the Company has commitments under leases covering its facilitites (see Note 6A to the accompanying Consolidated Financial Statements), and under a Retirement Agreement with Mr. Lang (which has been provided for in the financial statements). Except as reflected herein, the Company has no other significant commitments. The Company believes its liquidity position is adequate to meet all current and projected financial needs.
     Effective January 1, 1994, the Company adopted the provision of Statements of Financial Accounting Standards ("SFAS") No. 115, which requires all securities to be recorded at market value. The unrealized gain/(loss) from current marketable securities is included in the Statement of Operations for 1996 and 1995 (there was no gain/(loss) in 1997). The unrealized gain from license-related securities is included as a separate component of Stockholders' Equity, net of income taxes, on the Consolidated Balance Sheet. See Note 2 to the Consolidated Financial Statements for additional details.
     The Company utilizes purchased software; therefore, the Year 2000 will not be significant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)

Impact of New Accounting Standards

Earnings Per Share
     In February, 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," which is effective for financial statements for both interim and annual periods ending after December 15, 1997. Early adoption of the new standard was not permitted. The new standard eliminates primary and fully dilutive earnings per share and requires presentation of basic and dilutive earnings per share with disclosure of the methods used to compute the per share amounts.
     Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the weighted-average common shares outstanding plus the potential effect of securities or contracts which are convertible to common shares, such as options, warrants, and convertible debt and preferred stock.

Disclosure of Information About Capital Structure
     In June, 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 129 was issued for two reasons: (1) to consolidate existing guidance about disclosure of capital structure into one standard and (2) to extend the scope of the disclosure requirements to include nonpublic entities. SFAS No. 129 does not change the disclosure of capital structure for the Company.

Reporting Comprehensive Income
     In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. The statement addresses the reporting and displaying of comprehensive income and its components. Earnings per share will only be reported for net income and not for comprehensive income. Adoption of SFAS No. 130 relates to disclosure within the financial statements and may have a material effect on the Company's financial statements, as unrealized gains, net of applicable income taxes, on available for sale securities will be included in comprehensive income.

Disclosure About Segments of an Enterprise and Related Information
     In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports. Adoption of SFAS No. 131 relates to disclosure within the financial statements and is not expected to have a material effect on the Company's financial statements.

Forward Looking Statements
     Statements about the Company's future expectations and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933,
Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements are subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected or inferred results.





CONSOLIDATED BALANCE SHEETS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
DECEMBER 31,
                                                  1997           1996
ASSETS
Current Assets:
  Cash and cash equivalents (Note 1F)          $2,867,563     $15,412,077
  Marketable securities (Notes 1B, 1C and 2)    2,503,000       2,298,298
  Royalties receivable                            662,976         759,897
  Accounts receivable, net of allowance for
    doubtful accounts of $40,000 in 1997 and
    $10,000 in 1996                               814,599         103,463
  Prepaid expenses                                 55,069          70,369
      Total current assets                      6,903,207      18,644,104

  Property and equipment, net of accumulated
    depreciation of $251,000 in 1997 and
    $172,000 in 1996                              445,866         159,403
  License-related securities (Notes 1B, 1C
    and 2)                                     22,777,247      22,891,653
  Investments being held to maturity
    (Notes 1B and 2)                            1,229,028            -
  Other assets (Note 3)                           712,731       1,462,091
  Goodwill, net of accumulated amortization of
    $28,000 in 1997 and $10,000 in 1996
    (Notes 1I, 9 and 10)                        5,073,414         137,327
                                              $37,141,493     $43,294,578

Liabilities and Stockholders' Equity
Current Liabilities:
  Notes payable - former Human Factors
    shareholders (Note 10)                     $5,309,564            -
  Accounts payable                                126,446         125,578
  Accrued expenses                                548,165         435,959
  Amounts payable under service agreements        234,993         268,235
  Deferred revenue                                103,235            -
  Dividend payable                                   -          2,700,943
  Income taxes payable                            258,508         131,988
    Total current liabilities                   6,580,911       3,662,703
  Deferred income taxes (Notes 1B, 1D, 2 and 4) 7,493,016       7,125,217
  Other liabilities - deferred compensation
    (Note 6D)                                     445,058         445,058
  Minority interest (Note 9)                         -             17,301
  Commitments and Contingencies (Note 6)
  Stockholders' Equity (Note 5)
    6% noncumulative preferred stock, $100 par
      value; redeemable at $105; authorized - 5,000
      shares; none issued
    Serial preferred stock, $5 par value; authorized-
      100,000 shares; none issued
    Common stock, $.10 par value; authorized-
      20,000,000 shares; issued and outstanding
      5,413,387 in 1997 and 5,401,887 in 1996     541,340         540,189
  Additional paid-in capital                    9,440,573       9,251,182
  Retained earnings                            13,890,734       8,699,265
  Unrealized gain on license-related securities,
    net of taxes (Note 2)                      13,752,459      13,735,650
  Cumulative translation adjustment               198,362         193,013
  Treasury stock, at cost (1,763,000 shares
    at December 31, 1997)                     (14,774,300)           -
  Receivable from issuance of common stock
    and warrants                                 (426,660)       (375,000)
  Total stockholders' equity                   22,622,508      32,044,299
                                              $37,141,493     $43,294,578

The accompanying notes are an integral part of the consolidated financial statements.
Page 15


CONSOLIDATED STATEMENTS OF OPERATIONS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEAR ENDED DECEMBER 31,
                                             1997        1996       1995
Revenues
  Royalties (Notes 1G and 8)             $3,320,403   $3,527,540  $3,978,121
  Service fees                              185,546         -           -
  Realized gains on license-related
    securities (Note 2)                   6,935,851    4,805,485     255,781
  Dividend income from license-related
    securities                              628,320      596,980     143,640
  Sales                                     414,321      269,028     150,500
    Total revenues                       11,484,441    9,199,033   4,528,042

Costs and Expenses
  Service expenses                        1,424,333    1,247,250   1,037,483
  Selling, general and administrative
    expenses (Notes 6A, 6D and 7)         2,305,956    2,346,201   1,273,058
  Cost of goods sold                        326,963      208,955     112,153
    Total operating expenses              4,057,252    3,802,406   2,422,694
  Operating income                        7,427,189    5,396,627   2,105,348

Other Income and Expenses
  Realized gains on marketable securities
    transactions (Note 2)                    67,145       13,056      86,493
  Net change in unrealized gains (losses)
    on marketable securities                   -         (26,379)    157,525
  Dividend and interest income              275,712    1,074,752   1,075,961
  Gains (losses) from foreign currency
    transactions                             10,879       14,402        (567)
    Income before provision for taxes on
      income and minority interest        7,780,925    6,472,458   3,424,760
  Provision for taxes on income (Note 4)  2,606,757    1,800,441   1,080,300
    Income before minority interest       5,174,168    4,672,017   2,344,460
  Minority interest (Note 9)                 17,301       27,547        -
Net Income                               $5,191,469   $4,699,564  $2,344,460

  Basic earnings per share (Note 1E)          $1.42        $0.89       $0.44
  Diluted earnings per share (Note 1E)        $1.36        $0.88       $0.44
Dividend per common share                       -          $0.50       $0.50

The accompanying notes are an integral part of the consolidated financial statements.
Page 16

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                              Unrealized                                               Receivable
                                                               Gains on                                                 from
                                      Additional                License-     Cumulative                                Issuance
                     Common Stock       Paid-in    Retained   Securities    Translation         Treasury Stock       Stock and
                    Shares    Amount    Capital     Earnings   Net of Taxes  Adjustment        Shares      Amount      Warrants
Balance, December
  31, 1994         5,337,987  $533,799 $9,131,939  $7,006,127  $11,300,883    $261,873            0           $0            $0
Net income                                          2,344,460
Dividend - $.50 per share                          (2,649,943)
Shares issued on
 exercise of stock
 options               5,000       500     11,375
Issuance of compensatory
 stock options                             10,908
Acquisition and
 retirement of common
 stock               (43,100)    (4,310) (283,498)
Change in unrealized
 gains on license-
 related securities                                              1,412,506
Translation adjustments                                                          7,962
Balance, December
  31, 1995         5,299,887    529,989  8,870,724  6,700,644   12,713,389     269,835            0            0             0
Net income                                          4,699,564
Dividend - $.50                                    (2,700,943)
Shares issued on
 exercise of stock
 options             102,000     10,200    369,550                                                                    (375,000)
Issuance of compensatory
 stock options                              10,908
Change in unrealized
 gains on license-
 related securities                                              1,022,261
Translation adjustments                                                        (76,822)
Balance, December
 31, 1996          5,401,887    540,189  9,251,182  8,699,265   13,735,650     193,013            0            0      (375,000)
Net income                                          5,191,469
Purchase of Treasury
 Stock                                                                                    1,775,000  (14,874,862)
Shares issued on exercise
 of stock options and
 warrants             11,500      1,151    128,264                                                                     (51,666)
Issuance of compensatory
 stock options                              10,908
Issuance of stock for
 Human Factors acquisition                  50,219                                           12,000      100,562
Change in unrealized gains
 on license-related
 securities                                                         16,809
Translation adjustments                                                          5,349
Balance, December
 31, 1997          5,413,387   $541,340 $9,440,573 $13,890,734 $13,752,459    $198,362    1,763,000 $(14,774,300)    $(426,666)

The accompanying notes are an integral part of the consolidated financial statements.
Page 17


CONSOLIDATED STATEMENTS OF CASH FLOWS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
YEAR ENDED DECEMBER 31,
                                              1997         1996        1995
Cash Flows from Operating Activities
  Net income                              $5,191,469   $4,699,564  $2,344,460
Adjustments to reconcile net income to net
  cash (used in) provided by operating
  activities
    Depreciation and amortization            141,237      114,414      87,540
    Net gain on sale of securities        (7,002,996)  (4,818,541)   (342,274)
    Deferred compensation                       -         445,058        -
    Deferred income taxes                    241,364      (51,821)     94,650
    Write-down of long-term assets           450,105         -           -
    Other                                    (30,206)     (49,589)   (395,952)
    (Increase) decrease in assets, net of
      assets acquired:
      Accounts receivable and other prepaid
        assets                               311,886      371,247    (391,272)
      Proceeds from sale of marketable
        securities                         2,391,822    8,554,284   1,109,048
      Purchase of marketable securities   (2,503,000)  (5,654,888) (3,652,081)
      Other assets                           450,395     (543,918)    (67,645)
    Increase (decreae) in liabilities,
      net of liabilities acquired:
      Accounts payable, accrued expenses
        and deferred revenue                 (65,446)     (69,294)     17,519
    Amounts payable under service agreements (33,242)     (87,875)   (250,011)
    Income taxes payable                    (122,651)    (332,901)    694,894
Net cash (used in) provided by operating
  activities                                (579,263)   2,575,740    (751,124)

Cash Flows from Investing Activities
  Proceeds from sales of license related
    securities                             6,959,260    5,014,528     173,386
  Proceeds from maturity of investments
    being held to maturity                      -       8,298,616  17,811,403
  Purchase of investments being held to
    maturity                                (856,138)  (1,220,381)(19,124,195)
  Acquisition of Human Factors, net of
    cash acquired                           (428,143)        -           -
  Acquisition of Advanced Resin
    Technology, Inc.                            -            -       (147,131)
  Additions to patents and trademarks           -         (44,898)    (43,898)
  Additions to property and equipment        (88,254)     (60,747)    (20,552)
Net cash provided by (used in) investing
  activities                               5,586,725   11,987,118  (1,350,987)

Cash Flows from Financing Activities
  Repayment of loan                          (59,674)        -           -
  Dividends paid                          (2,700,943)        -     (2,649,943)
  Proceeds from exercise of stock options
    and purchase of warrants                  77,755        4,750      11,875
  Acquisition and retirement of common stock    -            -       (287,808)
  Acquisition of treasury stock          (14,874,862)        -           -
Net cash (used in) provided by financing
  activities                             (17,557,724)       4,750  (2,925,876)
  Effect of exchange rate changes on cash      5,748      (49,275)     (7,962)
Net (decrease) increase in cash and cash
  equivalents                            (12,544,514)  14,518,333  (5,035,949)
Cash and cash equivalents at beginning
  of period                               15,412,077      893,744   5,641,885
Cash and cash equivalents at end of period 2,867,563   15,412,077     605,936
Income taxes paid                          2,408,000    2,189,000   1,030,000

For supplemental disclosure of non-cash investing and financing activities, see Notes 1F, 7, 9 and 10 to the consolidated financial statements.
For supplemental disclosure of acquisitions, see Notes 9 and 10 to the consolidated financial statements.
The accompanying notes are an integral part of the consolidated financial statements.
Page 18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
December 31, 1997 and 1996


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

 B.  Marketable Securities, License-Related Securities and
 Investments Held to Maturity
 In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, the Company categorizes and accounts for its investment holdings as follows:

            Trading securities are securities bought and held for the purpose of selling them in the near term. Unrealized gains and losses are included in current period earnings.

            Held to maturity securities are recorded at amortized cost. This categorization is used only if the Company has the positive intent and ability to hold these securities to maturity.

            Available for sale securities are securities which do not qualify as either trading or held to maturity securities. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable deferred income taxes on such unrealized gains and losses at current income tax rates. The Company's investment in license-related securities falls into this category.

 C. Derivatives
 The Company purchased put and wrote call options to hedge against market flucuations in its holdings of KeyCorp common stock. The Company records these derivative financial instruments at fair value and reports them as "available for sale securities."

 D.  Income Taxes
 The Company records income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes arise from temporary differences resulting from income and expense items reported in different periods, and differences in the basis of assets and liabilities for financial reporting and income tax purposes.

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

 E.  Earnings Per Share
 The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations pursuant to SFAS No. 128, "Earnings Per Share."

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

 F.  Consolidated Statement of Cash Flows
 For purposes of the statement of cash flows, the Company considers all highly liquid investments and debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1997 and 1996 cash and cash equivalents consisted of money market funds and cash on deposit of $2,868,000 and $623,000, respectively, including $55,000 and $359,000 held in foreign currencies. At December 31, 1996, cash and cash equivalents included $14,789,000 in U.S. Treasury Bills which matured in January, 1997.

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

 The carrying value of the long-lived assets are reviewed if the facts and circumstances suggest that such assets may be permanently impaired, in accordance with SFAS No. 121, "Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." Such review is based upon the undiscounted expected future operating cash flows derived from such businesses and, in the event such result is less than the carrying value of the long-lived assets, including goodwill, the carrying value of such assets would be reduced to an amount that reflects the expected future benefit. During 1997, the Company wrote down $128,000 of goodwill originally recorded in connection with its acquisition of Advanced Resin Technology, Inc. (see Note 9)

 J. Property and Equipment
 Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided for on a straight-line basis with estimated useful lives ranging from 3 to 7 years.

NOTES TO CONSOLIDATED FINANCIAL STATMENTS (CONTINUED)
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
December 31, 1997 and 1996

 K.  Reclassifications
 Certain reclassifications have been made to the 1996 and 1995 financial statements to conform them to the current presentation.

 L.  Accounting Pronouncements Affecting Future Reporting
 In June, 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December
 15, 1997.   Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company's unrealized gains or losses, net of taxes, on its license-related securities (including related derivative instruments), will be reported as an element of comprehensive income.

 In June, 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual financial statements and requires that those companies report selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has not determined the effect, if any, SFAS No. 131 will have on the disclosures in its consolidated financial statement.

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


 Securities held to maturity at December 31, 1997 consisted of U.S. Treasury Notes maturing in 1999 with an amortized cost of $1,229,028. Such amortized cost approximates the market value. There were no securities categorized as held to maturity at December 31, 1996.

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


 In 1998, there was a 2-for-1 stock split of KeyCorp's common stock. All references to the number of KeyCorp shares and put and call strike prices in the Notes to the Consolidated Financial Statements have been adjusted to reflect such stock split.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
December 31, 1997 and 1996

 Derivatives
 The Company owns 700,000 shares of KeyCorp common stock (NYSE-KEY) which, as of December 31, 1997, had a market value of $24,784,375. In order to minimize the Company's exposure to a decline in the value of KeyCorp, on September 12, 1997, the Company entered into thirteen (13) individual derivative contracts with Union Bank of Switzerland ("UBS") providing for both put options and call options, which are exercisable only on the indicated expiration date. The "put options" give the Company the right to sell the KeyCorp stock covered by the option to UBS at the agreed upon option price even if the market price is lower
 on the settlement date.   The written "call options" give UBS the right to
 require the Company to sell the KeyCorp common stock covered by the option at the agreed upon option price even if the market price is higher on the settlement date. If the price is between the put and call option prices on the settlement date, both options lapse. If either option is exercised, the Company will realize a gain on the sale of KeyCorp common stock. At the first contract expiration date of December 31, 1997, UBS exercised its option and the Company realized a gain of $1,437,929 on the sale of 48,000 shares. The schedule below details the expiration dates and the pricing for each of the remaining contracts.

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


  The provision for taxes on income for the years ended December 31, 1997, 1996 and 1995 differed from the amount computed by applying the statutory Federal income tax rate of 34% as follows:

                                      1997         1996           1995
Statutory rate                         34%          34%            34%
Dividend received exclusion            (2%)         (4%)           (2%)
Other                                   2%          (2%)            -
Provision for taxes on income          34%          28%            32%


 The tax effects of temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:


 Assets                                               1997          1996
Deferred rent and compensation/retirement           $235,957      $233,680
Write-down of long term investments and other, net   137,002        93,660
KeyCorp put and call options basis differences       682,423          -
                                                  $1,055,382      $327,340
Liabilities
KeyCorp/AFG common stock basis difference          8,424,398    $6,419,133
License-related securities common stock basis difference -       1,033,424
Cash to accrual basis adjustment for Human Factors
  Acquisition                                        124,000          -
                                                  $8,548,398    $7,452,557
Net Liability                                     $7,493,016    $7,125,217

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
December 31, 1997 and 1996

 B.    Stock Option Plans
 SFAS No. 123, "Accounting for Stock-Based Compensation" defines a fair value-based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or continuing to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. The Company intends to continue using the measurement prescribed by APB opinion No. 25, and accordingly, this pronouncement does not affect the Company's financial position or results of operations.

 In May, 1990, shareholders approved the 1990 Stock Option and Incentive Plan (the "1990 Plan") which authorizes the issuance of up to 300,000 shares of common stock. In May, 1997, the shareholders approved an amendment to increase the number of shares reserved for issuance under the 1990 Plan by 100,000.
 The 1990 Plan authorizes the issuance of various incentives to employees (including officers and directors who are employees), including stock options, stock appreciation rights, and restricted performance stock awards. The 1990 Plan allows for the stock option committee to determine type, shares and terms of the grants, which may be made at any time through March 14, 2000.

 In addition to the 1990 Plan outlined above, the Company has also granted stock options to the directors. In 1990, stock options to purchase 42,500 shares of common stock were granted and in 1996 stock options to purchase 50,000 shares were granted at an exercised price of $5.9125. By March, 1998 all of the options granted in 1990 have been exercised by the directors. On April 7, 1997, the Company sold a warrant to Palisades Capital Securities, L.L.C. for a price of $103,320 to purchase 200,000 shares of common stock at $8.25 per share. On November 25, 1997, the Company issued non-qualified stock options to eleven employees of Human Factors to purchase an aggregate of 165,000 shares of common stock at an exercise price of $14.00 per share.

 The table below summarizes all option activity:

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


The following table summarizes option data as of December 31, 1997

                               Weighted-
                 Number         average     Weighted-   Number        Weighted-
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
December 31, 1997 and 1996

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

 NOTE 8 - SEGMENTS AND CONCENTRATIONS

 During the period covered by these financial statements, the Company operated principally in one industry segment which is international licensing and technology transfer. With the purchase of Human Factors on November 25, 1997, the Company is now also engaged in industrial design and engineering. Only one month of Human Factors revenue is included in the Company's 1997 income, and the Company does not view this revenue as significant to its 1997 results. In 1998, revenue from Human Factors is expected to be a material component of the Company's revenues.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
December 31, 1997 and 1996

 NOTE 10 - HUMAN FACTORS INDUSTRIAL DESIGN, INC. ACQUISITION

 On November 25, 1997, the Company completed the purchase of the outstanding stock of Human Factors Industrial Design, Inc. ("Human Factors") for $6,000,000, of which $4,500,000 was payable in cash and $1,500,000 in Company stock (valued at $12.565 per share). The Company paid 10% of the purchase price at closing, which included 12,000 shares of the Company's common stock, and the balance in January, 1998, which included 107,374 shares of the Company's common stock. The excess of the aggregate purchase price over the net tangible assets acquired was allocated to goodwill and is being amortized over 15 years. The operating results of Human Factors have been included in the Company's consolidated financial statements since the date of acquisition. The Company may also be required to make a contingent purchase price payment to the former Human Factors shareholders if certain earnings targets, as defined in the purchase agreement, are met. Any contingent purchase price payment will be accounted for as additional purchase price consideration. The Company also has entered into employment agreements with each of the Human Factors shareholders providing for annual base salaries, performance-based incentive bonuses and the grant of stock options.

 NOTE 11-SUBSEQUENT EVENTS

 On January 21, 1998, the Company formed Selective Licensing & Promotion, Ltd. ("Selective Licensing"), a trademark licensing and consulting agency for brand and character licensing, with Ms. Arlene J. Scanlan. The Company and Ms. Scanlan own 81% and 19%, respectively, of the outstanding capital stock of Selective Licensing. The Company has entered into a five year employment agreement with Ms. Scanlan to serve as the President and Chief Executive Officer of Selective Licensing that provides for an annual base salary, performance-based incentive bonuses and the grant of stock options. In addition, the Company has committed to make up to $1 million in financing available to Selective Licensing over the next three years.

 NOTE 12 - Selected Quarterly Financial Data (Unaudited)
    1997
                  First Quarter  Second Quarter  Third Quarter  Fourth Quarter
Total revenues     $1,799,018       $2,599,660     $3,844,529     $3,241,234
Operating income   $1,034,899       $1,646,810     $3,032,549     $1,712,931
Net income           $839,711       $1,317,081     $2,177,837     $  856,840
Diluted earnings per
  common share     $      .22       $      .35     $      .57     $      .23


    1996
                 First Quarter   Second Quarter  Third Quarter  Fourth Quarter
Total revenues    $2,629,918       $2,224,763     $1,560,623     $2,783,729
Operating income  $1,951,102       $1,407,535     $  980,350     $1,057,640
Net income        $1,423,238       $1,138,432     $  890,350     $1,247,544
Diluted earnings per
  common share    $      .27       $      .21     $      .17     $      .23


 Market Price of Common Stock
                                             1997               1996
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

 Report of Independent Certified Public Accountants
 REFAC Technology Development Corporation and Subsidiaries

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

 Eugene M. Lang
 Chairman Emeritus & Consultant
 REFAC Technology Development Corporation

 Herbert W. Leonard
 President
 Hamilton Associates

 Douglas M. Spranger
 President & Chief Executive Officer
 Human Factors Industrial Design, Inc.

 Robert L. Tuchman
 President, Chief Executive Officer
 & General Counsel
 REFAC Technology Development Corporation

 Ira T. Wender
 Of Counsel
 Patterson, Belknap, Webb & Tyler LLP

 Officers

 Robert L. Tuchman
 President, Chief Executive Officer
 & General Counsel

 Raymond A. Cardonne, Jr.
 Vice President

 Robert Rescigno
 Secretary, Treasurer & Controller

 Counsel

 Skadden, Arps, Slate, Meagher & Flom LLP
 New York, New York

 Independent Auditors

 Grant Thornton LLP
 New York, New York

 Transfer Agent

 ChaseMellon Shareholder Services
 Ridgefield Park, New Jersey

Statements about the Company's future expectations and all other statements in this Annual Report other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements are subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected or inferred results.