Form 10-K405, Exhibit 13
period 1998-12-31
REFAC TECHNOLOGY DEVELOPMENT CORP
filed 1999-03-31
CIK 82788

                                   EXHIBIT 13

                                                                      EXHIBIT 13



           REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
           ---------------------------------------------------------

                            FINANCIAL STATEMENTS OF
                         ANNUAL REPORT ON FORM 10-K TO
                     THE SECURITIES AND EXCHANGE COMMISSION

                          YEAR ENDED DECEMBER 31, 1998

                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------


1. Financial Statements
   --------------------

   The Consolidated Financial Statements to be included in Part II, Item 8 are incorporated by reference to the Annual Report to Stockholders of REFAC Technology Development Corporation for the year ended December 31, 1998, copies of which accompany this report.

   All schedules required by Item 14(a) (2) have been omitted because they are inapplicable, not required, or the information is included elsewhere in the financial statements or accompanying notes.

REFAC 1998 ANNUAL  REPORT

--------------------------------------------------------------------------------
REFAC AT A GLANCE
--------------------------------------------------------------------------------

The professionals at REFAC provide clients worldwide with intellectual property marketing services. We also are a leading developer of consumer products, medical devices, and business equipment. Through our licensing and product development business units, we work side-by-side with our clients at various strategic levels, from new product design, brand extensions and brand building to the licensing of patents, trademarks and copyrights.
--------------------------------------------------------------------------------






CONTENTS

2               5                  13                   15                 20                 28                   Inside Back
Letter to        Refac Today       Management's         Consolidated       Notes to           Independent          Cover
Stockholders                       Discussion and       Statements         Consolidated       Auditor's Report     Directors and
                                   Analysis                                Financial                               Officers
                                                                           Statements

Dear Stockholder:
The shape of your company is changing.

CHAIRMAN'S LETTER


--------------------------------------------------------------------------------

To Our Stockholders: The transition in REFAC's core businesses, which began in late 1997, was the company's primary focus through 1998. Our formation of Selective Licensing & Promotion in January, coupled with the assimilation of Human Factors (acquired November, 1997), solidified our strategy for creating significant new revenue streams and building the value of the company.

        Individually and collaboratively,these new business lines provide REFAC with the resources for transforming conceptual ideas into viable commercial ventures for clients ranging from entrepreneurial start-ups to multi-billion dollar corporations. By year's end, REFAC was a full-service marketer of intellectual property, as well as a leading developer of consumer products, medical devices, and business equipment. And we were actively engaged in several projects reflecting these capabilities.

1998'S HIGHLIGHTS

Among our major achievements in 1998 was the addition of Selective
Licensing, which brought a complete range of trademark and brand licensing services to REFAC. Our "Class of 2000" trademark property, with 55 licensees and a strong retail commitment from Wal-Mart, will be used to commemorate the upcoming millennium celebration on products ranging from apparel to collectibles. Furthermore, our "Psycho Chihuahua"(TM) property now has 12 licensees.

        We also initiated efforts to acquire exclusive North American agency rights to the "Rambling Ted"((R)) and "UZI"((R)) trademarks, which were realized in the first quarter of 1999.

        The settlement of a patent infringement suit in April, 1998 enabled us to establish a viable licensing project during the year for the Storer data compression technology.

        The company formed REFAC Biochemics in January, 1998 and has begun enrolling patients in a clinical trial to determine the efficacy of the Pyloricide(TM) compound. Pyloricide was designed to eliminate H.pylori bacteria, a leading cause of peptic ulcers.

        REFAC's royalty-based product development pipeline was very active in 1998. In April we helped launch the award-winning Good Grips((R)) Salad Spinner for the OXO International division of General Housewares Corporation. Good Grips promptly became one of the best selling salad spinners on the market.

        We established new alliances to design products and develop product concepts on a royalty basis for several widely recognized trademarks. Our first products, the Jeep((R)) Emergency Kit and the "Z" Case Boombox, were introduced in late 1998.

        We also qualified our designs with Volkswagen for a New Beetle((R)) Stereo and digital camera. Volkswagen plans to distribute the New Beetle stereo within the Volkswagen on-line store. Furthermore, Volkswagen subsidiary
Votex, which distributes automotive and novelty accessories to European VW dealerships, has expressed interest in marketing the product in

              [PHOTO]                           [PHOTO]                           [PHOTO]                          [PHOTO]
         Arlene J. Scanlan                Douglas M. Spranger                Robert L. Tuchman               Bert D. Heinzelman
             President                   Senior Vice President     President and Chief Executive Officer          President
Selective Licensing & Promotion, Ltd.             REFAC                            REFAC                        Human Factions-ID


Europe. We expect to have worldwide marketing rights in all other distribution channels when the product launches in 2000.

        In November, we signed a long-term lease for a newly constructed corporate headquarters and operations center in Edgewater, New Jersey. The facility encompasses 25,000 square feet on the "Edgewater Pier" and is important to our growth strategy. It will enhance integration of our core businesses and provide an inspiring environment for employees and clients. Occupancy is scheduled for late spring, 1999.

FINANCIAL RESULTS

Our consolidated net income for the year ended December 31, 1998 was $4,735,000, or $1.21 per share (on a fully diluted basis),compared to $5,191,000, or $1.36 per share, in 1997. This decrease was due largely to a decline in gains on licensing-related securities.

        Operating revenues for 1998 were $15,052,000, up from 1997's $11,070,000. This increase was due principally to the inclusion of product design and development fees for the full calendar year in 1998, compared to a single month in 1997. In addition, royalties and other fees from licensing operations increased by $971,000 to $4,291,000. Income from license-related securities decreased by $551,000 to $7,013,000.

THE YEAR AHEAD

I said in 1997's report that REFAC's biggest challenge in 1998 would be assimilating Human Factors and Selective Licensing, while benefiting from the new opportunities their synergy offers. We have met the assimilation challenge and are now beginning to realize the enormous potential they bring.

        During 1999, we expect OXO to market five new additional housewares products and a collection of non-housewares products designed by Human Factors. Encouraged by these programs, we have agreed to work with OXO to develop a third category of products that OXO plans to introduce in 2000.

        To support these new opportunities, we are refining our corporate image to communicate our broader identity. Subject to stockholder approval, we plan to shorten our corporate signature, adopt a new logo, and weave together the identities of our business units. This will be reflected in new sales and promotional materials and on our website.

        We will continue to partner in product development and establish new alliances, while expanding our fee-based work. And we will aggressively pursue agency rights for valuable and well-known brands in our licensing business.

        It is an exciting time for REFAC. We began in 1998 with a new direction and we enter 1999 a stronger company than at any point in our history. We are enthusiastic about the future and about our ability to reward the confidence placed in us by our stockholders, clients and employees.

Sincerely,

Robert L. Tuchman
Chairman & Chief Executive Officer

                                                    The shapes of things to come
                                                              are changing, too.

Capitalizing on well known brands is another avenue for REFAC's growth. And what better brand than Volkswagen.

Inspired by the highly successful introduction of Volkswagen's New Beetle((R)), REFAC has worked with Volkswagen Design to create an exciting portable New Beetle AM/FM digital radio and multifunction CD player stereo. This product is expected to be introduced in the global marketplace in 2000 with REFAC being responsible for both the manufacture and marketing -- including supplying Volkswagen with product for sale through the VW distribution network. Not only does this venture represent a first for REFAC in its totality of responsibility, but it also adds a new level of resource and credibility to our partnering prospects.



                              [PICTURE APPEARS HERE]

                              PICTURE APPEARS HERE

                            [PICTURE APPEARS HERE]

Fee-based revenues, through Human Factors' creative services, are expected to strengthen Refac's bottom line.

The nature of this work typically requires us to solve complex problems for clients in business and technology and it often leads to invention. Whether this is developing a stent delivery instrument for Bard/Impra or scientific instrumentation for Perkin-Elmer, our technical capabilities are used to bring innovative medical and consumer products to market. Our work often involves exciting new technologies such as an absorbable micro-tack for knee surgery under development for Genzyme Corporation, a developer of innovative medical products and services. Problem solving often goes well below the surface. Solutions emerge from diligent research, a detailed understanding of the problem, and the ability to make the conceptual leap that leads to discovery -- all of which we have been doing successfully for years.

Brand licensing will be a primary new revenue generator for REFAC, with the potential to produce on-going income.

Especially when the licensees are such powerhouses as Wedgwood, Springs, Anagram, Harper Collins and At-A-Glance. The retail cachet is what REFAC acquired in our recent agreement with UK-based Michael Woodward Creations Ltd.
(MWC), which has licensed art and design concepts for over a half billion dollars in retail gift merchandise since 1979. One of MWC's most successful properties is Rambling Ted((R)), introduced in the United Kingdom in 1996. Through Selective Licensing, REFAC will serve as the exclusive North American licensing agency for Rambling Ted, a property that appeals to a sophisticated, upscale audience, has strong brand recognition in Europe and is licensed to market leaders. Its growing European popularity should provide REFAC with leverage in building demand among US retailers and consumers.



                              PICTURE APPEARS HERE

Partnering with leading companies with established channels of distribution is one of REFAC's strategies for growth.

Case in point, OXO International. A leading consumer brand and division of General Housewares Corporation (NYSE: GHW), OXO is proving that good design is good business. Among OXO's successes is a bottle opener that doubles as a bottle stopper. Designed and engineered by Human Factors, it follows another popular OXO product, the Good Grips((R)) Salad Spinner, also designed by us, which won a prestigious award for design from The Chicago Athenaeum: Museum of Architecture. Within months of its introduction in April, 1998, it became one of the best selling salad spinners on the market. Both products were developed on a royalty basis instead of the traditional fee-based arrangement. OXO plans to introduce five new housewares products during 1999, along with an entirely new line of non-housewares consumer goods, all designed by Human Factors.



                              PICTURE APPEARS HERE

                              PICTURE APPEARS HERE

                             Refac's financial shape

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

Results of Operations

TOTAL OPERATING REVENUES were $15,052,000 in 1998 as compared to $11,070,000 in 1997 and $8,930,000 in 1996. The increase from 1997 to 1998 of $3,982,000, or
36%, is due to the inclusion of $3,563,000 in revenues derived by Human Factors Industrial Design,Inc. ("Human Factors") which the Company acquired in
November, 1997 and an increase of $970,000 in income from licensing-related activities, offset by a $551,000 decrease in income from licensing-related securities. The increase in operating revenues from 1996 to 1997 is due to gains on the sale of licensing-related securities. See Note 2 to the Consolidated Financial Statements.

Operating revenues are summarized as follows:

Description                                       1998       1997       1996
                                                -----------------------------
Royalties                                          29%        32%        40%
Realized gains on sales and dividends from
   licensing-related securities                    46%        66%        60%
Product development and design fees of
   Human Factors                                   25%         2%        n/a
                                                -----------------------------
Total                                             100%       100%       100%
                                                -----------------------------

ROYALTIES FROM LICENSING-RELATED ACTIVITIES consist of recurring royalty payments for the use of licensed patents and trademarks as well as non-recurring, lump sum license payments. Revenues from non-recurring agreements vary from year to year depending upon the nature of the licensing programs pursued for various technologies in a particular year and the timing of successful completion of licensing programs. As the Company has been growing the product development and design fees segment of its business, royalties, as a percentage of total operating revenues, has been decreasing, as noted above. During 1998, 1997 and 1996, non-recurring licensing revenues amounted to $974,000, $307,000 and $310,000, respectively. The Company anticipates that non-recurring revenues will continue to be a material component of royalties in the future. Recurring revenues from established relationships increased by $303,000 in 1998 as compared to 1997 and decreased by $99,000 as compared to 1996.

INCOME FROM LICENSING-RELATED SECURITIES consist of gains on sales and dividends received on securities acquired by the Company in connection with its licensing activities. As of December 31, 1998, "licensing-related securities" consisted of 480,000 shares of KeyCorp common stock. KeyCorp had a 2-for-1 stock split of such common stock on March 9, 1998 and all references in this Report to the number of KeyCorp shares have been adjusted to reflect such stock split. The Company intends to sell such shares over a two year period and has contracted for eight successive quarterly puts and calls, each of which covers 50,000 KeyCorp shares. See Note 2 to the Consolidated Financial Statements for additional details concerning such securities.

PRODUCT DEVELOPMENT AND DESIGN FEES charged by Human Factors are not comparable as the Company was acquired in November, 1997.

LICENSING-RELATED EXPENSES for the licensing business consist principally of amounts paid to licensors at contractually stipulated percentages of the Company's specific patent and product revenues and, in addition, includes expenses related to the investigation, marketing, administration, enforcement, maintenance and prosecution of patent and license rights and related licenses. Licensing-related expenses for 1998 increased by $845,000 over 1997 and $621,000 over 1996. As a percentage of licensing revenues, these expenses were 46%, 34% and 39% in 1998, 1997 and 1996, respectively. The increase in 1998 was attributable to the acquisition in January 1998 of Selective Licensing, a trademark licensing and consulting agency for brand and character licensing.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased by $1,357,000 in 1998 over 1997. This increase is attributable to the inclusion in 1998 of Human Factors ($727,000), Selective Licensing ($287,000) and REFAC Biochemics Corporation ($37,000). The remaining increase of approximately $306,000 is attributable to increased salaries and professional fees such as legal, accounting and public relations expenses. The decrease in 1997 as compared to 1996 of $355,000 was principally attributable to a decrease in charitable contributions, deferred compensation and benefits payable to the former chairman, offset by an increase in salaries and related payroll taxes and expenses.

GOODWILL relates to the excess of the purchase price paid for Human Factors in November 1997 over the fair market value of Human Factors's assets acquired and is being amortized over a period of 25 years. Such goodwill amortization was $204,000 for 1998 as compared to $28,000 for 1997.

INCOME TAX PROVISION. The Company's income tax provision of $2,453,000 in 1998 reflected an effective tax rate of 34%, compared with rates of 33% and 28% in the two previous years. The increase from the prior year is principally due to the non deductibility of the goodwill associated with the Human Factors acquisition and increased state and local taxes.

INFLATION. The Company's income from licensing-related operations has not in the past been materially affected by inflation. Likewise, while currency fluctuations can influence licensing-related revenues, the diversity of foreign income sources tends to offset individual income changes in currency valuations.

CEASED OPERATIONS. Total revenues from ceased operations were $37,000, $414,000 and $269,000 in 1998, 1997 and 1996, respectively and after-tax operating losses were $42,000 and $648,000 and $260,000, respectively. See Note 8 to the Consolidated Financial Statements for additional details.

LIQUIDITY AND CAPITAL RESOURCES

Cash, cash equivalents, marketable securities and U.S.Treasury Notes increased by $466,000 to $7,066,000 at December 31, 1998 from $6,600,000 at December
31, 1997.

        In November 1997, the Company acquired 100% of Human Factors for $6 million ($4.5 million cash and 119,374 shares valued at $1.5 million) and committed to extend up to $1,000,000 in financing, of which $575,000 has been provided as of December 31, 1998. (See Note 9 to the Consolidated Financial Statements).

        In January 1998,the Company formed Selective Licensing, an 81% owned subsidiary and committed to extend up to $1,000,000 in financing, of which $400,000 has been provided as of December 31, 1998.

        Additionally, the Company has commitments under leases covering its facilities (see Note 5A to the accompanying Consolidated Financial Statements), and under a Retirement Agreement with its founder and former Chief Executive Officer (which has been provided for in the financial statements). In October of 1998, the Company consolidated its existing premises in New York City and agreed to surrender the remaining portion of its space between March 31, 1999 and May 31, 1999. Concurrent with this event, the Company entered into a lease covering 25,000 square feet of newly constructed premises in Edgewater, New Jersey which will house the operations of the Company and its subsidiary companies, other than Selective Licensing and REFAC Financial Corporation. The lease has an initial term of 10 1/2 years, which will commence upon the completion of construction in or about May, 1999. The Company has two successive five year renewal options. The total expected annual payments due under the lease (assuming a May 1st occupancy date) are $171,875 during 1999, $360,417 during 2000 and $456,250 thereafter with a maximum cost of living increase of 2.5% per annum starting in the fourth lease year. The Company has committed to spend approximately $815,000 in leasehold construction costs and estimates that it will invest an additional $750,000 in furniture, fixtures, machinery and equipment in connection with the relocation.

        Except as reflected herein, the Company has no other significant commitments. The Company believes its liquidity position is adequate to meet all current and projected financial needs.

        The Company has examined the Year 2000 computer issue. This issue concerns computer hardware and software systems' ability to recognize and process dates after December 31, 1999 properly and accurately. The Company utilizes purchased software which is Year 2000 compliant and does not expect Year 2000 issues to have a material impact on its business, operations or financial condition. This is a Year 2000 readiness disclosure entitled to protection as provided in the Year 2000 Information and Readiness Disclosure Act.

CONSOLIDATED BALANCE SHEETS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                                                         DECEMBER 31,
                                                                             ------------------------------
                                                                                    1998              1997
                                                                             ------------------------------
Assets
   Current Assets:
     Cash and cash equivalents                                              $  2,973,000      $  2,868,000
     Marketable securities                                                             -         2,503,000
     Royalties receivable                                                        776,000           663,000
     Accounts receivable, net of allowance of
        $111,000 in 1998 and $40,000 in 1997                                     945,000           815,000
     Prepaid expenses                                                            221,000            55,000
                                                                             ------------------------------
     Total current assets                                                      4,915,000         6,904,000
                                                                             ------------------------------

     Property and equipment - net                                                771,000           446,000
     Licensing-related securities                                             15,068,000        22,777,000
     Securities held to maturity                                               4,093,000         1,229,000
     Other assets                                                                760,000           713,000
     Goodwill, net of accumulated amortization
        of $232,000 in 1998 and $28,000 in 1997                                4,958,000         5,073,000
                                                                             ------------------------------
                                                                             $30,565,000       $37,142,000
                                                                             ------------------------------

Liabilities and Stockholders' Equity
   Current Liabilities:
     Loan payable - former Human Factors shareholders                        $        -      $  5,310,000
     Accounts payable                                                           354,000           229,000
     Accrued expenses                                                           236,000           548,000
     Amounts payable under service agreements                                   240,000           235,000
     Income taxes payable                                                        75,000           259,000
                                                                             ------------------------------
     Total current liabilities                                                  905,000         6,581,000
                                                                             ------------------------------
     Deferred income taxes                                                    5,050,000         7,493,000
     Other liabilities - deferred  compensation                                 445,000           445,000
                                                                             ------------------------------

   Commitments and Contingencies
   Stockholders' Equity
     6% noncumulative preferred stock, $100 par value; redeemable at
        $105; authorized - 5,000 shares; none issued
     Serial preferred stock, $5 par value; authorized -
        100,000 shares, none issued
     Common stock, $.10 par value; authorized - 20,000,000 shares;
        issued 5,450,887 in 1998 and 5,413,387 in 1997                          545,000           541,000
     Additional paid-in capital                                               9,984,000         9,441,000
     Retained earnings                                                       18,626,000        13,891,000
     Accumulated other comprehensive income                                   9,259,000        13,951,000
     Treasury stock, at cost 1,655,626 shares in
        1998 and 1,763,000 in 1997                                          (13,874,000)      (14,774,000)
     Receivable from issuance of common stock
        and warrants                                                           (375,000)         (427,000)
                                                                             ------------------------------
     Total stockholders' equity                                              24,165,000        22,623,000
                                                                             ------------------------------
                                                                            $30,565,000       $37,142,000
                                                                             ------------------------------

The accompanying notes are an integral part of the consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                                          YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                                1998              1997                   1996
                                                       ----------------------------------------------------------
Revenues
   Licensing-related activities                             $4,291,000       $ 3,320,000              $3,528,000
   Product development                                       3,748,000           186,000                      -
   Realized gains on licensing-related securities            6,435,000         6,936,000               4,805,000
   Dividend income from licensing-related securities           578,000           628,000                 597,000
                                                       ----------------------------------------------------------
     Total revenues                                         15,052,000        11,070,000               8,930,000
                                                       ----------------------------------------------------------
Cost and Expenses
   Licensing-related activities                              1,985,000         1,140,000               1,362,000
   Product development                                       2,974,000           187,000                      -
   Selling, general and administrative expenses              2,798,000         1,441,000               1,796,000
   Goodwill amortization                                       204,000            28,000                  10,000
                                                       ----------------------------------------------------------
     Total operating expenses                                7,961,000         2,796,000               3,168,000
                                                       ----------------------------------------------------------
   Operating income                                          7,091,000         8,274,000               5,762,000
                                                       ----------------------------------------------------------
Other Income and Expenses
   Loss from ceased operations                                (121,000)         (846,000)               (365,000)
   Realized gains (losses) on marketable securities             (2,000)           84,000                  40,000
   Unrealized loss on marketable securities                       -                 -                    (26,000)
   Dividend and interest income                                220,000           275,000               1,075,000
   Gains from foreign currency transactions                       -               11,000                  14,000
                                                       ----------------------------------------------------------
   Income before provision for taxes on income               7,188,000         7,798,000               6,500,000
   Provision for taxes on income                             2,453,000         2,607,000               1,800,000
                                                       ----------------------------------------------------------
                                                       ----------------------------------------------------------
Net Income                                                  $4,735,000       $ 5,191,000              $4,700,000
                                                       ----------------------------------------------------------

   Basic earnings per share                                 $     1.25       $      1.42              $     0.89
   Diluted earnings per share                               $     1.21       $      1.36              $     0.88
                                                       ----------------------------------------------------------
Dividends per common share                                        -                 -                 $     0.50
                                                       ----------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


Year ended December 31,                                               1998              1997          1996
                                                                 -----------------------------------------------
Cash Flows from Operating Activities
   Net income                                                      $4,735,000      $  5,191,000     $ 4,700,000
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities
        Depreciation and amortization                                 329,000           141,000         114,000
        Other                                                        (176,000)          (30,000)        (50,000)
        Net gain on sale of securities                             (6,429,000)       (7,003,000)     (4,819,000)
        Deferred compensation                                              -              -             445,000
        Deferred income taxes                                         339,000           241,000         (52,000)
        Writedown of long-term assets                                      -            450,000               -
        (Increase) decrease in assets:
          Accounts receivable and other prepaid assets               (409,000)          312,000         371,000
          Proceeds from sale of marketable securities               2,503,000         2,392,000       8,554,000
          Purchase of marketable securities                                -         (2,503,000)     (5,655,000)
          Other assets                                                     -            450,000        (544,000)
        Increase (decrease) in liabilities:
          Accounts payable, accrued expenses and
             deferred revenue                                        (189,000)          (65,000)        (70,000)
          Amounts payable under service agreements                      6,000           (33,000)        (88,000)

        Income taxes payable                                         (183,000)         (123,000)       (333,000)
                                                                 -----------------------------------------------
Net cash provided by (used in) operating activities                   526,000          (580,000)      2,573,000
                                                                 -----------------------------------------------

Cash Flows from Investing Activities
   Proceeds from sales of licensing-related securities              7,045,000         6,959,000       5,015,000
   Proceeds from investments being held to maturity                        -              -           8,299,000
   Purchase of investments being held to maturity                  (2,864,000)         (856,000)     (1,220,000)
   Acquisition of Human Factors Industrial
     Design, Inc., net of cash acquired                                    -           (428,000)              -
   Additions to property and equipment                               (645,000)          (88,000)       (106,000)
                                                                 -----------------------------------------------
Net cash provided by investing activities                           3,536,000         5,587,000      11,988,000
                                                                 -----------------------------------------------

Cash Flows from Financing Activities
   Repayment of loans                                              (4,103,000)          (60,000)              -
   Dividends paid                                                          -         (2,701,000)              -
   Proceeds from exercise of stock options and
     purchase of warrants                                             147,000            78,000           5,000
   Acquisition and retirement of common stock                              -        (14,875,000)              -
                                                                 -----------------------------------------------
Net cash (used in) provided by financing activities                (3,956,000)      (17,558,000)          5,000
                                                                 -----------------------------------------------
                                                                 -----------------------------------------------
   Effect of exchange rate changes on cash                                 -              6,000         (50,000)
                                                                 -----------------------------------------------
Net increase (decrease) in cash and cash equivalents                  106,000       (12,545,000)     14,516,000

Cash and cash equivalents at beginning of period                    2,867,000        15,412,000         896,000
                                                                 -----------------------------------------------
Cash and cash equivalents at end of period                         $2,973,000      $  2,867,000     $15,412,000
                                                                 -----------------------------------------------
                                                                 -----------------------------------------------
Income taxes paid                                                  $2,496,000      $  2,408,000     $ 2,189,000
                                                                 -----------------------------------------------

The accompanying notes are an integral part of the consolidated financial Statements

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDER'S EQUITY
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                                                   Common Stock
Years ended December 31, 1998, 1997 and 1996                                  Shares            Amount
                                                                        ------------------------------------
Balance, December 31, 1995                                                 5,299,887          $530,000
Net Income
Dividend $.50 per share
Shares issued on exercise of stock options                                   102,000            10,000
Issuance of compensatory stock options
Change in unrealized gains on licensing-related securities
   and foreign currency translation adjustments
                                                                        ------------------------------------
Balance, December 31, 1996                                                 5,401,887           540,000
Net Income
Shares issued on exercise of stock options                                    11,500             1,000
Issuance of compensatory stock options
Change in unrealized gains on licensing-related securities
   and foreign currency translation adjustments
Purchase of Treasury Stock
Issuance of stock for Human Factors acquisition
                                                                        ------------------------------------
Balance, December 31, 1997                                                 5,413,387           541,000
Net Income
Shares issued on exercise of stock options                                    37,500             4,000
Issuance of compensatory stock options
Change in unrealized gains on licensing-related securities
Collection of warrants receivable
Issuance of stock for Human Factors acquisition
                                                                        ------------------------------------
Balance,December 31,1998                                                   5,450,887          $545,000
                                                                        ------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


--------------------------------------------------------------------------------------------------------------

                                          Receivable                                             Accumulated
                                    From Issuance Of       Additional                                  Other
         Treasury Stock                 Common Stock          Paid-In          Retained        Comprehensive
    Shares            Amount            And Warrants          Capital          Earnings               Income
--------------------------------------------------------------------------------------------------------------
                $                        $                 $8,871,000       $  6,701,000         $12,983,000
                                                                               4,700,000
                                                                              (2,701,000)
                                          (375,000)           370,000
                                                               11,000

                                                                                                     945,000
--------------------------------------------------------------------------------------------------------------
                                          (375,000)         9,252,000          8,700,000          13,928,000
                                                                               5,191,000
                                           (52,000)           128,000
                                                               11,000

                                                                                                      23,000
1,775,000        (14,875,000)
  (12,000)           101,000                                   50,000
--------------------------------------------------------------------------------------------------------------
1,763,000        (14,774,000)             (427,000)         9,441,000         13,891,000          13,951,000
                                                                               4,735,000
                                                               91,000
                                                                3,000
                                                                                                 (4,692,000)
                                            52,000
 (107,374)           900,000                                  449,000
--------------------------------------------------------------------------------------------------------------
1,655,626       $(13,874,000)            $(375,000)        $9,984,000        $18,626,000         $ 9,259,000
--------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------
1
Business and Summary of Significant Accounting Policies
REFAC Technology Development Corporation (the "Company"), a Delaware corporation organized in 1952, is engaged directly and through certain of its subsidiaries in the business of licensing intellectual property rights and product design and development.

A.  Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated.

B. Marketable Securities, Securities Acquired in Association with Licensing Activities and Securities Held to Maturity
The Company categorizes and accounts for its investment holdings as follows:

     . Held to maturity securities are recorded at amortized cost. This categorization is used only if the Company has the positive intent and ability to hold these securities to maturity.

     . Available for sale securities are securities which do not qualify as either held to maturity or trading securities. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable deferred income taxes on such unrealized gains and losses at current income tax rates. The Company's investment in licensing-related securities are included in this category.

C.  Derivatives
The Company purchased put and wrote call options to hedge against market fluctuations in its holdings of KeyCorp common stock. The Company records these derivative financial instruments at fair value and reports them as "available for sale securities."

D.  Income Taxes
Deferred income taxes arise from temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes.

    As of December 31, 1998 the Company did not have any operating foreign subsidiaries and all income earned by the former subsidiaries has been repatriated net of taxes.

E.  Earnings Per Share
The following reconciles basic and diluted shares used in earnings per share computations

                                            1998              1997              1996
                                       ------------------------------------------------
Basic shares                             3,787,220         3,661,983         5,305,997
Dilution: Stock options and warrants       141,742           166,564            29,037
                                       ------------------------------------------------
Diluted shares                           3,928,962         3,828,547         5,335,034
                                       ------------------------------------------------

F.  Consolidated Statement of Cash Flows
The Company considers all highly liquid investments and debt instruments purchased with an original maturity of three months or less to be cash equivalents.

G.  Revenue Recognition
Royalty and service revenues are recognized as the revenue is earned. Non-recurring lump sum payments that represent settlements of patent infringement claims are recognized when the settlements occur and collectibility is reasonably assured.

H.  Using Estimates in Financial Statements
In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

I.  Intangibles
Patents are amortized on a straight-line basis over their statutory life or expected useful life, whichever is shorter. Goodwill is amortized on a straight-line basis over 25 years.

   The carrying values of the long-lived assets (including goodwill) are reviewed if the facts and circumstances suggest that such assets may be permanently impaired. If the expected future operating cash flows derived from such assets is less than their carrying value,such value would be reduced accordingly. During 1997, the Company wrote down $128,000 of goodwill originally recorded in connection with its acquisition of Advanced Resin Technology, Inc.

J.  Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for on a straight-line basis with the estimated useful lives ranging from 3 to 7 years.

K.  Reclassifications
Certain reclassifications have been made to the 1997 and 1996 financial statements to conform them to the current presentation.

L.  Recent Pronouncements
In June 1998, the Financial accounting Standard Board issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), Accounting for Derivative Instruments and Hedging Activities. FAS 133 is effective for transactions entered into after January 1, 2000. FAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. The Company has determined that the adoption of FAS 133 will not have an impact on its results of operations and financial position since it does not intend to enter into future hedge transactions.

2
Marketable Securities, Licensing-Related Securities and Securities Held to Maturity

TRADING MARKETABLE SECURITIES at December 31, 1997 consisted of U.S.Treasury Notes with a market value,cost and carrying value of $2,503,000. The Company did not own any trading marketable securities at December 31, 1998.

SECURITIES HELD TO MATURITY at December 31, 1998 and 1997 consisted of U.S. Treasury Notes with an amortized cost of $4,093,000 and $1,229,000 respectively.

Licensing-related securities are as follows:

                                           Fair                           Carrying        Unrealized
December 31,1998                          Value             Cost             Value        Gain/(Loss)
                                ------------------------------------------------------------------------
KeyCorp (NYSE-KEY)                  $15,360,000       $1,330,000       $15,360,000       $14,030,000
KeyCorp Put Options                     758,000        1,112,000           758,000          (354,000)
KeyCorp Call Options                 (1,050,000)      (1,112,000)       (1,051,000)           62,000
                                ------------------------------------------------------------------------
                                    $15,068,000       $1,330,000       $15,067,000       $13,738,000
                                ------------------------------------------------------------------------

December 31,1997
                                ------------------------------------------------------------------------
KeyCorp (NYSE-KEY)                  $24,784,000       $1,940,000       $24,784,000       $22,844,000
KeyCorp Put Options                     583,000        1,548,000           583,000          (965,000)
KeyCorp Call Options                 (2,590,000)      (1,548,000)       (2,590,000)       (1,042,000)
                                ------------------------------------------------------------------------
                                    $22,777,000       $1,940,000       $22,777,000       $20,837,000
                                ------------------------------------------------------------------------

In 1998, there was a 2-for-1 stock split of KeyCorp's common stock. All references to the number of KeyCorp shares and put and call strike prices in the Notes to the Consolidated Financial Statements have been adjusted to reflect such stock split.

        At December 31, 1998, the Company held 480,000 shares of KeyCorp. The Company also held 400,000 put and call options (50,000 of each option expiring quarterly over the next two years). At December 31, 1997 the Company held 700,000 shares of KeyCorp. The realized gains for licensing-related securities accounted for on a first-in, first-out basis for the years ended December 31, 1998, 1997 and 1996 are summarized as follows:

                                       1998              1997              1996
                                -----------------------------------------------
KeyCorp                          $6,435,000        $1,438,000        $  986,000
DBT Online,Inc.                           0           293,000         3,320,000
Three-Five Systems, Inc.                  0         5,205,000           500,000
                                -----------------------------------------------
                                 $6,435,000        $6,936,000        $4,806,000
                                -----------------------------------------------

In order to minimize the Company's exposure against a decline in the value of KeyCorp, on September 12, 1997, the Company entered into thirteen (13) individual derivative contracts with Union Bank of Switzerland ("UBS") providing for both put options and call options. The "put options" give the Company the right to sell the KeyCorp stock covered by the option to UBS at the agreed upon option price even if the market price is lower on the settlement date. The "call options" gives UBS the right to require the Company to sell the KeyCorp common stock covered by the option at the agreed upon option price even if the market price is higher on the settlement date. If the price is between the put and call option prices on the settlement date both options lapse. Thirteen individual contracts were entered into, the first contract covering 48,000 shares and the remaining 12 contracts covering 50,000 shares of KeyCorp. The first contract expired on December 31, 1997 and each of the remaining contracts expires at the end of each calendar quarter until December 31, 2000. Each put option has a strike price per share of $27.4262 and aggregates $1,372,000. Each call option has strike prices per share which range from $35.349 to $39.372 and aggregates from $1,767,000 to $1,969,000.

3
Income Taxes
The provision for taxes on income for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                      1998              1997              1996
                                ----------------------------------------------
Federal
   Current                      $2,482,000        $2,338,000        $1,934,000
   Deferred                       (114,000)          203,000          (182,000)
State and local                     57,000            34,000            15,000
Foreign withholding taxes           28,000            32,000            33,000
                                ----------------------------------------------
                                $2,453,000        $2,607,000        $1,800,000
                                ----------------------------------------------

The provision for taxes on income for the years ended December 31, 1998, 1997 and 1996 differed from the amount computed by applying the statutory Federal income tax rate of 34% as follows:

                                     1998           1997           1996
                                  --------------------------------------------
Statutory rate                        34%            34%            34%
Dividend received exclusion           (2%)           (2%)           (4%)
Other                                  2%             1%            (2%)
                                  --------------------------------------------
Provision for taxes on income         34%            33%            28%
                                  --------------------------------------------

The tax effect of temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

Assets                                                                        1998              1997
                                                                      ---------------------------------
   Deferred rent and compensation/retirement                               $  185,000        $  236,000
   Write-down of long term investments and other/net                            1,000           137,000
   KeyCorp put and call options basis differences                             100,000           682,000
                                                                      ---------------------------------
                                                                              286,000         1,055,000
                                                                      ---------------------------------
Liabilities
   KeyCorp common stock basis difference                                    5,221,000         8,424,000
   Cash to accrual basis adjustment for Human Factors acquisition             115,000           124,000
                                                                      ---------------------------------
                                                                            5,336,000         8,548,000
                                                                      ---------------------------------
Net Liability                                                              $5,050,000        $7,493,000
                                                                      ---------------------------------

4
Stockholders Equity

A.  Stock Option Plans
The Company measures compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25.

        In May 1990, shareholders approved the 1990 Stock Option and Incentive Plan (the "1990 Plan") which authorizes the issuance of up to 300,000 shares of common stock and, in May, 1997, the 1990 Plan was amended to provide for a 100,000 increase in the authorized shares. In May, 1998, the shareholders approved the 1998 Stock Option and Incentive Plan (the "1998 Plan") which authorizes the issuance of up to 300,000 shares of common stock. Both Plans authorize the issuance of various incentives to employees (including officers and directors who are employees), including stock options, stock appreciation rights, and restricted performance stock awards. The Plan allows for the stock option committee to determine type, shares and terms of the grants, and grants may be made at any time through March 14, 2000 under the 1990 Plan and May 10, 2008 under the 1998 Plan.

        In addition to the 1990 Plan and the 1998 Plan outlined above, on January 21, 1998, the Company granted an employee, options to purchase 50,000 shares of common stock at an exercise price of $10.625. In 1996 stock options to purchase 50,000 shares were granted to directors at an exercise price of $5.8125. On April 7, 1997, the Company sold a warrant to Palisade Capital, L.L.C. for a price of $103,320 to purchase 200,000 shares of common stock at $8.25 per share. On November 25, 1997 the Company issued non-qualified stock options to eleven employees to purchase 165,000 shares of common stock at an exercise price of $14 per share. On March 18, 1998, the exercise prices of 190,000 employee options were reduced to $9.50 per share.

The table below summarizes all option activity, excluding the warrant sale to Palisade Capital L.L.C.:

                                             Weighted                    Weighted                    Weighted
                                              average                     average                     average
                                             exercise                    exercise                    exercise
                                 1998           price          1997         price         1996          price
                              ---------------------------------------------------------------------------------
Outstanding at
   beginning of year          541,000           $9.55       332,500        $ 6.79      261,625         $4.84
Options granted               284,000            9.14       220,000         13.34      185,000          7.82
Options exercised             (37,500)           2.53       (11,500)         2.27     (102,000)         3.67
Options canceled              (76,000)           8.00             -             -      (12,125)         6.65
Outstanding at end of year    711,500            8.67       541,000          9.55      332,500          6.79
                              ---------------------------------------------------------------------------------
Exercisable at end of year    266,400           $8.05       341,000        $ 6.97       97,500         $4.13
                              ---------------------------------------------------------------------------------

The following table summarizes option data, excluding the warrant sale to Palisade Capital L.L.C. as of December 31, 1998:

                                                        -----------
Price Range Minimum                                       $    5.81
Maximum                                                   $   12.00
Outstanding at December 31, 1998                            711,500
Weighted average contract life                                  8.4
Weighted average exercise price                           $    8.67
Exercisable at December 31, 1998                            266,400
Weighted average exercise price                           $    8.05
                                                        -----------

The exercise prices of all the options granted (qualified and non-qualified) are at fair value of common stock at date of grant. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yields of 0, 0 and 7.8 percent; expected volatility of 42, 60 and 20 percent; risk-free interest rates of 5.3,
5.9 and 6.6 percent; and expected lives of 5, 10 and 7 years. The weighted-average fair value of options granted was $3.96, $9.97 and $2.56 for the years ended December 31, 1998, 1997 and 1996, respectively.

The pro forma amounts, had options been recorded at fair value, are indicated below:

                                                 YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------
                                           1998              1997         1996
                                   ---------------------------------------------
Pro forma net income                 $4,098,000        $5,098,000   $4,450,000

Pro forma earnings per share
   Basic                             $     1.08        $     1.39   $      .84
   Diluted                           $     1.04        $     1.33   $      .83

5
Commitments and Contingent Liabilities

A.  Commitments
The Company has commitments under leases covering its facilities. In October of 1998, the Company consolidated its existing premises in New York City and agreed to surrender the existing portion of its space by May 31, 1999. Concurrent with this event, the Company entered into a lease which will house the operations of the Company and its subsidiary companies, other than Selective Licensing and REFAC Financial Corporation. The lease has an initial term of 10 1/2 years, which will commence upon the completion of construction in or about May 1999. The Company has two successive five year renewal options. The total expected annual payments due under the lease (assuming a May 1st occupancy date) are $171,875 during 1999, $360,000 during 2000 and $456,000 thereafter with a maximum cost of living escalation of 2.5% per annum starting in the fourth lease year. Rent expense, was approximately $382,000, $189,000 and $172,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

B.  Employment Agreement
The Company's employment agreement with its President and Chief Executive Officer extends through December 31, 2003. The agreement provides for minimum annual compensation, and bonus as determined by the Board of Directors. The officer was also granted options to purchase 100,000 shares of common stock pursuant to the Company's 1990 Stock Option Plan. In 1996, the officer exercised previously granted options to purchase 100,000 shares of common stock. In connection with such exercise, the Company provided the officer with a loan of $375,000, bearing interest at the Long-Term Applicable Federal Rate and maturing December 13, 2006. On December 16, 1998, the Company granted the officer an additional option to purchase 50,000 shares.

C.  Contingent Liabilities
In the ordinary course of its patent licensing and enforcement activities, the Company becomes engaged in the prosecution of infringement actions against various companies. Such actions are initiated only after the Company satisfies itself that (a) the claims of the patent have substantial merit and (b) there are specific grounds for asserting infringement. Such litigation often induces various defenses including, among others, challenging the validity of the patents and seeking reimbursement from the Company of the legal costs of defense. Such reactions are conventional aspects of the conduct of the Company's patent licensing and enforcement activities. The Company from time to time has been the target of several such actions. At December 31, 1998, there were no pending claims against the Company related to its patent licensing business.

D.  Deferred Compensation/Post-Retirement Benefits
On December 13, 1996, the Company entered into a retirement agreement with its then Chairman and Chief Executive Officer. For a period of three years commencing on July 1, 1997, the former Chairman has agreed to act as a consultant. The retirement agreement also provides for an annuity of $100,000 per annum during his life, medical and health benefits for him and his spouse during their lives, and office facilities, equipment and personnel support for two years following his consulting services. In 1996, the Company expensed $445,000 for such retirement benefits, which represents the present value of the expected payments, following the consultancy period, based upon his estimated life expectancy.

6
Segments and Concentrations

For 1996 and through November 25, 1997, the Company operated principally in one industry segment which is licensing of intellectual property rights. With the purchase of Human Factors Industrial Design, Inc. ("Human Factors") on November 26, 1997, the Company is now also engaged in product design and development. The Company does not view the one month's revenue in 1997 as significant to its 1997 results. The reportable segments are distinct business units operating in different industries and are separately managed. The following information about the business segments are for the year ended December 31, 1998.

                                  Licensing of          Product
                                  Intellectual           Design
                                      Property              and
Description                             Rights      Development           Total
                                 ----------------------------------------------
Total revenues                     $11,304,000       $3,748,000     $15,052,000
Segment profit (loss)                4,929,000         (194,000)      4,735,000
Segment assets                      23,706,000        6,859,000      30,565,000
Expenditure for segment assets         157,000          488,000         645,000
                                 ----------------------------------------------

Foreign source revenues of domestic operations amounted to:

                                          1998             1997            1996
                                 ----------------------------------------------
Europe                              $  844,000         $682,000      $  856,000
Asia                                   172,000          234,000         250,000
                                 ----------------------------------------------
                                    $1,016,000         $916,000      $1,106,000
                                 ----------------------------------------------

7
Comprehensive Income

As of January 1, 1998, the Company adopted SFAS 130. Although the adoption of SFAS 130 has no impact on the Company's net income or stockholder's equity, it does require that the Company report and display comprehensive income and its components. Comprehensive income consists of net income or loss for the current period as well as income, expenses, gains, and losses arising during the period that are included in separate components of equity. It includes the unrealized gains and losses on the Company's licensing-related securities, net of taxes and foreign currency translation adjustments.

The components of comprehensive income (loss),net of related tax, for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                                     1998              1997              1996
                                                              -----------------------------------------------
 Net Income                                                    $4,735,000        $5,191,000        $4,700,000
 Other comprehensive (loss) income,net of tax
 Unrealized (losses) gains on licensing-related securities     (4,492,000)           17,000           752,000
 Foreign currency translation adjustment                         (200,000)            5,000           193,000
                                                              -----------------------------------------------
 Comprehensive income                                          $   43,000        $5,213,000        $5,645,000
                                                              -----------------------------------------------

The components of accumulated other comprehensive income, at December 31, 1998, 1997, and 1996, consist of unrealized gains on licensing-related securities, net of tax of $9,259,000, $13,951,000 and $13,928,000, respectively.

8
Advanced Resin Technology, Inc.

On December 29, 1995, the Company acquired a 92% interest in the common stock of Advanced Resin Technology, Inc. ("Advanced Resin"), a manufacturer of hot melt polyurethane adhesives and elastomers under license from the Company. The Company's ownership was subsequently reduced to 87% when the contract manufacturer of Advanced Resin's products acquired a 5% interest. The acquisition was accounted for as a purchase, and resulted in the recording of $158,000 of goodwill. On February 6, 1998, Advanced Resin ceased such manufacturing activities. As a result, in the fourth quarter of 1997, the Company incurred an after-tax loss on such ceased operations of approximately $341,000, which included a write-off of the unamortized goodwill and other assets and the accrual of certain expenses. For the years ended December 31, 1998 and 1997, total after-tax operating loss and ceased operations loss amounted to $42,000 and $648,000 respectively.

9
Human Factors Industrial Design, Inc. Acquisition

On November 26, 1997, the Company completed the purchase of the outstanding stock of Human Factors for $6,000,000, of which $4,500,000 was payable in cash and $1,500,000 in Company stock (valued at $12.565 per share). The Company paid 10% of the purchase price of the stock at closing, which included 12,000 shares of the Company's common stock, and the balance in January, 1998, which included 107,374 shares of the Company's common stock. The excess of the aggregate purchase price over the net tangible assets acquired was allocated to goodwill and is being amortized over 25 years. The operating results of Human Factors have been included in the Company's consolidated financial statements since the date of acquisition. The Company may also be required to make a contingent purchase price payment to the former Human Factors shareholders if certain earnings targets, as defined in the purchase agreement, are met. Any contingent purchase price payment will be accounted for as additional purchase price consideration. The Company has also entered into employment agreements with each of the Human Factors shareholders providing for annual base salaries, performance-based incentive bonuses and the grant of stock options.

UNAUDITED SELECTED QUARTERLY FINANCIAL DATA
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES

                                          First            Second             Third            Fourth
1998                                    Quarter           Quarter           Quarter           Quarter
                                 ---------------------------------------------------------------------
Total revenues                       $3,519,000        $4,654,000        $3,274,000        $3,606,000
Operating income                     $1,875,000        $2,189,000        $1,303,000        $1,729,000
Net income                           $1,230,000        $1,389,000        $1,063,000        $1,053,000
Net income per common share          $      .32        $      .35        $      .28        $      .27
                                 ---------------------------------------------------------------------

1997
                                 ---------------------------------------------------------------------
Total revenues                       $1,755,000        $2,448,000        $3,695,000        $3,172,000
Operating income                     $1,029,000        $1,610,000        $3,006,000        $2,628,000
Net income                           $  840,000        $1,317,000        $2,178,000        $  857,000
Net income per common share          $      .22        $      .35        $      .57        $      .23
                                 ---------------------------------------------------------------------


                                                      1998                                 1997
                                 ---------------------------------------------------------------------
Market Price of Common Stock              High               Low              High               Low
                                 ---------------------------------------------------------------------
First Quarter                          12 3/8              9 1/4             7 1/4             5 5/8
Second Quarter                        13 7/16              8 7/8          13 15/16            6 5/16
Third Quarter                        14 15/16              8 3/4            11 7/8             9 5/8
Fourth Quarter                          9 3/4            6 11/16            16 1/8            10
                                 ---------------------------------------------------------------------

The Company's common stock is listed in the American Stock Exchange under the symbol REF.

REPORT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------


To the Stockholders and Board of Directors REFAC Technology Development Corporation

We have audited the accompanying consolidated balance sheets of REFAC Technology Development Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of REFAC Technology Development Corporation and Subsidiaries at December 31, 1998 and 1997 and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Grant Thornton LLP

New York, New York
February 18, 1999

(c)1999 REFAC NEW BEETLE PHOTOGRAPH COURTESY OF VOLKSWAGEN OF AMERICA / RAMBLING TED IS THE PROPERTY OF MICHAEL WOODWARD CREATIONS LTD. (MWC) /
PHOTOGRAPHY: JOHN PAUL ENDRESS / X-RAY: UNTITLED / DESIGN: KLOTNIA & LOUIE

DIRECTORS AND OFFICERS
REFAC TECHNOLOGY DEVELOPMENT CORPORATION AND SUBSIDIARIES



REFAC Directors                               REFAC OFFICERS
Neil R. Austrian                              Robert L. Tuchman
President                                     President, Chief Executive Officer
National Football League                      & General Counsel

Robin L. Farkas                               Douglas M. Spranger
Private Investor                              Senior Vice President

Mark N. Kaplan                                Elliott S. Greller
Of Counsel                                    Chief Financial Officer,
Skadden, Arps, Slate, Meagher & Flom LLP      Vice President and Treasurer

Herbert W. Leonard                            Raymond a. Cardonne, Jr.
President                                     Vice President and Secretary
Hamilton Associates
                                              Counsel
Douglas M. Spranger                           Skadden, Arps, Slate, Meagher
Senior Vice President, REFAC Technology       & Flom LLP
Development Corporation                       New York, New York

Robert L. Tuchman                             Independent Auditors
President, Chief Executive Officer &          Grant Thornton LLP
General Counsel, REFAC Technology             New York, New York
Development Corporation
                                              Transfer Agent
Ira T. Wender                                 ChaseMellon Shareholder Services
Of Counsel                                    Ridgefield Park, New Jersey
Patterson, Belknap, Webb & Tyler LLP


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

Refac                                   Effective June 1, 1999
122 East 42nd Street                    115 River Road
New York, NY 10168                      Edgewater, NJ  07020
212-687-4741                            201-943-4400