Form 10-K, Exhibit 13
period 1999-12-31
REFAC
filed 2000-03-30
CIK 82788

                                                                      EXHIBIT 13


                             REFAC AND SUBSIDIARIES
                             ----------------------

                            FINANCIAL STATEMENTS OF
                         ANNUAL REPORT ON FORM 10-K TO
                     THE SECURITIES AND EXCHANGE COMMISSION

                          YEAR ENDED DECEMBER 31, 1999


                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------


1.   Financial Statements
     --------------------

     The Consolidated Financial Statements to be included in Part II, Item 8 of this report are incorporated by reference to the Annual Report to Stockholders of Refac for the year ended December 31, 1999, copies of which are attached to this report.

     All schedules required by Item 14(a)(2) of this report have been omitted because they are inapplicable, not required, or the information is included elsewhere in the financial statements or accompanying notes.

                                                                      EXHIBIT 13
                                                                      ----------



                          1999 ANNUAL FINANCIAL REPORT





================================================================================





                                [LOGO OF REFAC]






                                                                   www.refac.com

                                       (2)
                                      ____

                             LETTER TO STOCKHOLDERS




                                       (6)
                                      ____

                               REFAC'S BUSINESSES




                                      (13)
                                      ____

                      MANAGEMENT'S DISCUSSION AND ANALYSIS




                                      (15)
                                      ____

                             CONSOLIDATED STATEMENTS




                                      (20)
                                      ____

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                                      (27)
                                      ____

                          INDEPENDENT AUDITOR'S REPORT




                                      (29)
                                      ____

                             DIRECTORS AND OFFICERS

                    AT A GLANCE

                    For almost 50 years, Refac has been a recognized
                    international leader in intellectual property management.
[LOGO OF REFAC]     Today, our expertise includes: new product development;
                    graphic design and communications; brand and trademark licensing; technology and patent licensing; and intellectual venture capital.



                                   [GRAPHIC]




                                                                   www.refac.com

CHAIRMAN'S LETTER

--------------------------------------------------------------------------------


TO OUR STOCKHOLDERS:

Over the past two years, your Company has changed considerably. In 1997, we were known principally as a patent licensing and enforcement organization. Today, after a series of strategic acquisitions and a refining of our corporate image, we are becoming recognized globally for our expertise in all phases of the product evolution cycle--from concept to research, design, engineering, manufacturing, branding, packaging, licensing and patenting.


1999'S HIGHLIGHTS

Among our major achievements in 1999 was the formation of Refac Consumer Products, Inc. (RCP) and the successful introduction at the January 2000 Consumer Electronics Show (CES) of our initial proprietary product line--consisting of a Volkswagen New Beetle(TM) branded AM/FM digital radio and multifunction CD player stereo, sport radio, travel clock and clock radio; a RefacDesign branded MP3 Player, MP3 Player Car Adapter, Digital Sport Radio and Hand-Cranked Emergency Radio with Dual Mode Flashlight; a Star Trek(R) Lamp; and a Funatik branded novelty Golf Lamp.

Our investment in RCP is a good example of how we use our integrated creative and business expertise to build enterprise value. All of these products, with the exception of the lamps, were developed in-house by our Product Development Group. Our recently acquired Graphic Design Group is creating the packaging and collateral sales materials and the patenting, branding and licensing aspects are being handled by our Licensing Group. We have also established a Hong Kong subsidiary to facilitate the sourcing, manufacturing and quality control of the product line. Given the favorable reaction to the line at CES and the enthusiastic interest our sales force is experiencing with buyers, our next hurdle is to demonstrate that we can deliver quality goods in a timely manner.

We shortened our corporate name to Refac, and introduced a new corporate logo and identity system to more accurately reflect the broadening of our services and capabilities and the future direction of our operations.

We unveiled our new logo and corporate image in June 1999 at the New York Licensing Show, where our exhibit booth generated substantial interest not just for our licensing clients' properties, but also for the display of our Product Development Group's innovative designs.

We relocated our corporate headquarters and creative center to a modern, state-of-the-art facility encompassing 30,000 square feet located on the banks of the Hudson River in Edgewater, New Jersey. This physical consolidation of the Refac companies enhances the integration of our core businesses, provides an inspiring environment for employees and clients and is strategic to our continued growth.

Another major accomplishment was our November acquisition of David Morris Creative (DMC), a top regional graphic design firm that has created powerful graphic communications and marketing solutions for a wide variety of clients since 1990. DMC offers an array of graphic services including brand and communications strategy, corporate identity, packaging and multimedia design. Its roster of blue chip clients includes Sharp Electronics, Canon USA, Chubb Group of Insurance Companies, IBM, Siemens Medical Systems and Sony Electronics, Inc. Last month, we relocated DMC's operations to our corporate headquarters and creative center.


PAGE
----
 2



www.refac.com

                                    [PHOTO]





PHOTOGRAPHED AT THE NEW EDGEWATER FACILITY, PICTURED LEFT TO RIGHT: BERT D. HEINZELMAN, SENIOR VICE PRESIDENT, REFAC AND PRESIDENT, REFAC HUMANFACTORS-ID; DAVID ANNUNZIATO, PRESIDENT AND CREATIVE DIRECTOR, REFAC DAVID MORRIS CREATIVE; ROBERT L. TUCHMAN, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, REFAC; STANLEY
REIFF, PRESIDENT, REFAC CONSUMER PRODUCTS, INC.; ARLENE J. SCANLAN, PRESIDENT, REFAC LICENSING, INC.

CHAIRMAN'S LETTER CONTINUED
--------------------------------------------------------------------------------


Late in the year, OXO introduced its Good Grips(R) and @Hand(R) hand tool lines, which we developed on a royalty basis. Each of these product lines consists of 19 SKUs and includes screwdrivers, hammers, pliers, tape measures and a utility knife. We captured a Good Design award from The Chicago Athenaeum: Museum of Architecture for these products which were also chosen as one of Today's Homeowner Magazine's Best New Products for 2000.

Our Product Development Group has undertaken a confidential product design and development program with a leading manufacturer covering a new category for our proprietary work. This program includes a development fee and royalties based upon sales and joint ownership of the intellectual property rights. The product line is expected to be marketed late in 2001, at which time we will generate royalty based revenues.

Our Licensing Group acquired the exclusive agency rights for the commercial development and promotion of The Joe Cartoon Co. and its www.joecartoon.com website, which has become one of the leading independent entertainment sites on the Internet and is known for its edgy animations and interactive games. Spurred by the viral distribution of its "Frog in a Blender," "Gerbil in a Microwave, " "Lump" and "Lemmings" animations, traffic to www.joecartoon.com grew at an explosive rate during 1999. For the month of February 2000, PC Data Online gave the www.joecartoon.com website an overall ranking of 519 (reporting 1.1 million unique users), and a 1.6% reach.

FINANCIAL RESULTS

Our consolidated net income for the year ended December 31, 1999 was $3,673,000, or $.97 per share (on a fully diluted basis), compared to $4,735,000, or $1.21 per share, in 1998. Revenues for 1999 were $14,452,000, down from 1998's $15,272,000. The decreases in net income and revenues were due largely to a decline in gains and dividends on licensing-related securities. These results are discussed in more detail under "Management's Discussion and Analysis" starting on page 13 of this Annual Report.

THE YEAR AHEAD

We believe that great design reinforces and builds the strength, recognition and equity of valuable brands. To maximize the fusion of great design and great brands, we compiled a team of award-winning product designers, talented graphic designers, skilled brand builders and experienced consumer product marketers.

During 2000, we will leverage these uniquely combined strengths to drive revenue growth from our design services and licensing activities while capitalizing on the growth potential of our consumer products division. We will continue to review opportunities to invest our creative and business capital--which we call Intellectual Venture Capital--in appropriate new product ventures.

We expect that RCP's sales will accelerate significantly during the second half of 2000 as the first New Beetle and RefacDesign products reach the marketplace. We will continue to invest creative and financial resources in RCP and have already begun developing an equally exciting 2001 product line.




PAGE
----
 4



www.refac.com

The Volkswagen New Beetle Program combined our strengths in product development, brand building and consumer products. We have already begun discussions with new potential partners for similar programs, and will continue to seek additional opportunities to extend our proprietary product development program into new product categories.

We expect the Joe Cartoon web site to become an increasingly valuable property and we will seek other Internet-related opportunities. Of course, our quest for the agency rights to other valuable properties and brands is ongoing.

We plan to continue our work with the pilot study started last year to determine the efficacy of the Pyloricide compound to eliminate the H.pylori bacteria, a leading cause of peptic ulcers, but caution that the results to date have not been encouraging.

We are more aggressively marketing our array of services to a wider range of industries. Our product designs and services will be displayed at no fewer than three major industry trade shows in 2000. We began the year by not only successfully introducing our consumer products line at the January CES, but we also generated valuable new business opportunities for our Product Development Group. We will also attend the Medical Design and Manufacturing East 2000 Show and Licensing 2000 and are exploring other opportunities to expand awareness of our design and licensing services as well as our product line.

With our independent and integrated core competencies, Refac is well-positioned to make significant strides in year 2000 and we expect our consulting, manufacturing and marketing operations to provide a strong platform for building recurring income when the planned liquidation of our licensing-related securities position in KeyCorp (NYSE-KEY) is completed in 2001.

An area of obvious concern to you, as well as to your Board of Directors and the management and employees of Refac, is our stock price. Our market value--probably the most important measure of our progress to you--did not fare well over the past year. While the overall market has been strong, there has been a marked lack of investor interest in micro-cap stocks. Yet, we are fundamentally more sound than we were a year ago with a clear direction and abundance of opportunity. Our management and key employees hold a considerable stake in your Company's success and we are committed to do everything in our power to grow our business and enhance stockholder value.



Sincerely,

/s/ Robert L. Tuchman

Robert L. Tuchman

Chairman & Chief Executive Officer



                                                                            PAGE
                                                                            ----

Opportunities

   INTELLECTUAL
 VENTURE CAPITAL

Refac seeks opportunities to invest its creative and business capital in new product development ventures that have long-term potential. Unlike our traditional fee-for-service consulting, we share in the cost and risk of brand and product development in appropriate situations in return for future royalties or venture equity. Our interest in providing this novel form of venture capital is stimulated by our confidence that we will help our partners bring superior products to the marketplace. Examples of our intellectual venture capital investments include the formation of Refac Consumer Products, Inc. and our royalty based development of the OXO hand tool product lines.


                                                         NEW BEETLE/TM/ PRODUCTS
--------------------------------------------------------------------------------


                                   [GRAPHIC]



PORTABLE STEREO


--------------------------------------------------------------------------------


PAGE
----
 6

                                   SPORT RADIO
                                    [GRAPHIC]



                                  TRAVEL CLOCK
                                    [GRAPHIC]



                                   CLOCK RADIO
                                    [GRAPHIC]




All products shown here were designed by Refac HumanFactors-ID
                                                                   www.refac.com


                                                                            PAGE
                                                                            ----

PRODUCT DESIGN
 & DEVELOPMENT


Refac's Product Development Group, which operates under the name Refac HumanFactors-ID, has created innovative, award-winning products for some of the most important and prestigious companies in the world.




             [GRAPHIC]                       [GRAPHIC]

          SCHICK(R) FX RAZOR               OXO(R) JUICER




We are a recognized leader in industrial design, human factors and engineering consulting. For more than 25 years, we have helped our clients bring hundreds of successful products to market, many representing major breakthroughs in innovation, technology and category positioning. Our talented product development team creates extraordinary solutions for our clients.




www.refac.com
                 All products shown here were designed by Refac HumanFactors-ID.




PAGE
----
 8

REFAC
--------------------------------------------------------------------------------




                                   [GRAPHIC]





--------------------------------------------------------------------------------
                    HAND-CRANKED EMERGENCY RADIO/FLASHLIGHT
--------------------------------------------------------------------------------




                                                                            PAGE
                                                                            ----

Visual
 GRAPHIC DESIGN &
 COMMUNICATIONS


Great visual communication is clear and concise telling the whole story at a glance. Refac's Graphic Design Group, which operates under the name Refac David Morris Creative, has been creating powerful graphic communications and marketing solutions for a wide variety of clients since 1990. As consultants, we offer a wide range of graphic and new media design services from brand and communications strategy, corporate identity and packaging to implementation.




                                   [GRAPHIC]

--------------------------------------------------------------------------------
MINOLTA PACKAGING BY REFAC DAVID MORRIS CREATIVE
--------------------------------------------------------------------------------


PAGE
----
 10

BRAND & TRADEMARK
        LICENSING


                                   [GRAPHIC]

                              -------------------
                               WWW.JOECARTOON.COM
                              -------------------


Refac Licensing is a unique brand and trademark licensing agency. We create, develop, and execute long-term strategic programs that promote the valuable property of our clients. Our primary objective is to make sure that the brand's credentials are extended to new product categories, while helping to support and build brand awareness and generate royalty income. Unlike any other licensing agency in the world, Refac brings its integrated services together to explore just the right opportunities for licensors. We work with our clients and their licensees to develop new products and promotions, and follow each program through to completion. This unique approach ensures that end-products live up to the brand promise of value and quality.

PATENT & TECHNOLOGY
         LICENSING


                                   [GRAPHIC]

                          ---------------------------
                          OFFICIAL SEAL OF THE
                          PATENT & TRADEMARK OFFICE
                          ---------------------------



Refac's technology and patent licensing business includes the negotiation and administration of licenses and joint ventures involving patents, know-how and trademarks. We transform the potential value of partially developed or unutilized technologies and intellectual properties into revenue-bearing licensing agreements and enterprises. Our business process is one of discovering, assessing, protecting, licensing, managing and commercializing technologies throughout the world.



                                                                   www.refac.com


                                                                            PAGE
                                                                            ----

OUR ENVIRONMENT

With the Manhattan skyline as its backdrop, Refac's new corporate headquarters and creative center is located on The Hudson River Pier in Edgewater, New Jersey. This magnificent facility is the home of our core business units including:

Refac International, Ltd.

Refac HumanFactors-ID

Refac David Morris Creative

Refac Licensing, Inc.

Refac Consumer Products, Inc.




                                   [GRAPHIC]



www.refac.com


PAGE
----
 12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------


Results of Operations

REVENUES were $14,452,000 in 1999 as compared to $15,272,000 in 1998 and $11,440,000 in 1997. The decrease from 1998 to 1999 of $820,000, or 5%, is principally due to decreases in (i) gains on sales of licensing-related securities and dividends ($1,003,000), (ii) creative consulting fees ($352,000) and (iii) revenues from licensing-related activities ($135,000) offset by sales of consumer products of $495,000, a new business segment started in September 1999, and dividend and interest income of $175,000. The increase from 1997 to 1998 of $3,832,000, or 33%, is due to the inclusion of $3,562,000, in revenues derived by the Company's Product Development Group (acquired in November 1997) and an increase of $971,000 in income from licensing-related activities, offset by a decrease in income from licensing-related securities ($551,000) and a decrease in dividends, interest and other income ($150,000). See Notes to the Consolidated Financial Statements.

Revenues are summarized as follows:

Description                                              1999       1998       1997
                                                         ---------------------------
Revenues from licensing-related activities                29%        28%        29%
Realized gains on sales and dividends from
  licensing-related securities                            42%        46%        66%
Creative consulting services
  (Product Development and Graphic Design Groups
    acquired in November 1997 and 1999, respectively      23%        25%         2%
Consumer product sales (acquired in September 1999)        3%        --         --
Dividend, interest and other income                        3%         1%         3%
                                                         ---------------------------
Total                                                    100%       100%       100%
                                                         ---------------------------

Licensing-Related Activities

REVENUES FROM LICENSING-RELATED ACTIVITIES consist of recurring royalty payments for the use of licensed patents and trademarks, non-recurring, lump sum license payments, agency fees and service fees. Recurring revenues from established relationships decreased by $41,000 in 1999 as compared to 1998, and increased by $303,000 in 1998 as compared to 1997. The patent licensing income component of the 1999 recurring revenue increased by $49,000 and is attributable the increase in (i) trademark agency fees of $135,000 and (ii) patent enforcement fees of $115,000 offset by a decrease in patent licensing income of $201,000. Revenues from non-recurring agreements vary from year-to-year depending upon the nature of the licensing programs pursued for various technologies in a particular year and the timing of successful completion of licensing agreements. During 1999, 1998 and 1997, non-recurring licensing revenues amounted to $880,000, $974,000 and $307,000, respectively. Service income from royalty verifications, which the Company first offered in March 1998, decreased by $90,000 from 1999 to 1998.

EXPENSES FROM LICENSING-RELATED ACTIVITIES consist principally of amounts paid to licensors at contractually stipulated percentages of the Company's specific patent and product revenues and, in addition, includes expenses related to the investigation, marketing, administration, enforcement, maintenance and prosecution of patent, trademarks and license rights and related licenses. Licensing-related expenses for 1999 increased by $140,000 over 1998 and $845,000 over 1997. As a percentage of licensing revenues, these expenses were 51%, 46% and 34% in 1999, 1998 and 1997, respectively. The increase in 1999 over 1998 is principally due to an increase in licensing-related salaries and the increase in 1998 over 1997 was attributable to the inclusion of Refac Licensing, Inc. (formerly known as Selective Licensing & Promotion, Inc.), a brand and character licensing agency, which was formed in January 1998.

Licensing-Related Securities

INCOME FROM LICENSING-RELATED SECURITIES consist of gains on sales and dividends received on securities acquired by the Company in connection with its licensing activities. As of December 31, 1999, licensing-related securities consisted of 275,000 shares of KeyCorp common stock. KeyCorp had a 2-for-1 stock split of such common stock on March 9, 1998 and all references in this Report to the number of KeyCorp shares have been adjusted to reflect such stock split. The Company intends to sell 200,000 of such shares during 2000 and, as of December

31, 1999, had bought four successive quarterly put options (at $27.4262 per share) and had sold four successive quarterly call options (at prices ranging from $37.4825 to $39.3720 per share), each of which covers 50,000 shares. See Notes to the Consolidated Financial Statements for additional details concerning such securities.

CREATIVE CONSULTING SERVICES consist of product development and graphic design services provided by the Product Development Group (which operates under the name Refac HumanFactors-ID and was acquired by the Company in November 1997) and the Graphics Design Group (which operates under the name Refac David Morris Creative and was acquired in November 1999). Total creative consulting income decreased by $352,000 in 1999 as compared to 1998 which consists of a decrease of $798,000 in Product Development and the inclusion of $446,000 in Graphic Design services. The reduction in Product Development fees is due, in part, to the Company's development of its own line of consumer electronic products which were introduced in January 2000 at the Consumer Electronics Show and performing some work on a royalty as opposed to a fee-for-service basis.

EXPENSES increased by $258,000 in 1999 as compared to 1998, consisting of an increase of $315,000 from the Graphics Design Group and a decrease in expenses of $57,000 incurred by the Product Development Group.

MARKETING OF CONSUMER PRODUCTS. In September 1999 the Company acquired Funatik Inc. and merged it into the newly formed Refac Consumer Products, Inc. ("RCP"). Sales of $495,000 during 1999 principally consists of sales of imported consumer electronic products sourced by RCP for a retailer. RCP introduced its initial proprietary product line at the January 2000 Consumer Electronics Show in Las Vegas, Nevada. The product line, which will be manufactured in Asia, was developed in-house by the Company's Product Development Group and includes a Volkswagen New Beetle(TM) licensed AM/FM Digital Stereo and Multifunction CD Player, Travel Clock, Clock Radio and Sport Radio, a RefacDesign(TM) branded
MP3 Player, MP3 Player Car Adapter, Hand-Cranked Emergency Radio/Flashlight and Digital Radio. Refac also established a Hong Kong subsidiary to facilitate the sourcing, manufacturing and quality control of the product line.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased by $443,000 in 1999 over 1998, which increase is principally attributable to the acquisition of Funatik and the formation of RCP ($317,000) and the acquisition of the Graphic Design Group ($53,000). The increase in 1998 over 1997 of $1,946,000 is attributable to the inclusion in 1998 of the newly formed divisions of (i) Refac HumanFactors-ID
(ii) Refac Licensing and (iii) Refac Biochemics Corporation.

GOODWILL relates to the excess of the purchase price paid over the fair market value of the tangible assets acquired in the Company's acquisitions of the Product Development Group ($4,936,000), Graphic Design Group ($1,344,000) and Funatik Inc. ($19,000). Such goodwill is being amortized over 25, 20 and 10 years, respectively, which is the expected period of benefit. Such amortization aggregated $219,000, $204,000 and $28,000 for 1999, 1998 and 1997,
respectively, and is included in selling, general and administration expenses.

INCOME TAX PROVISION. The Company's income tax provision of $1,657,000 in 1999 reflected an effective tax rate of 31%, compared with rates of 34% and 33% in the two previous years. The decrease of 3% from the effective statutory income tax rate of 34% is due to the consolidated group not being subject to state and local income taxes, other than statutory minimums and timing differences associated with the Company's relocation to New Jersey.

INFLATION. The Company's income from licensing-related operations has not in the past been materially affected by inflation. Likewise, while currency fluctuations can influence licensing-related revenues, the diversity of foreign income sources tends to offset individual income changes in currency valuations.

LIQUIDITY AND CAPITAL RESOURCES. Cash, cash equivalents, corporate bonds and U.S. Treasury Notes increased by $1,423,000 to $8,489,000 at December 31, 1999 from $7,066,000 at December 31, 1998. The Company believes its liquidity position is adequate to meet all current and projected financial needs.

     The Company has commitments under leases covering its facilities (see Notes to the accompanying Consolidated Financial Statements), and under a Retirement Agreement with its founder and former Chief Executive Officer (which has been provided for in the financial statements). For information on leaseholds and other commitments and contingencies see Notes to the accompanying Consolidated Financial Statements.

     The Company has examined the Year 2000 computer issue. This issue concerns computer hardware and software systems'ability to recognize and process dates after December 31, 1999 properly and accurately. The Company utilizes purchased software which is Year 2000 compliant and does not expect Year 2000 issues to have a material impact on its business, operations or financial condition. The Company has not encountered any complications with the year 2000 issues. This is a Year 2000 readiness disclosure entitled to protection as provided in the Year 2000 Information and Readiness Disclosure Act.

CONSOLIDATED BALANCE SHEETS

REFAC AND SUBSIDIARIES

                                                                                DECEMBER 31,
                                                                   ----------------------------------
                                                                         1999                 1998
                                                                   ----------------------------------
Assets
    Current Assets:
       Cash and cash equivalents                                     $ 5,158,000         $ 2,973,000
       Royalties receivable                                            1,153,000             776,000
       Accounts receivable                                             1,425,000             945,000
       Prepaid expenses and other current assets                         521,000             221,000
                                                                   ----------------------------------
       Total current assets                                            8,257,000           4,915,000
                                                                   ----------------------------------
       Property and equipment - net                                    2,232,000             771,000
       Licensing-related securities                                    7,145,000          15,068,000
       Investments being held to maturity                              3,331,000           4,093,000
       Other assets                                                      583,000             760,000
       Goodwill, net of accumulated amortization of $451,000 in 1999
           and $232,000 in 1998                                        6,299,000           4,958,000
                                                                   ----------------------------------
                                                                     $27,847,000         $30,565,000
                                                                   ----------------------------------
Liabilities and Stockholders' Equity
    Current Liabilities:
       Accounts payable                                                $ 674,000           $ 354,000
       Accrued expenses                                                  439,000             236,000
       Amounts payable under service agreements                          417,000             240,000
       Income taxes payable                                              716,000              75,000
                                                                   ----------------------------------
       Total current liabilities                                       2,246,000             905,000
                                                                   ----------------------------------
       Deferred income taxes                                           2,365,000           5,050,000
       Other liabilities - deferred compensation                         445,000             445,000
                                                                   ----------------------------------
    Commitments and Contingencies
    Stockholders' Equity
       Common stock, $.10 par value; authorized -
           20,000,000 shares; issued 5,450,887 in 1999
           and in 1998                                                   545,000             545,000
       Additional paid-in capital                                      9,984,000           9,984,000
       Retained earnings                                              22,299,000          18,626,000
       Accumulated other comprehensive income                          4,212,000           9,259,000
       Treasury stock, at cost 1,655,626 shares in 1999 and 1998     (13,874,000)        (13,874,000)
       Receivable from issuance of common stock and warrants            (375,000)           (375,000)
                                                                   ----------------------------------
       Total stockholders' equity                                     22,791,000          24,165,000
                                                                   ----------------------------------
                                                                     $27,847,000         $30,565,000
                                                                   ----------------------------------


The accompanying notes are an integral part of the consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------


                                                             YEARS ENDED DECEMBER 31,
                                                     --------------------------------------
                                                        1999         1998          1997
                                                     --------------------------------------
Revenues
Licensing-related activities                        $4,156,000   $ 4,291,000   $ 3,320,000
Creative services fees                               3,396,000     3,748,000       186,000
Consumer product sales                                 495,000          --            --
Realized gains on licensing-related securities       5,614,000     6,435,000     6,936,000
Divided income from licensing-related securities       396,000       578,000       628,000
Divided and interest income                            395,000       220,000       275,000
Realized gains on marketable securities                   --            --          84,000
Gains from foreign currency transactions                  --            --          1l,000
                                                     --------------------------------------
   Total Revenues                                   14,452,000    15,272,000    11,440,000
                                                     --------------------------------------

Costs and Expenses
Licensing-related activities                       $ 2,125,000   $ 1,985,000   $ 1,140,000
Creative service expenses                            2,819,000     2,561,000       187,000
Consumer product sales costs                           320,000          --            --
Selling, general and administrative expenses         3,858,000     3,415,000     1,469,000
Loss from ceased operations                               --         121,000       846,000
Realized losses on marketable securities                  --           2,000          --
                                                     --------------------------------------
   Total costs and expenses                          9,122,000     8,084,000     3,642,000
                                                     --------------------------------------
   Income before provision for taxes on income       5,330,000     7,188,000     7,798,000
                                                     --------------------------------------
Provision for taxes on income                        1,657,000     2,453,000     2,607,000
                                                     --------------------------------------
Net income                                         $ 3,673,000   $ 4,735,000   $ 5,191,000
                                                     --------------------------------------

Basic earnings per share                                 $ .97         $1.25         $1.42
Diluted earnings per share                               $ .97         $1.21         $1.36
                                                     --------------------------------------

The accompanying notes are an integral part of the consolidated financial statements


--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
REFAC AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                    YEARS ENDED DECEMBER 31,
                                          ------------------------------------------
                                              1999            1998           1997
                                          ------------------------------------------
Net income                                $ 3,673,000    $ 4,735,000    $ 5,191,000
Other comprehensive income, net of tax:
    Unrealized holding (losses) gain       (5,047,00)     (4,492,000)        18,000
Foreign currency translation adjustment          --         (200,000)         5,000
                                          ------------------------------------------
Comprehensive (loss) income               ($1,374,000)   $    43,000    $ 5,214,000
                                          ------------------------------------------


The accompanying notes are an integral part of the consolidaled financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                                                    YEARS ENDED DECEMBER 31,
                                                                           ------------------------------------------
                                                                              1999            1998             1997
                                                                           ------------------------------------------
Cash flows from Operating Activities
    Net Income                                                             $3,673,000      $4,735,000      $5,191,000
    Adjustments to reconcile net income to net cash
     provided by (used in) operating activities
       Depreciation and amortization                                          557,000         320,000         141,000
       Realized gains on sale of licensing-related-services                (5,614,000)     (6,429,000)     (7,003,000)
       Decrease (increase) in security deposit                                100,000        (100,000)           --
       Deferred income taxes                                                 (191,000)        339,000         241,000
       Write-down of long-term assets                                            --              --           450,000
       (Increase) decrease in assets, net of effect of purchases:
          Accounts receivable                                                (795,000)       (409,000)        312,000
          Prepaid expenses and other current assets                          (325,000)           --              --
          Proceeds from sale of marketable securities                            --         2,503,000       2,392,000
          Purchase of marketable securities                                      --              --        (2,503,000)
          Other assets                                                        212,000         (68,000)        421,000
       Increase (decrease) in liabilities, net of effect of purchases:
          Accounts payable and accrued expenses                               289,000        (189,000)        (65,000)
          Amounts payable under service agreements                            176,000           6,000         (33,000)
          Income taxes payable                                                640,000        (183,000)       (123,000)
                                                                           ------------------------------------------
Net cash (used in) provided by operating activities                        (1,278,000)        525,000        (579,000)
                                                                           ------------------------------------------

Cash flows from Investing Activities

    Proceeds from sales of licensing-related securities                     6,182,000       7,045,000       6,959,000
    Proceeds from (purchase of) investments being held to maturity            762,000      (2,864,000)       (856,000)
    Payment for purchase of HumanFactors-ID
       Industrial Design, Inc., net cash of acquired                         (275,000)           --          (428,000)
    Payment for purchase of David Morris Creative, Inc.,
       net of cash acquired                                                (1,357,000)           --              --
    Payment for purchase of Funatik, Inc., net of cash acquired               (50,000)           --              --
    Additional to property and equipment                                   (1,799,000)       (645,000)        (88,000)
                                                                           ------------------------------------------
Net cash provided by investing activities                                   3,463,000       3,536,000       5,587,000
                                                                           ------------------------------------------

Cash flows from Financing Activities

    Repayment of Note Payable-former Human Factors-ID shareholders               --        (4,050,000)           --
    Repayment of loan                                                            --           (53,000)        (60,000)
    Dividends paid                                                               --              --        (2,701,000)
    Proceeds from exercise of stock options and purchase of warrants             --           147,000          78,000
    Acquisition of treasury stock                                                --              --       (14,875,000)
                                                                           ------------------------------------------
Net Cash used in financing activities                                            --        (3,956,000)    (17,558,000)
                                                                           ------------------------------------------
    Effect of exchange rate changes on cash                                      --              --             6,000
                                                                           ------------------------------------------
Net increase (decrease) in cash and cash equivalents                        2,185,000         105,000     (12,544,000)

    Cash and cash equivalents at beginning of period                        2,973,000       2,868,000      15,412,000
                                                                           ------------------------------------------
    Cash and cash equivalents at end of period                             $5,158,000      $2,973,000      $2,868,000
                                                                           ------------------------------------------
    Income taxes paid                                                      $1,257,000      $2,496,000      $2,408,000
                                                                           ------------------------------------------


For supplemental disclosure of non-cash investing and financing activities, see Notes to the consolidated financial statements. The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------



                                                          Common Stock
                                                    -------------------------
Years ended December 31, 1999, 1998, and 1997           Shares      Amount
                                                    -------------------------
Balance, December 31, 1996                            5,401,887   $ 540,000
Net Income
Shares issued on exercise of stock options               11,500       1,000
Issuance of compensatory stock options
Other comprehensive income
Issuance of stock for HumanFactors-ID acquisition
Purchase of Treasury Stock
                                                    -------------------------
Balance, December 31, 1997                            5,413,387     541,000
Net Income
Shares issued on exercise of stock options               37,500       4,000
Issuance of compensatory stock options
Other comprehensive income
Collection of warrants receivable
Issuance of stock for HumanFactors-ID acquisition
                                                    -------------------------
Balance, December 31, 1998                            5,450,887     545,000
Net Income
Other comprehensive income
                                                    -------------------------
Balance, December 31, 1999                            5,450,887    $545,000
                                                    -------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                                     Receivable                                         Accumulated
                                               From Issuance of       Additional                              Other
                       Treasury Stock              Common Stock          Paid-In          Retained    Comprehensive
                   Shares           Amount         and Warrants          Capital          Earnings           Income
------------------------------------------------------------------------------------------------------------------------
                       --               --          ($375,000)       $9,252,000        $8,700,000      $13,928,000

                                                                                        5,191,000

                                                      (52,000)          128,000
                                                                         11,000
                                                                                                            23,000
                 (12,000)            101,000                             50,000
               1,775, 000         (14,875,000)
------------------------------------------------------------------------------------------------------------------------
               1,763,000         (14,774,000)        (427,000)        9,441,000        13,891,000       13,951,000
                                                                                        4,735,000
                                                                         91,000
                                                                          3,000
                                                                                                        (4,692,000)
                                                       52,000
                (107,374)            900,000                            449,000
------------------------------------------------------------------------------------------------------------------------
               1,655,626         (13,874,000)        (375,000)        9,984,000        18,626,000        9,259,000
                                                                                        3,673,000
                                                                                                        (5,047,000)
------------------------------------------------------------------------------------------------------------------------
               1,655,626        ($13,874,000)       ($375,000)       $9,984,000       $22,299,000       $4,212,000
------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

1
Business and summary of significant accounting policies

Refac, a Delaware corporation organized in 1952, is engaged directly and through certain of its subsidiaries in the business of new product development; graphic design and communications; brand and trademark licensing; technology and patent licensing; and the manufacture and marketing of consumer electronic products. In May 1999, the Company changed its name from REFAC Technology Development Corporation to Refac.

A. Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Refac and all of its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated.

B. Securities Acquired in Association with Licensing Activities and Securities Held to Maturity The Company categorizes and accounts for its investment holdings as follows:

    o Held to maturity securities are recorded at amortized cost. This categorization is used only if the Company has the positive intent and ability to hold these securities to maturity.

    o Available for sale securities are securities which do not qualify as either held to maturity or trading securities. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable deferred income taxes on such unrealized gains and losses at current income tax rates. The Company's investment in licensing-related securities are included in this category.

C. Derivatives

The Company purchased put and wrote call options to hedge against market fluctuations in its holdings of KeyCorp common stock. The Company records these derivative financial instruments at fair value and reports them as available for sale securities.

D. Income Taxes

Deferred income taxes arise from temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes.

E. Earnings Per Share

The following reconciles basic and diluted shares used in earnings per share computations.


                                            1999        1998        1997
                                       -----------------------------------
Basic shares                             3,795,261   3,787,220   3,661,983
Dilution: Stock options and warrants         9,012     141,742     166,564
                                       -----------------------------------
Diluted shares                           3,804,273   3,928,962   3,828,547
                                       -----------------------------------


In 1999, 1998 and 1997, options to purchase 859,250, 69,500 and 170,000 shares of common stock, respectively, were not included in the computation of diluted net income per share because the exercise prices of those options were greater than the average market price of the common stocks.

F. Consolidated Statement of Cash Flows

The Company considers all highly liquid investments and debt instruments purchased with an original maturity of three months or less to be cash equivalents.

G. Revenue Recognition

Royalty revenue is recognized when the licensee sells the product and service revenues are recognized as services are performed. Non-recurring lump sum payments that represent settlements of patent infringement claims are recognized when the settlements occur and collectibility is reasonably assured.

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

I. Intangibles

Patents are amortized on a straight-line basis over their statutory life or expected useful life, whichever is shorter. Goodwill is amortized on a straight-line basis over periods from 10 years to 25 years.

    The carrying values of the long-lived assets (including goodwill) are reviewed if the facts and circumstances suggest that such assets may be permanently impaired. If the expected future undiscounted cash flows derived from such assets is less than their carrying value, such value would be reduced accordingly. During 1997, the Company wrote down $128,000 of goodwill originally recorded in connection with its acquisition of Advanced Resin Technology, Inc.

J. Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for on a straight-line basis with the estimated useful lives ranging from 3 to 7 years. Leasehold improvements are amortized over the lives of the respective leases.

K. Reclassifications

Certain reclassifications have been made to the 1998 and 1997 financial statements to conform them to the current presentation.

L. Comprehensive Income

Comprehensive income consists of net income or loss for the current period as well as income, expenses, gains, and losses arising during the period that are included in separate components of equity. It includes the unrealized gains and losses on the Company's licensing-related securities, net of taxes and foreign currency translation adjustments.

2
Licensing-related securities and securities held to maturity

SECURITIES HELD TO MATURITY at December 31, 1999 and 1998 consisted of
U.S. Treasury Notes and corporate bonds with an amortized cost of $3,331,000 and $4,093,000, respectively.

Licensing-related securities are as follows:


                               Fair                        Carrying     Unrealized
December 31, 1999             Value            Cost           Value      Gain/(Loss)
                       ---------------------------------------------------------------
Keycorp (NYSE-KEY)     $  6,084,000    $    762,000    $  6,084,000    $  5,322,000
KeyCorp Put Options       1,072,000         600,000       1,072,000         472,000
Keycorp Call Options        (11,000)       (600,000)        (11,000)        589,000
                       ---------------------------------------------------------------
                       $  7,145,000    $    762,000    $  7,145,000    $  6,383,000
                       ---------------------------------------------------------------
December 31, 1998
                       ---------------------------------------------------------------
Keycorp (NYSE-KEY)     $ 15,360,000    $  1,330,000    $ 15,360,000    $ 14,030,000
KeyCorp Put Options         758,000       1,112,000         758,000        (354,000)
KeyCorp Call Options     (1,050,000)     (1,112,000)     (1,051,000)         62,000
                       ---------------------------------------------------------------
                       $ 15,068,000    $  1,330,000    $ 15,067,000    $ 13,738,000
                       ---------------------------------------------------------------


In 1998, there was a 2-for-1 stock split of KeyCorps common stock. All references to the number of KeyCorp shares and put and call strike prices in the Notes to the Consolidated Financial Statements have been adjusted to reflect such stock split.

    At December 31, 1999, the Company held 275,000 shares of KeyCorp. The Company also had bought and sold 200,000 put and call options, respectively (50,000 of each option expiring quarterly in 2000).

At December 31, 1998, the Company held 480,000 shares of KeyCorp. The realized gains for licensing related securities accounted for on a first-in, first-out basis for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:


                                      1999             1998            1997
                                -----------------------------------------------
KeyCorp                            $5,614,000       $6,435,000      $1,438,000
DBT Online, Inc.                            -                -         293,000
Three-Five Svstems, Inc.                    -                -       5,205,000
                                -----------------------------------------------
                                   $5,614,000       $6,435,000      $6,936,000
                                -----------------------------------------------

In order to minimize the Company's exposure against a decline in the value of KeyCorp, on September 12, 1997, the Company entered into thirteen (13) individual derivative contracts with Union Bank of Switzerland (UBS) providing for both put options and call options. The put options give the Company the right to sell the KeyCorp stock covered by the option to UBS at the agreed upon option price even if the market price is lower on the settlement date. The call options gives UBS the right to require the Company to sell the KeyCorp common stock covered by the option at the agreed upon option price even if the market price is higher on the settlement date. If the price is between the put and call option prices on the settlement date both options lapse. Thirteen individual contracts were entered into, the first contract covering 48,000 shares and the remaining 12 contracts covering 50,000 shares of KeyCorp. The first contract expired on December 31, 1997 and each of the remaining contracts expires at the end of each calendar quarter until December 31, 2000. Each put option has a strike price per share of $27.4262 and aggregates $1,372,000. Each call option has strike prices per share which range from $35.349 to $39.372 and aggregates from $1,874,000 to $1,969,000.


3
Income Taxes

The provision for taxes on income for the years ended December 31, 1999, 1998 and 1997 are as follows:


                                     1999             1998            1997
                                  --------------------------------------------
Federal
    Current                       $1,910,000       $2,482,000      $2,338,000
    Deferred                        (289,000)        (114,000)        203,000
State and local                        5,000           57,000          34,000
Foreign withholding taxes             31,000           28,000          32,000
                                  --------------------------------------------
                                  $1,657,000       $2,453,000      $2,607,000
                                  --------------------------------------------


The provision for taxes on income for the years ended December 31, 1999, 1998 and 1997 differed from the amount computed by applying the statutory Federal income tax rate of 34% as follows:

                                   1999             1998            1997
                                  --------------------------------------------
Statutory rate                      34%             34%             34%
Dividend received exclusion         (2%)            (2%)            (2%)
Other                               (1%)             2%              1%
                                  --------------------------------------------
Provision for taxes on income       31%             34%             33%
                                  --------------------------------------------

The tax effect of temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:


Assets                                                     1999       1998
                                                        --------------------
Deferred rent and compensation/retirement                $121,000   $185,000
Write-down of long term investments and other/net            --        1,000
KeyCorp put and call options basis differences               --      100,000
                                                        --------------------
                                                          121,000    286,000
                                                        --------------------


Liabilities
    KeyCorp common stock basis difference                   2,429,000    5,221,000
    Cash to accrual basis adjustment for the acquisition
     of Refac HumanFactors-ID                                  57,000      115,000
                                                       ---------------------------------
                                                            2,486,000    5,336,000
                                                       ---------------------------------
Net Liability                                              $2,365,000   $5,050,000
                                                       ---------------------------------


4
Property and Equipment consists of the following:

                                           DECEMBER 31,
                                ---------------------------------
                                      1999             1998
                                ---------------------------------
Leasehold improvements            $ 1,046,000    $   111,000
Furniture and fixtures                718,000        175,000
Computer software and equipment     1,068,000        747,000
Automobile                             29,000           --
Telephone system                       45,000           --
Office equipment                       57,000        130,000
Other equipment                       102,000           --
                                ---------------------------------
                                    3,065,000      1,163,000
Less accumulated depreciation        (833,000)      (392,000)
                                ---------------------------------
                                   $2,232,000       $771,000
                                ---------------------------------

5
Stockholders' Equity

Stock Option Plans

The Company measures compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25.

    In May 1990, shareholders approved the 1990 Stock Option and Incentive Plan (the "1990 Plan") which authorizes the issuance of up to 300,000 shares of common stock and, in May 1997, the 1990 Plan was amended to provide for a 100,000 increase in the authorized shares. In May 1998, the shareholders approved the 1998 Stock Option and Incentive Plan (the 1998 Plan) which authorizes the issuance of up to 300,000 shares of common stock. Both Plans authorize the issuance of various incentives to employees (including officers and directors who are employees), including stock options, stock appreciation rights, and restricted performance stock awards. The Plans allow the stock option committee to determine type, shares and terms of the grants. Grants may be made at any time through March 14, 2000 under the 1990 Plan and May 10, 2008 under the 1998 Plan.

    In addition to the 1990 Plan and the 1998 Plan outlined above, on January 21, 1998, the Company granted an employee, options to purchase 50,000 shares of common stock at an exercise price of $10.625. In 1996 stock options to purchase 50,000 shares were granted to directors at an exercise price of $5.8125. On April 7, 1997, the Company sold a warrant to Palisade Capital, L.L.C. for a price of $103,320 to purchase 200,000 shares of common stock at $8.25 per share. On November 25, 1997, the Company issued non-qualified stock options to eleven employees to purchase 165,000 shares of common stock at an exercise price of $14 per share. On March 18, 1998, the exercise prices of 190,000 employee options were reduced to $9.50 per share.

The table below summarizes all option activity, excluding the warrant sale to Palisade Capital, L.L.C.:


                                          Weighted                 Weighted                Weighted
                                           average                  average                 average
                                          exercise                 exercise                exercise
                                 1999        price        1998        price      1997         price
                            ------------------------------------------------------------------------
Outstanding at
beginning of year             711,500        $8.67      541,000        $9.55    332,500      $ 6.79
Options granted               145,500         4.56      284,000         9.14     220,00       13.34
Options exercised                  --           --      (37,500)        2.53    (11,500)       2.27
Options canceled             (157,250)        9.48      (76,000)        8.00         --          --
                           -------------------------------------------------------------------------
Outstanding at end of year    699,750         7.64      711,500         8.67    541,000        9.55
                           -------------------------------------------------------------------------
Exercisable at end of year    317,070        $8.28      266,400        $8.05    341,000      $ 6.97
                           -------------------------------------------------------------------------

The following table summarizes option data, excluding the warrant sale to Palisade Capital, L.L.C.
as of December 31, 1999:


                                                   Weighted      Weighted                    Weighted
           Price                                    average       average                     average
           Range             Outstanding at        contract      exercise   Exercisable at   exercise
         Minimum      Maximum      December            life         price         December      price
                                   31, 1999          (years)                      31, 1999
---------------------------------------------------------------------------------------------------------
         $3.81         $5.88        245,500            7.80         $5.08         40,000        $5.81
         $6.38         $8.00        133,500            7.18         $7.29        171,450        $7.77
         $9.25        $12.00        320,750            7.76         $9.74        105,620       $10.05
---------------------------------------------------------------------------------------------------------
                                    699,750                                      317,070
---------------------------------------------------------------------------------------------------------

The exercise prices of all the options granted (qualified and non-qualified) are at fair value of common stock at date of grant. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: no dividend yields; expected volatility of 54, 42 and 60 percent; risk-free interest rates of 6.5, 5.3 and 5.9 percent; and expected lives of 5, 5 and 10 years. The weighted-average fair value of options granted was $2.48, $3.96 and $9.97 for the years ended December 31, 1999, 1998 and 1997, respectively.

The pro forma amounts had options been recorded at fair value, are indicated below:

                                                     YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------
                                              1999              1998           1997
                                        ------------------------------------------------
Pro forma net income                      $ 3,527,000       $ 4,098,000    $ 5,098,000
Pro forma earnings per share
    Basic                                      $ .93             $ 1.08          $1.39
    Diluted                                    $ .93             $ 1.04          $1.33


6
Commitments and Contingent Liabilities

A. Commitments

The Company has commitments under leases covering its facilities. In May 1999, the Company relocated its corporate offices and creative studio to newly constructed facilities in Edgewater, New Jersey. The lease has an initial term of 10 years, which commenced upon the completion of construction in May 1999. The Company has two successive five year renewal options. The total expected annual payments due under the lease are $184,387 during 1999, $471,917 during 2000 and $567,750 per annum, thereafter, with a maximum cost of living increase of 2.5% per annum starting in the fourth lease year. In connection with the relocation, the Company terminated its lease for its corporate offices in New York City and subleased the offices and studio previously occupied by Refac HumanFactors-ID for the remainder of the lease term. Rent expense covering all Company facilities was approximately $445,000, $382,000 and $189,000 for the years ended December 31, 1999, 1998 and 1997, respectively. In addition, the Company is liable for escalations as provided in the lease agreements.

B. Employment Agreement

The Company's employment agreement with its President and Chief Executive Officer extends through December 31, 2003. The agreement provides for minimum annual compensation, and bonus as determined by the Board of Directors. The officer was also granted options to purchase 100,000 shares of common stock pursuant to the Company's 1990 Stock Option Plan. In 1996, the officer exercised previously granted options to purchase 100,000 shares of common stock. In connection with such exercise, the Company provided the officer with a loan of $375,000, bearing interest at the Long-Term Applicable Federal Rate and maturing December 13, 2006. On December 16, 1998, the Company granted the officer an additional option to purchase 50,000 shares. The officer contributed these options back to the Company in December 1999.

C. Deferred Compensation/Post-Retirement Benefits

On December 13, 1996, the Company entered into a retirement agreement with its then Chairman and Chief Executive Officer. For a period of three years commencing on July 1, 1997, the Chairman has agreed to act as a consultant. The retirement agreement also provides for an annuity of $100,000 per annum during his life; medical and health benefits for him and his spouse during their lives; and office facilities, equipment and personnel support for two years following his consulting services. In 1996, the Company expensed $445,000 for such retirement benefits, which represented the present value of the expected payments, following the consultancy period, based upon his then estimated life expectancy.

D. Legal Proceedings

On December 31, 1995, an action was commenced in the United States District Court for the Eastern District of New Jersey against the Company by the executrix of the estate of a former officer of the Company for compensation allegedly due the deceased officer under an employment arrangement. The Company believes that the claim is without any merit.

    On December 20, 1999, a claim was brought against the Company, as a nominal defendant, and certain of its directors in the Supreme Court of the State of New York, New York County, by a shareholder alleging claims against the Company and certain members of the Company's Board of Directors for breach of fiduciary duty and waste arising out of a Stock Repurchase Agreement and a Retirement Agreement entered into in December 1996 between the Company and its then Chairman and Chief Executive Officer, Eugene Lang. On February 29, 2000, the Company, together with all other defendants, filed a motion to dismiss the Complaint in its entirety on the grounds that plaintiff's claims are time barred by the statute of limitations and that the Complaint fails to state a claim upon which relief may be granted. The Company believes that the claims against the Company and its directors are without merit.

E. Contingent Letter of Credit

At December 31, 1999, the Company had an open letter of credit to purchase goods for $438,000.

7
Segments and concentrations

For 1996 and through November 25, 1997, the principal industry segment in which the Company operated was licensing of intellectual property rights. The accounting policies of the segments are the same as those disclosed in the summary of significant accounting policies.

    With its November 25, 1997 acquisition of HumanFactors-ID Industrial
Design, Inc. (now referred to as Refac HumanFactors-ID), the Company began to provide product design and development and consulting services. The Company does not view Refac HumanFactors-ID's revenues for one month in 1997 as being significant to its 1997 results. On November 1, 1999, the Company acquired the graphic design and communication business of David Morris Creative, Inc. (now known as Refac David Morris Creative). Operations of the product design and development business of Refac HumanFactors-ID and the graphic design business of Refac David Morris Creative are reported as creative consulting services.

    With the purchase of the assets and assumption of the liabilities of Funatik, Inc. on September 10, 1999 and subsequent merger into the newly formed Refac Consumer Products, Inc., the Company is now also engaged in the manufacture and marketing of consumer products.

The reportable segments are distinct business units operating in different industries and are separately managed. The following information about the business segments are for the year ended December 31, 1999.

                                                              Manufacture
                                Licensing of      Creative  and Marketing
                                Intellectual    Consulting    of Consumer
Description                  Property Rights      Services       Products          Other        Total
                          --------------------------------------------------------------------------------
Total revenues                   $10,166,000    $3,396,000       $495,000       $395,000   $14,452,000
Segment profit (loss)              5,934,000      (857,000)      (142,000)       395,000    $5,330,000
Segment assets                    17,599,000     9,403,000        845,000                  $27,847,000
Expenditure for segment assets       548,000     1,230,000         21,000                   $1,799,000
                          --------------------------------------------------------------------------------

The following information about the business segments are for the year ended
December 31, 1998.


Description                     Licensing of      Creative
                                Intellectual    Consulting
                             Property Rights      Services          Other        Total
                         ------------------------------------------------------------------
Total revenues                   $11,304,000    $3,748,000       $220,000   $15,272,000
Segment profit (loss)              7,208,000      (119,000)        99,000    $7,188,000
Segment assets                    23,706,000     6,859,000             --   $30,565,000
Expenditure for segment assets       157,000       488,000             --      $645,000
                         ------------------------------------------------------------------


Foreign source revenues of domestic operations amounted to:

                         1999             1998            1997
                  -------------------------------------------------
Europe                 $682,000         $844,000        $682,000
Asia                    191,000          172,000        $234,000
                  -------------------------------------------------
                       $873,000       $1,016,000        $916,000
                  -------------------------------------------------

8
Human Factors Industrial Design, Inc. Acquisition

On November 25, 1997, the Company completed the purchase of the outstanding stock of Human Factors Industrial Design, Inc. (now called Refac HumanFactors-
ID) for $6,000,000, of which $4,500,000 was payable in cash and $1,500,000 in Company stock (valued at $12.565 per share). The excess of the aggregate purchase price over the net tangible assets acquired was allocated to goodwill and is being amortized over 25 years. On December 30, 1998, Refac HumanFactors-ID was merged into Refac International, Ltd. The Company may also be required to make a contingent purchase price payment to the former Refac HumanFactors-ID shareholders if certain earnings targets, as defined in the purchase agreement, are met. Any contingent purchase price payment will be accounted for as additional purchase price consideration. In 1999, the Company agreed to pay an additional $275,000 to certain of the original shareholders who relinquished their rights to an additional contingent purchase price payment.


9
David Morris Creative Acquisition

On November 1, 1999, the Company acquired certain assets and assumed certain liabilities of David Morris Creative, Inc. (now known as Refac David Morris Creative) for $1,525,000 in cash. The excess of the aggregate purchase price over the net tangible assets acquired was allocated to goodwill and is being amortized over 20 years. The operating results of Refac David Morris Creative have been included in the Company's consolidated financial statements since the date of acquisition. The proforma effect of results of operations for Refac David Morris Creative, for 1999 and 1998 are not material to the consolidated financial statements.


10
Preferred Stock

The 6% noncumulative preferred stock of $100 par value is redeemable at $105 with 5,000 shares authorized and none issued. The serial preferred stock of $5 par value has 100,000 shares authorized and none issued.

REPORT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS






To the Stockholders and Board of Directors Refac and Subsidiaries

We have audited the accompanying consolidated balance sheets of Refac and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive (loss) income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Refac and Subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


Grant Thornton LLP
New York, New York
February 29, 2000

UNAUDITED SELECTED QUARTERLY FINANCIAL DATA

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------


                                           First      Second         Third       Fourth
1999                                     Quarter      Quarter      Quarter      Quarter
                                    ------------------------------------------------------
Total revenues                        $3,417,000   $3,286,000   $3,362,000   $4,387,000
Net income                            $1,008,000     $864,000     $882,000     $919,000
Net income per diluted common share         $.26         $.23         $.23         $.24
                                    ------------------------------------------------------
1998
                                    ------------------------------------------------------
Total revenues                        $3,573,000   $4,683,000   $3,367,000   $3,649,000
Net income                            $1,230,000   $1,389,000   $1,063,000   $1,053,000
Net income per diluted common share         $.32         $.35         $.28         $.27
                                    ------------------------------------------------------

The 1999 and 1998 unaudited selected quarterly financial data has been reclassified to conform with year-end presentations.

                                       1999                         1998
                             ------------------------------------------------------
Market Price of Common Stock    High          Low           High            Low
                             ------------------------------------------------------
First Quarter                   8 5/8        5 5/8          12 3/8          9 1/4
Second Quarter                  7 3/8        6              13 7/16         8 7/8
Third Quarter                   6 5/8        4 1/4          14 15/16        8 3/4
Fourth Quarter                  4 5/8        3 1/2           9 3/4          6 11/16

The Company's common stock is listed on the American Stock Exchange under the symbol REF.

DIRECTORS AND OFFICERS

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

Refac Directors                            Refac Officers
Neil R. Austrian                           Robert L. Tuchman
Chairman                                   Chairman, Chief Executive Officer &
iWon, Inc.                                 General Counsel

Robin L. Farkas                            Bert D. Heinzelman
Private Investor                           Senior Vice President, Refac &
                                           President, Refac HumanFactors-ID
Mark N. Kaplan
Of Counsel                                 Raymond A. Cardonne, Jr.
Skadden, Arps, Slate, Meagher & Flom LLP   Vice President & Secretary

Herbert W. Leonard                         Counsel
President                                  Skadden, Arps, Slate, Meagher & Flom LLP
Hamilton Associates                        New York, New York

Robert L.Tuchman                           Independent Auditors
Chairman, Chief Executive Officer &        Grant Thornton LLP
General Counsel, Refac                     New York, New York

Ira T.Wender                               Transfer Agent
Of Counsel                                 ChaseMellon Shareholder Services
Patterson, Belknap, Webb & Tyler LLP       Ridgefield Park, New Jersey



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




DESIGNED BY REFAC DAVID MORRIS CREATIVE

[LOGO] REFAC             Corporate Headquarters

                         The Hudson River Pier

                         115 River Road

                         Edgewater, NJ 07020-1099

                         Ph (201) 943-4400

                         Fx (201) 943-7400

                         refac@refac.com


                         Branch Offices

                         Southport, Connecticut

                         Las Vegas, Nevada

                         Hong Kong













































www.refac.com