Form 10-K405, Exhibit 13
period 2000-12-31
REFAC
filed 2001-03-30
CIK 82788

                                   EXHIBIT 13



                             REFAC AND SUBSIDIARIES
                             ----------------------

                            FINANCIAL STATEMENTS OF
                         ANNUAL REPORT ON FORM 10-K TO
                     THE SECURITIES AND EXCHANGE COMMISSION

                          YEAR ENDED DECEMBER 31, 2000



INDEX TO FINANCIAL STATEMENTS
-----------------------------


1. Financial Statements
   --------------------

   The Consolidated Financial Statements to be included in Part II, Item 8 of this report are incorporated by reference to the Annual Report to Stockholders of Refac for the year ended December 31, 2000, copies of which are attached to this report.

   All schedules required by Item 14(a)(2) of this report have been omitted because they are inapplicable, not required, or the information is included elsewhere in the financial statements or accompanying notes.

2000 ANNUAL REPORT


                                                                    [LOGO] Refac

                    Letter to Stockholders   2
                        Refac's Businesses   6
      Management's Discussion and Analysis  13
                   Consolidated Statements  15
Notes to Consolidated Financial Statements  20
              Independent Auditor's Report  27
                    Directors and Officers  29

"We are excited to work with Refac on an MTV: Music Television consumer electronics product line. Music has always been what connected MTV: Music Television with its audience, thus the development of music-related products is a natural step for MTV Consumer Products. We are impressed with how Refac's design team has captured the spirit of MTV: Music Television and bottled it in physical form." -- Heidi Eskenazi, Vice President, MTV Consumer Products

MTV: Music Television(TM) E-Z Snooze Clock Radio

[GRAPHIC OMITTED]

Refac at a glance

For almost 50 years, Refac has been a recognized international leader in intellectual property management. Today, we are a leading consulting firm with expertise in product development, graphic design and communications, and licensing. In addition to our fee-for-service consulting business, we constantly look for opportunities to invest our creative services and licensing skills in new product development ventures that involve brands and/or technologies with significant long-term potential.

chairman's letter

to our stockholders:

Throughout our history, Refac has been entrepreneurial and has enjoyed success in the licensing of intellectual property rights. When our investment interest broadened three years ago to include new product development ventures involving well-known brands, we made strategic acquisitions of creative firms specializing in industrial design (Human Factors Industrial Design in November 1997) and graphic design and communications (David Morris Creative in November 1999).

Today, our combined creative group offers integrated services under the name RefacDesign, and our product development expertise and special ability to execute exciting brand enhancements are creating important new investment opportunities for us at an accelerating pace.

We are committed to building shareholder value by investing our design, licensing and financial resources in new product and brand development ventures that have strong long-term potential. We made significant progress in 2000 toward achieving this goal by attracting world-class brands to partner with us as detailed below.

2000 highlights

Building on the Volkswagen New Beetle program, which combined our strengths in product development, brand building and consumer products, we entered into new licensing agreements with MTV: Music Television for the right to use the "MTV:
Music Television" trademark and with Pennzoil-Quaker State Company for the right to use the "Pennzoil(R)" trademark - two of the most recognized and valuable brands in the world. The product lines developed under these brands are being designed by RefacDesign and manufactured and marketed by Refac Consumer Products. Refac Licensing was instrumental in procuring the rights necessary to manufacture and sell such products and is managing these licensor relationships.

MTV has become an international institution of pop culture and a leading authority on music that reaches 305 million households in 87 territories on five continents. The MTV Cable Network is viewed in over 73 million households in the United States, and its target audience is 12- to 34-year-olds.

MTV: Music Television is an incredibly well-recognized cultural icon that has always been connected to its audience through music. We were excited when MTV Consumer Products picked us as its licensee for a line of consumer electronic audio products that is so closely associated with its core strength. After signing the license agreement in June, we worked together to combine MTV: Music Television's physical identity and product personality and Refac's design to develop an electronics music product line consisting of nine items--the Digital Radio, Clock Radio, CD Player, Standard and Neckphones(TM) Headphones, Scooter Radio, FM Scan Radio, Beach Radio and Shower Radio--which Refac Consumer Products introduced at the January 2001 Consumer Electronics Show. Buyer reaction has been very encouraging, and the product line will be available at music retailers, electronic retailers, toy retailers and department stores during the second half of the year.


www.refac.com | Page 2

                               [GRAPHIC OMITTED]

Pictured left to right: John Moldauer, Executive Vice President, Refac Consumer Products, Inc.; Raymond A. Cardonne, Jr., Vice President, Chief Financial Officer and Secretary, Refac; Bert D. Heinzelman, Senior Vice President, Refac, and Chief Executive Officer, RefacDesign; Robert L. Tuchman, Chairman and Chief Executive Officer, Refac; David Annunziato, President, RefacDesign; Arlene J. Scanlan, President, Refac Licensing, Inc.


                                                          www.refac.com | Page 3

In November, we signed a licensing agreement with Pennzoil-Quaker State Company to develop a line of automotive-related consumer products under the Pennzoil(R) brand. The license includes cleaning products such as squeegees, chamois cloths, and auto vacuums; electronic auto ionizers and/or air purifiers; maintenance accessories such as tire gauges and air pumps; tools such as ratchets, sockets and wrenches; and safety items such as mini-flashlights, electronic lock de-icers, anti-theft steering wheel clamps, portable radios and FRS (Family Radio Service) devices.

Pennzoil-Quaker State Company is one of the world's leading automotive consumer products companies and holds the leading U.S.A. market share in a number of automotive product categories. As its worldwide licensee for the range of automotive-related products listed above, we have a unique opportunity to help Pennzoil(R) extend the equity of the Pennzoil(R) brand to a category of consumer products closely associated with its core strength. Like the MTV: Music Television program, this product line and the related packaging will be designed by RefacDesign and manufactured and marketed by Refac Consumer Products. We expect that it will be available at automobile specialty outlets, mass-market retailers and department stores by the end of 2002.

Of significant importance to us is the fact that Volkswagen, MTV: Music Television and Pennzoil-Quaker State Company have permitted us to co-brand by including our signature "by RefacDesign" trademark on the lower right-hand corner of all packaging and on all advertising materials.

During the year, we experienced, and overcame, manufacturing challenges that delayed the market introduction of the products we had exhibited at the 2000 Consumer Electronics Show. Our New Beetle(TM) Clock Radio, Travel Clock and Stereo Sport Radio as well as four Refac(TM) branded products - the Handcranked Radio with Beacon, Sonica(TM) Voice Activated Universal Remote, Digital Radio, and Shower, Bath and Spa Stereo will now be available during the second half of the year.

Although we have included a few images of our MTV: Music Television and Refac branded consumer products in this Annual Report, the complete product line is shown on our Web site (www.refac.com). If you do not have Internet access, send us a note, and we will mail you a set of the product sheets.

financial results

Our consolidated net income for the year ended December 31, 2000 was $2,929,000, or $0.77 per share (on a fully diluted basis), compared to $3,673,000, or $0.97 per share, in 1999. Revenues for 2000 were $17,014,000, up from 1999's $14,452,000. The decrease in net income was due largely to a decline in gains and dividends on licensing-related securities (KeyCorp) and increased costs associated with the launching of our Refac Consumer Products subsidiary. The increase in revenues was principally due to the increase in creative services as a result of the acquisition of David Morris Creative. These results are discussed in more detail under Management's Discussion and Analysis starting on page 13 of this Annual Report.

the year ahead

Great design is the driver of our business model, and we must continue to build our consulting business so that we can maintain and grow our talented creative team. With RefacDesign's leadership in new product development and brand enhancements and our long-standing licensing expertise, we will continue to aggressively seek new opportunities to invest our creative and business capital.


www.refac.com | Page 4

Our investment in Refac Consumer Products is a good example of how we use our integrated creative and business expertise to build enterprise value. We plan to develop 7 to 10 new MTV: Music Television branded products, 2 to 4 Refac branded products and 4 to 6 Pennzoil(R) branded products during 2001 for market introduction in 2002.

We expect Refac Consumer Products to contribute significantly to both revenues and operating income in 2001.

While the OXO(R) hand tool lines that we developed on a royalty basis in 1999 had a slow introduction in 2000, we expect the line to contribute to earnings this year along with the already successful OXO(R) Good Grips(R) Salad Spinner.

While 2000 was a successful year in building opportunities for the future, our market value remained depressed with relatively little trading. In addition, since the realized gains and dividends from KeyCorp are derived from a licensing program completed many years ago, and the unrealized portion has already been accounted for in our stockholders' equity, we believe that the investment community has not really considered these earnings in valuing our Company. The planned liquidation of our KeyCorp stock position will be completed during the second quarter, and we expect licensing-related gains and dividends to account for revenues and net income of approximately $1,778,000 and $1,104,000 in 2001 as compared to $5,054,000 and $3,386,000, respectively, in 2000. With the KeyCorp liquidation being completed and Refac Consumer Products positioned to start making meaningful contributions in 2001, we believe that we now have the opportunity to stimulate more investor awareness of our Company and our prospects. We are excited about our business and look forward to the future.

In concluding, I would like to mention that Herb Leonard, who has been a part of the Refac family since 1967 and a member of our Board of Directors since 1968, has decided to retire from the Board when his current term expires. We will miss Herb's support, guidance and contributions, and, in appreciation for his years of valuable service, we are making Herb a `Director Emeritus.'

Sincerely,


/s/ Robert L. Tuchman

Robert L. Tuchman
Chairman & Chief Executive Officer


                                                          www.refac.com | Page 5

                                           MTV: Music Television(TM) Beach Radio

                                                               [GRAPHIC OMITTED]

intellectual
venture capital

Refac seeks opportunities to invest the creative services of RefacDesign and our intellectual property licensing expertise in new product development ventures that involve brands and/or technologies. Unlike our traditional fee-for-service consulting, in select situations, we share in the cost and risk of brand and product development in return for future royalties or venture equity. We refer to this activity as "Intellectual Venture Capital." An example of a Refac intellectual venture capital investment is our formation of Refac Consumer Products, Inc. and the acquisition of manufacturing and marketing licenses from MTV Consumer Products (electronic music products), Pennzoil(R) (automotive related products) and Volkswagen (New Beetle(TM) Clock Radio, Stereo Sport Radio and Travel Clock). Another example is our development of OXO(R) Good Grips(R) housewares and hand tools on a royalty basis.

---------------
[PENNZOIL LOGO]
---------------
 Product Line
 Coming 2002
---------------

"We are excited about Refac becoming our licensee for this range of products. The Pennzoil (R) brand is a promise of quality and consistency and has become one of the best-known automotive brands in the world. We are confident that Refac, which is known for its expertise in working with and enhancing brands, will develop and market a line of licensed products that keeps that promise." -- Cindy Araujo, Manager of Marketing Administration for Pennzoil-Quaker State Company


www.refac.com | Page 6

                                                               [GRAPHIC OMITTED]

                                     Sonica(TM) Voice Activated Universal Remote

[GRAPHIC OMITTED]

MTV: Music Television(TM) Scooter Radio

                                                               [GRAPHIC OMITTED]

                                         Biovision Ophthalmic Keratectomy Cutter

product design and
visual communications

Late this year, our Product Development Group (Refac Human Factors-ID) and Graphic Design Group (Refac David Morris Creative) converged to form RefacDesign, a full-service design consulting firm. For the past 25 years, these organizations have created extraordinary value for their respective clients through their innovations, great physical and print designs, and thoughtful attention to detail.

As an integrated creative group, we aim to build upon RefacDesign's multidisciplined talent pool and leverage our creative currency. The vertical integration of our design services allows us to seek deeper relationships with clients and strengthens our ability to partner with our sister divisions in proprietary ventures. By way of example, RefacDesign is currently participating in a medical product design program that not only requires industrial design and product graphic design expertise, but also includes corporate identity development and product packaging in our total scope of work. We are teaming together to provide similarly comprehensive services to Refac Consumer Products in consumer brand expansion programs for MTV: Music Television(TM), Pennzoil(R) and Volkswagen's New Beetle(TM).

[GRAPHIC OMITTED]

Sharp Electronics - Mobilon Product Launch


www.refac.com | Page 8

                               [GRAPHIC OMITTED]


                             UPT (TM) Uplink (TM)
                                                        www.refac.com | Page 9

                                              OXO(R) Good Grips(R) Utility Knife

                                                               [GRAPHIC OMITTED]

product design and visual communications (cont)

Through Refac's efforts to create and co-brand our signature "by RefacDesign" with the valuable equity of its brand partners, RefacDesign expects to benefit greatly from accelerated exposure and increased awareness of our consulting practice. This strategic advantage has motivated us to embrace our new identity as RefacDesign, and we look ahead with even greater optimism.

Refac(TM) Digital Radio

[GRAPHIC OMITTED]


www.refac.com | Page 10

                                                               [GRAPHIC OMITTED]

                            Dodge(R) Industrial Fasteners First Licensed in 1963

licensing

Refac has been a leader in intellectual property licensing for almost 50 years. We offer patent, copyright and trademark licensing services through our subsidiaries: Refac International, Ltd. and Refac Licensing, Inc.

Refac Licensing is a full-service trademark licensing agency and consultancy for brand and character licensing properties. Whether acting as the agent for the owner of the brand or for the licensee, it works closely with RefacDesign to make sure that the brand's credentials are extended to new product categories, while helping to support and build brand awareness and generate royalty income. Our integrated services make us uniquely qualified to ensure that the licensed products live up to the brand's promise of value, quality and performance.

Refac International is responsible for our technology and patent licensing business, which includes the negotiation and administration of licenses and joint ventures involving patents, know-how and related trademarks. Our interests are focused on consumer and industrial technologies that have distinctively advantageous features, performance or costing and that are protected by patents and confidential know-how.

[GRAPHIC OMITTED]

Heli Coil(R) Industrial Fasteners First Licensed in 1952


                                                         www.refac.com | Page 11

                               [GRAPHIC OMITTED]

our
environment

With the Manhattan skyline as its backdrop, Refac's corporate headquarters and creative center are located on the Hudson River Pier in Edgewater, New Jersey. This inspiring facility is the home of our core business units, including:

                                RefacDesign
                                RefacLicensing
                                RefacConsumerProducts


www.refac.com | Page 12
management's discussion and analysis of financial condition and results of operations

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

Results of Operations

REVENUES were $17,014,000 in 2000 as compared to $14,452,000 in 1999 and $15,272,000 in 1998. The increase in revenues of $2,562,000 or 18% is principally due to increases in revenues from creative consulting services of $2,923,000, sales of consumer products of $410,000, and $174,000 in dividend and interest income, offset by a decrease of $175,000 in licensing-related activities and a decrease of $770,000 in gains on the sale of licensing-related securities and dividends. The decrease from 1998 to 1999 of $820,000, or 5%, is principally due to decreases in gains on sales of licensing-related securities and dividends of $1,003,000, creative consulting fees of $352,000 and a $135,000 decrease in revenues from licensing-related activities, offset by sales of consumer products of $495,000, a new business segment started in September 1999, and dividend and interest income of $175,000.

Revenues are summarized as follows:

                                                           2000      1999      1998
                                                        ------------------------------
Revenues from licensing-related activities                  24%       29%       28%
Realized gains on sales and dividends from
    licensing-related securities                            30%       42%       46%
Creative consulting services
    (Product Development and Graphic Design Groups
    acquired in November 1997 and 1999, respectively)       38%       23%       25%
Consumer product sales (acquired in September 1999)          5%        3%       --
Dividend, interest and other income                          3%        3%        1%
                                                        ------------------------------
Total                                                      100%      100%      100%
                                                        ------------------------------

Licensing-Related Activities

REVENUES FROM LICENSING-RELATED ACTIVITIES consist of recurring royalty payments for the use of licensed patents and trademarks; non-recurring, lump sum license payments; agency fees; and service fees. The licensing income component of the 2000 recurring revenue increased by $447,000 and is attributable to the increase in trademark agency fees of $343,000 and patent licensing income of $220,000 offset by a decrease in patent enforcement fees of $116,000. Revenues from non-recurring agreements vary from year to year depending upon the nature of the licensing programs pursued for various technologies in a particular year and the timing of successful completion of licensing agreements. During 2000, 1999 and 1998, non-recurring licensing revenues amounted to $415,000, $880,000 and $974,000, respectively. The decrease from 1999 to 2000 is principally due to decreases in the Storer Data Compression technology program. Service income from royalty verifications, which the Company first offered in March 1998, decreased by $17,000 from 1999 to 2000.

EXPENSES FROM LICENSING-RELATED ACTIVITIES consist principally of amounts paid to licensors at contractually stipulated percentages of the Company's specific patent and product revenues and, in addition, include expenses related to the investigation, marketing, administration, enforcement, maintenance and prosecution of patent, trademark and license rights and related licenses. Licensing-related expenses for 2000 decreased by $727,000 from 1999, and 1999 expenses increased $140,000 over 1998. As a percentage of licensing revenues, these expenses were 35%, 51% and 46% in 2000, 1999 and 1998, respectively. The decrease in 2000 from 1999 is principally due to a decline in client expenses related to the revenue decrease and a decrease in licensing-related salaries and benefits as the Company focused on managing existing relationships. The increase in 1999 over 1998 is principally due to an increase in licensing-related salaries.

Licensing-Related Securities

INCOME FROM LICENSING-RELATED SECURITIES consists of gains on sales and dividends received on securities acquired by the Company in connection with its licensing activities. As of December 31, 2000, licensing-related securities consisted of 75,000 shares of KeyCorp common stock. KeyCorp had a 2-for-1 stock split of such common stock on March 9, 1998, and all references in this Report to the number of KeyCorp shares have been adjusted to reflect such stock split. The Company intends to sell the 75,000 shares during 2001 and, as of December 31, 2000, had bought one put option (at $27.4262 per share) and had sold one call option (at $39.3720 per share), each of which covers 50,000 shares. See Notes to the Consolidated Financial Statements for additional details concerning such securities.

CREATIVE CONSULTING SERVICES consist of product development and graphic design services provided by the Product Development Group (which was acquired by the Company in November 1997) and the Graphic Design Group (which was acquired in November 1999). In January 2001, the Company consolidated the operations of these groups and now offers its creative services under the name RefacDesign. Creative consulting income increased by $3,101,000 (91%) in 2000 as compared to 1999. Expenses increased by $1,436,000 (51%) in 2000 as compared to 1999. The increases in both revenues and expenses are principally attributable to the inclusion of the Graphic Design Group for a full year in 2000 compared with two months in 1999.

MARKETING OF CONSUMER PRODUCTS. In September 1999, the Company acquired Funatik Inc. and merged it into the newly formed Refac Consumer Products, Inc. ("RCP"). Sales of $905,000 during 2000 principally consisted of sales of imported consumer electronic products sourced by RCP for a retailer. During the year, RCP experienced, and overcame, manufacturing challenges that delayed the market introduction of products exhibited at the 2000 Consumer Electronics Show. RCP's product line, which will be manufactured in Asia, has been developed in-house by RefacDesign and includes the MTV: Music Television(TM) branded Digital Radio, Clock Radio, CD Player, Standard and Neckphones(TM) Headphones, Scooter Radio, FM Scan Radio, Beach Radio and Shower Radio; the Volkswagen New Beetle(TM) branded Travel Clock, Clock Radio and Stereo Sport Radio; the Refac(TM) branded Handcranked Radio with Beacon, Sonica(TM) Voice Activated Universal Remote, Digital Radio and Shower, Bath and Spa Stereo.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased by $2,352,000 in 2000 over 1999. The net increase is principally attributable to RCP ($1,651,000) and RefacDesign ($1,626,000), offset by the decrease in licensing-related activity expenses ($1,002,000). The increase in 2000 over 1999 for RCP and RefacDesign are due to operations being in effect for a full year. The increase in 1999 over 1998 of $443,000 is principally attributable to the acquisition of Funatik and the formation of RCP ($317,000) and the acquisition of the Graphic Design Group ($53,000).

GOODWILL relates to the excess of the purchase price paid over the fair market value of the tangible assets acquired in the Company's acquisitions of the Product Development Group ($5,375,000) and Graphic Design Group ($1,373,000). Such goodwill is being amortized over 25 and 20 years, respectively, which is the expected period of benefit. Such amortization aggregated $286,000, $219,000 and $204,000 for 2000, 1999 and 1998, respectively, and is included in selling, general and administration expenses.

INCOME TAX PROVISION. The Company's federal and state income tax provision of $1,632,000 in 2000 reflected an effective tax rate of 36%, compared with federal rates of 31% and 34% in the two previous years. The increase of 5% from the 1999 effective state and federal income tax rate is due to increased state and local taxes associated with the Company's relocation to New Jersey and decreased dividends, a portion of which are excludable from federal and state taxation.

INFLATION. The Company's income from licensing-related operations has not in the past been materially affected by inflation. Likewise, while currency fluctuations can influence licensing-related revenues, the diversity of foreign income sources tends to offset individual income changes in currency valuations.

LIQUIDITY AND CAPITAL RESOURCES. Cash, cash equivalents, corporate bonds and U.S. Treasury Notes increased by $2,281,000 to $10,770,000 at December 31, 2000 from $8,489,000 at December 31, 1999. The Company believes its liquidity position is adequate to meet all current and projected financial needs.

      Cash used in operations was $1,791,000 as compared to $1,278,000 in 1999, reflecting an increase of $513,000. The increase is principally attributed to the decrease in net income. Net cash provided by investing activities decreased $1,152,000 to $2,311,000 in 2000 as compared with $3,463,000 in 1999. The decrease is mainly attributable to decreased proceeds from sales of licensing-related securities and increased purchases of investments being held to maturity.

      The Company has commitments under leases covering its facilities (see Notes to the Consolidated Financial Statements), and under a Retirement Agreement with its founder and former Chief Executive Officer (which has been provided for in the financial statements). For information on leaseholds and other commitments and contingencies, see Notes to the Consolidated Financial Statements.

      The Company's investment in long-term marketable securities is subject to interest rate risk, and its investment in KeyCorp common stock is subject to equity security price risk. Historically, the Company has not experienced material gains or losses due to interest rate changes when selling long-term investments. The Company purchased put and wrote call options to substantially hedge against market fluctuations on its KeyCorp common stock holdings. As of December 31, 2000, the Company held 75,000 shares of KeyCorp common stock of which 50,000 shares were hedged by the put and call options.

consolidated balance sheets

REFAC AND SUBSIDIARIES

                                                                                   DECEMBER 31,
                                                                       -----------------------------------
                                                                                 2000               1999
                                                                       -----------------------------------
Assets
     Current Assets:
          Cash and cash equivalents                                      $  5,678,000       $  5,158,000
          Royalties receivable                                              1,114,000          1,153,000
          Accounts receivable                                               1,070,000          1,425,000
          Investments being held to maturity                                4,649,000                 --
          Inventory                                                            91,000             84,000
          Prepaid expenses and other current assets                           651,000            437,000
                                                                       -----------------------------------
          Total current assets                                             13,253,000          8,257,000
                                                                       -----------------------------------
     Property and equipment--net                                            2,819,000          2,232,000
     Licensing-related securities                                           2,096,000          7,145,000
     Investments being held to maturity                                       442,000          3,331,000
     Other assets                                                             262,000            583,000
     Goodwill, net of accumulated amortization of
          $738,000 in 2000 and $451,000 in 1999                             6,031,000          6,299,000
                                                                       -----------------------------------
                                                                         $ 24,903,000       $ 27,847,000
                                                                       -----------------------------------
Liabilities and Stockholders' Equity
     Current Liabilities:
          Accounts payable                                               $    289,000       $    674,000
          Accrued expenses                                                    501,000            439,000
          Amounts payable under service agreements                            435,000            417,000
          Income taxes payable                                                     --            716,000
                                                                       -----------------------------------
          Total current liabilities                                         1,225,000          2,246,000
                                                                       -----------------------------------
     Deferred income taxes                                                    527,000          2,365,000
     Other liabilities--deferred compensation                                 397,000            445,000
                                                                       -----------------------------------
     Commitments and Contingencies
     Stockholders' Equity:
          Common stock, $.10 par value; authorized--
               20,000,000 shares; issued 5,450,887 in
               2000 and 1999                                                  545,000            545,000
          Additional paid-in capital                                        9,984,000          9,984,000
          Retained earnings                                                25,228,000         22,299,000
          Accumulated other comprehensive income                            1,246,000          4,212,000
          Treasury stock, at cost 1,655,626 shares in 2000 and 1999       (13,874,000)       (13,874,000)
          Receivable from issuance of common stock and warrants              (375,000)          (375,000)
                                                                       -----------------------------------
          Total stockholders' equity                                       22,754,000         22,791,000
                                                                       -----------------------------------
                                                                         $ 24,903,000       $ 27,847,000
                                                                       -----------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

--------------------------------------------------------------------------------
consolidated statements of operations

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                                        YEARS ENDED DECEMBER 31,
                                                           -----------------------------------------------
                                                                   2000             1999             1998
                                                           -----------------------------------------------
Revenues
     Licensing-related activities                           $ 3,989,000       $4,156,000      $ 4,291,000
     Creative services fees                                   6,497,000        3,396,000        3,748,000
     Consumer product sales                                     905,000          495,000               --
     Realized gains on licensing-related securities           4,844,000        5,614,000        6,435,000
     Dividend income from licensing-related securities          210,000          396,000          578,000
     Dividend and interest income                               569,000          395,000          220,000
                                                           -----------------------------------------------
          Total revenues                                    $17,014,000      $14,452,000      $15,272,000
                                                           -----------------------------------------------

Costs and Expenses
     Licensing-related activities                           $ 1,398,000      $ 2,125,000      $ 1,985,000
     Creative service expenses                                4,255,000        2,819,000        2,561,000
     Consumer product sales costs                               590,000          320,000               --
     Selling, general and administrative expenses             6,210,000        3,858,000        3,415,000
     Loss from ceased operations                                     --               --          121,000
     Realized losses on marketable securities                        --               --            2,000
                                                           -----------------------------------------------
          Total costs and expenses                           12,453,000        9,122,000        8,084,000
                                                           -----------------------------------------------
          Income before provision for taxes on income         4,561,000        5,330,000        7,188,000
                                                           -----------------------------------------------
     Provision for taxes on income                            1,632,000        1,657,000        2,453,000
                                                           -----------------------------------------------

Net Income                                                  $ 2,929,000      $ 3,673,000      $ 4,735,000
                                                           -----------------------------------------------
     Basic earnings per share                               $       .77      $       .97      $      1.25
     Diluted earnings per share                             $       .77      $       .97      $      1.21
                                                           -----------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

--------------------------------------------------------------------------------
consolidated statements of comprehensive income

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                        YEARS ENDED DECEMBER 31,
                                            -------------------------------------------------
                                                    2000              1999              1998
                                            -------------------------------------------------
Net income                                   $ 2,929,000       $ 3,673,000       $ 4,735,000
Other comprehensive income, net of tax:
Unrealized holding gain (losses), net             98,000          (982,000)         (361,000)
     Reclassification adjustment, net         (3,064,000)       (4,065,000)       (4,131,000)
Foreign currency translation adjustment               --                --          (200,000)
                                            -------------------------------------------------
Comprehensive income (loss)                  ($   37,000)      ($1,374,000)      $    43,000
                                            -------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

--------------------------------------------------------------------------------
consolidated statements of cash flows

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                                                            YEARS ENDED DECEMBER 31,
                                                                              -------------------------------------------------
                                                                                      2000              1999              1998
                                                                              -------------------------------------------------
Cash Flows from Operating Activities
     Net income                                                                $ 2,929,000       $ 3,673,000       $ 4,735,000
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities
          Depreciation and amortization                                            824,000           557,000           320,000
          Realized gains on sale of licensing-related securities                (4,844,000)       (5,614,000)       (6,429,000)
          Decrease (increase) in security deposit                                  (20,000)          100,000          (100,000)
          Deferred retirement                                                      (48,000)               --                --
          Deferred income taxes                                                   (311,000)         (191,000)          339,000
          Write-down of long-term assets                                           185,000                --                --
          (Increase) decrease in assets, net of effect of purchases:
              Accounts receivable                                                  394,000          (795,000)         (409,000)
              Prepaid expenses and other current assets                             32,000          (325,000)               --
              Inventory                                                            (91,000)               --                --
              Proceeds from sale of marketable securities                               --                --         2,503,000
              Other assets                                                         322,000           212,000           (68,000)
          Increase (decrease) in liabilities, net of effect of purchases:
              Accounts payable and accrued expenses                               (304,000)          289,000          (189,000)
              Amounts payable under service agreements                              18,000           176,000             6,000
              Income taxes payable                                                (877,000)          640,000          (183,000)
                                                                              -------------------------------------------------
Net cash (used in) provided by operating activities                             (1,791,000)       (1,278,000)          525,000
                                                                              -------------------------------------------------

Cash Flows from Investing Activities
     Proceeds from sales of licensing-related securities                       $ 5,399,000       $ 6,182,000       $ 7,045,000
     Proceeds from (purchase of) investments being held to maturity             (1,760,000)          762,000        (2,864,000)
     Payment for purchase of HumanFactors Industrial Design, Inc.,
          net of cash acquired                                                          --          (275,000)               --
     Payment for purchase of assets of David Morris Creative, Inc.,
          net of cash acquired                                                          --        (1,357,000)               --
     Payment for purchase of Funatik Inc., net of cash acquired                         --           (50,000)               --
     Additions to property and equipment                                        (1,328,000)       (1,799,000)         (645,000)
                                                                              -------------------------------------------------
Net cash provided by investing activities                                      $ 2,311,000       $ 3,463,000       $ 3,536,000
                                                                              -------------------------------------------------
Cash Flows from Financing Activities
     Repayment of note payable--former HumanFactors-ID shareholders                     --                --        (4,050,000)
     Repayment of loan                                                                  --                --           (53,000)
     Proceeds from exercise of stock options and purchase of warrants                   --                --           147,000
                                                                              -------------------------------------------------
Net cash used in financing activities                                                   --                --        (3,956,000)
                                                                              -------------------------------------------------

Net increase (decrease) in cash and cash equivalents                               520,000         2,185,000           105,000

     Cash and cash equivalents at beginning of period                            5,158,000         2,973,000         2,868,000
                                                                              -------------------------------------------------
     Cash and cash equivalents at end of period                                $ 5,678,000       $ 5,158,000       $ 2,973,000
                                                                              -------------------------------------------------
     Income taxes paid                                                         $ 1,980,000       $ 1,257,000       $ 2,496,000
                                                                              -------------------------------------------------

For supplemental disclosure of non-cash investing and financing activities, see Notes to the Consolidated Financial Statements.

The accompanying notes are an integral part of the consolidated financial statements.

--------------------------------------------------------------------------------
consolidated statement of changes
in stockholders' equity

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                                                Receivable
                                                                                      from                              Accumulated
                                 Common Stock           Treasury Stock         Issuance of  Additional                        Other
Years ended December 31,     --------------------   -----------------------   Common Stock     Paid-In      Retained  Comprehensive
 2000, 1999 and 1998            Shares     Amount      Shares        Amount   and Warrants     Capital      Earnings         Income
                             ------------------------------------------------------------------------------------------------------
Balance, December 31, 1997   5,413,387   $541,000   1,763,000  ($14,774,000)    ($427,000)   $9,441,000  $13,891,000    $13,951,000
Net income                                                                                                 4,735,000
Shares issued on exercise of
 stock options                  37,500      4,000                                                91,000
Issuance of compensatory
 stock options                                                                                    3,000
Other comprehensive income                                                                                              (4,692,000)
Collection of warrants
 receivable                                                                        52,000
Issuance of stock for
 HumanFactors-ID acquisition                         (107,374)      900,000                     449,000
                             ------------------------------------------------------------------------------------------------------
Balance, December 31, 1998   5,450,887   $545,000   1,655,626  ($13,874,000)    ($375,000)   $9,984,000  $18,626,000     $9,259,000
Net income                                                                                                 3,673,000
Other comprehensive income                                                                                              (5,047,000)
                             ------------------------------------------------------------------------------------------------------
Balance, December 31, 1999   5,450,887    545,000   1,655,626   (13,874,000)     (375,000)    9,984,000   22,299,000      4,212,000
Net income                                                                                                 2,929,000
Other comprehensive income                                                                                              (2,966,000)
                             ------------------------------------------------------------------------------------------------------
Balance, December 31, 2000   5,450,887   $545,000   1,655,626  ($13,874,000)    ($375,000)   $9,984,000  $25,228,000     $1,246,000
                             ------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


                                    18 & 19

--------------------------------------------------------------------------------
notes to consolidated financial statements

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

Business and Summary of Significant Accounting Policies

Refac was incorporated in the State of Delaware in 1952. For almost 50 years, the Company has been a recognized international leader in intellectual property management. Today, it is a leading consulting firm with expertise in product development, graphic design and communications, and licensing. In addition to its fee-for-service consulting business, the Company constantly looks for opportunities to invest its creative services and licensing skills in new product development ventures that involve brands and/or technologies and have substantial long-term potential. The Company refers to this activity as "Intellectual Venture Capital."

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

      o Available for sale securities are securities that do not qualify as either held to maturity or trading securities. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable deferred income taxes on such unrealized gains and losses at current income tax rates. The Company's investments in licensing-related securities are included in this category.

C. Derivatives

The Company purchased put and wrote call options to hedge against market fluctuations in its holdings of KeyCorp common stock. The Company records these derivative financial instruments at fair value and reports them as available for sale securities.

D. Income Taxes

Deferred income taxes arise from temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes.

E. Earnings Per Share

The following reconciles basic and diluted shares used in earnings per share computations.

                                                 2000             1999             1998
                                          -----------------------------------------------
Basic shares                                3,795,261        3,795,261        3,787,220
Dilution: Stock options and warrants            2,350            9,012          141,742
                                          -----------------------------------------------
Diluted shares                              3,797,611        3,804,273        3,928,962
                                          -----------------------------------------------

In 2000, 1999 and 1998, options to purchase 789,250; 859,250; and 69,500 shares of common stock, respectively, were not included in the computation of diluted net income per share because the exercise prices of those options were greater than the average market price of the common stock.

F. Consolidated Statement of Cash Flows

The Company considers all highly liquid investments and debt instruments purchased with an original maturity of three months or less to be cash equivalents.

G. Revenue Recognition

Royalty revenue is recognized when the licensee sells the product, and product and graphic design service revenues are recognized as services are performed. Nonrecurring lump sum payments that represent settlements of patent infringement claims are recognized when the settlements occur and collectibility is reasonably assured.

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

J. Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for on a straight-line basis with the estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the lives of the respective leases.

K. Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform them to the current presentation.

L. Comprehensive Income

Comprehensive income consists of net income or loss for the current period as well as income, expenses, gains and losses arising during the period that are included in separate components of equity. It includes the unrealized gains and losses on the Company's licensing-related securities, net of taxes and foreign currency translation adjustments.

M. Inventories

Inventories consist of finished goods and are valued at the lower of cost or market on a first-in, first-out (FIFO) basis.

N. Fair Value of Financial Instruments

The Company's financial instruments principally consist of cash and cash equivalents, marketable equity securities and long-term marketable securities. The carrying amount of cash and cash equivalents approximate fair value due to the short-term maturity of the instruments. Marketable equity securities are recorded at fair value based on quoted market prices. Long-term marketable securities are recorded at amortized cost, which approximates fair value, due to interest rates on these types of securities approximating current market interest rates.

Licensing-Related Securities and Securities Held to Maturity

SECURITIES HELD TO MATURITY at December 31, 2000 and 1999 consisted of U.S. Treasury Notes and corporate bonds with an amortized cost of $5,091,000 and $3,331,000, respectively. Approximately $4,649,000 of these securities mature in 2001 and the remainder in 2003.

Licensing-related securities are as follows:

                                            Fair                            Carrying        Unrealized
December 31, 2000                          Value              Cost             Value        Gain/(Loss)
                                    -------------------------------------------------------------------
KeyCorp (NYSE-KEY)                   $ 2,100,000       $   208,000       $ 2,100,000       $ 1,892,000
KeyCorp Put Options                       (4,000)          156,000            (4,000)         (160,000)
KeyCorp Call Options                          --          (156,000)               --           156,000
                                    -------------------------------------------------------------------
                                     $ 2,096,000       $   208,000       $ 2,096,000       $ 1,888,000
                                    -------------------------------------------------------------------
December 31, 1999
                                    -------------------------------------------------------------------
KeyCorp (NYSE-KEY)                   $ 6,084,000       $   762,000       $ 6,084,000       $ 5,322,000
KeyCorp Put Options                    1,072,000           600,000         1,072,000           472,000
KeyCorp Call Options                     (11,000)         (600,000)          (11,000)          589,000
                                    -------------------------------------------------------------------
                                     $ 7,145,000       $   762,000       $ 7,145,000       $ 6,383,000
                                    -------------------------------------------------------------------

      At December 31, 2000, the Company held 75,000 shares of KeyCorp. The Company also had bought and sold 50,000 put and call options, respectively (50,000 of each option expiring in the first quarter of 2001).

      At December 31, 1999, the Company held 275,000 shares of KeyCorp. The Company also had bought and sold 200,000 put and call options, respectively (50,000 of each option expiring the first, second and fourth quarter of 2000 and the first quarter of 2001).

      The realized gains for licensing-related securities accounted for on a first-in, first-out basis for the years ended December 31, 2000, 1999 and 1998 are summarized as follows:

                                            2000                    1999                 1998
                                     ---------------------------------------------------------
KeyCorp                               $4,844,000              $5,614,000           $6,435,000
                                     ---------------------------------------------------------

In order to minimize the Company's exposure against a decline in the value of KeyCorp, on September 12, 1997, the Company entered into 13 individual derivative contracts with Union Bank of Switzerland (UBS) providing for both put options and call options. The put options give the Company the right to sell the KeyCorp stock covered by the option to UBS at the agreed-upon option price even if the market price is lower on the settlement date. The call options give UBS the right to require the Company to sell the KeyCorp common stock covered by the option at the agreed-upon option price even if the market price is higher on the settlement date. If the price is between the put and call option prices on the settlement date, both options lapse. Thirteen individual contracts were entered into, the first contract covering 48,000 shares and the remaining 12 contracts covering 50,000 shares of KeyCorp. The remaining contract expired on January 2, 2001 at which time 50,000 shares were sold for the put strike price. The put option had a strike price per share of $27.4262 and aggregated to $1,372,000.

Income Taxes

The provision for taxes on income for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                      2000              1999              1998
                              --------------------------------------------------
Federal
     Current                   $ 1,781,000       $ 1,910,000       $ 2,482,000
     Deferred                     (310,000)         (289,000)         (114,000)
State and local                    116,000             5,000            57,000
Foreign withholding taxes           45,000            31,000            28,000
                              --------------------------------------------------
                               $ 1,632,000       $ 1,657,000       $ 2,453,000
                              --------------------------------------------------

The provision for taxes on income for the years ended December 31, 2000, 1999 and 1998 differed from the amount computed by applying the statutory federal income tax rate of 34% as follows:

                                            2000           1999           1998
                                        -----------------------------------------
Statutory rate                                34%            34%            34%
Dividend received exclusion                   (1%)           (2%)           (2%)
State and local                                2%            --             --
Other                                          1%            (1%)            2%
Provision for taxes on income                 36%            31%            34%

The tax effect of temporary differences that gave rise to deferred tax assets and liabilities are as follows:

                                                                            DECEMBER 31,
                                                                 ----------------------------------
      Assets                                                             2000                1999
                                                                 ----------------------------------
           Deferred rent and compensation/retirement              $   186,000         $   121,000
      Liabilities
           KeyCorp common stock basis difference                  $   713,000           2,429,000
           Cash to accrual basis adjustment for the acquisition
           of HumanFactors Industrial Design, Inc.                         --              57,000
                                                                 ----------------------------------
                                                                      713,000           2,486,000
                                                                 ----------------------------------
      Net liability                                               $   527,000         $ 2,365,000
                                                                 ----------------------------------

Property and Equipment

Property and equipment consists of the following:

                                                                             DECEMBER 31,
                                                                 ----------------------------------
                                                                         2000                1999
                                                                 ----------------------------------
            Leasehold improvements                                $ 1,186,000         $ 1,046,000
            Furniture and fixtures                                    809,000             718,000
            Computer software and equipment                         1,432,000           1,068,000
            Automobile                                                 29,000              29,000
            Telephone system                                           95,000              45,000
            Office equipment                                           80,000              57,000
            Tooling                                                   339,000              85,000
            Other equipment                                           121,000              17,000
                                                                 ----------------------------------
                                                                    4,091,000          3,065,0000
            Less accumulated depreciation                          (1,272,000)           (833,000)
                                                                 ----------------------------------
                                                                  $ 2,819,000         $ 2,232,000
                                                                 ----------------------------------

Stockholders' Equity

Stock Option Plans

The Company measures compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25.

      In May 1990, shareholders approved the 1990 Stock Option and Incentive Plan (the "1990 Plan") that authorizes the issuance of up to 300,000 shares of common stock, and, in May 1997, the 1990 Plan was amended to provide for a 100,000 increase in the authorized shares. In May 1998, the shareholders approved the 1998 Stock Option and Incentive Plan (the "1998 Plan") that authorizes the issuance of up to 300,000 shares of common stock. Both Plans authorize the issuance of various incentives to employees (including officers and directors who are employees), including stock options, stock appreciation rights, and restricted performance stock awards. The Plans allow the stock option committee to determine type, shares and terms of the grants. As of March 14, 2000, no further grants were allowed under the 1990 Plan.

Grants may be made at any time through May 10, 2008 under the 1998 Plan. The term period of the options granted ranges from 5 to 10 years, and the vesting period ranges from 0 to 5 years.

      In addition to the 1990 Plan and the 1998 Plan outlined above, on January 21, 1998, the Company granted an employee options to purchase 50,000 shares of common stock at an exercise price of $10.625. In 1996, stock options to purchase 50,000 shares were granted to directors at an exercise price of $5.8125. These options expired on February 6, 2001. On April 7, 1997, the Company sold a warrant to Palisade Capital, L.L.C. for a price of $103,320 to purchase 200,000 shares of common stock at $8.25 per share. On November 25, 1997, the Company issued non-qualified stock options to 11 employees to purchase 165,000 shares of common stock at an exercise price of $14 per share. On March 18, 1998, the exercise prices of 190,000 employee options were reduced to $9.50 per share.

The table below summarizes all option activity, excluding the warrant sale to Palisade Capital, L.L.C.:

                                                   Weighted                         Weighted                         Weighted
                                                    Average                          Average                          Average
                                                   Exercise                         Exercise                         Exercise
                                      2000            Price           1999             Price            1998            Price
                                 -----------------------------------------------------------------------------------------------
Outstanding at
     beginning of year             699,750         $   7.64         711,500         $   8.67         541,000         $   9.55
Options granted                     93,500             2.94         145,000             4.56         284,000             9.14
Options exercised                       --               --              --               --         (37,500)            2.53
Options cancelled                 (146,500)            7.04        (157,250)            9.48         (76,000)            8.00
                                 -----------------------------------------------------------------------------------------------
Outstanding at end of year         646,750             7.09         699,750             7.64         711,500             8.67
                                 -----------------------------------------------------------------------------------------------
Exercisable at end of year         341,925         $   8.23         317,070         $   8.28         266,400         $   8.05
                                 -----------------------------------------------------------------------------------------------

The following table summarizes option data, excluding the warrant sale to Palisade Capital, L.L.C. as of December 31, 2000:

                                                            Weighted           Weighted                               Weighted
       Price                                                 Average            Average                                Average
       Range                         Outstanding at         Contract           Exercise          Exercisable at       Exercise
     Minimum           Maximum         December 31,             Life              Price            December 31,          Price
                                               2000          (Years)                                       2000
   ------------------------------------------------------------------------------------------------------------------------------
       $2.88             $4.32              176,500             9.10              $3.45                  22,375          $3.95
       $4.33             $6.48               80,000             3.33              $5.66                  57,500          $5.76
       $6.49             $9.72              340,250             6.38              $8.80                 232,050          $8.95
       $9.73            $14.58               50,000             7.06             $10.63                  30,000         $10.63
   ------------------------------------------------------------------------------------------------------------------------------
                                            646,750                                                     341,925
   ------------------------------------------------------------------------------------------------------------------------------

The exercise prices of all the options granted (qualified and non-qualified) are at fair value of common stock at date of grant. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: no dividend yields; expected volatility of 48, 54 and 42 percent; risk-free interest rates of 5.7, 6.5 and
5.3 percent; and expected lives of 5, 5 and 10 years. The weighted-average fair value of options granted was $1.44, $2.48 and $3.96 for the years ended December 31, 2000, 1999 and 1998, respectively.

The pro forma amounts had options been recorded at fair value, are indicated below:

                                                            YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------
                                                   2000                 1999                 1998
                                            -------------------------------------------------------
Pro forma net income                         $2,758,000           $3,527,000           $4,098,000
Pro forma earnings per share Basic                 $.73                 $.93                $1.08
Diluted                                            $.73                 $.93                $1.04

The 6% noncumulative preferred stock of $100 par value is redeemable at $105 with 5,000 shares authorized and none issued. The serial preferred stock of $5 par value has 100,000 shares authorized and none issued.

Commitments and Contingent Liabilities

A. Commitments

The Company has commitments under leases covering its facilities. In May 1999, the Company relocated its corporate offices and creative studio to newly constructed facilities in Edgewater, New Jersey. The lease has an initial term of 10 years, which commenced upon the completion of construction in May 1999. The Company has two successive five-year renewal options. The total expected annual payments due under the lease are $567,750 during 2000 and $567,750 per annum, thereafter, with a maximum cost of living increase of 2.5% per annum starting in the fourth lease year. In connection with the relocation, the Company terminated its lease for its corporate offices in New York City and subleased the offices and studio previously occupied by Refac HumanFactors-ID for the remainder of the lease term. Rent expense covering all Company facilities was approximately $580,000, $445,000 and $382,000 for the years ended December 31, 2000, 1999 and 1998, respectively. In addition, the Company is liable for escalations as provided in the lease agreements.

B. Employment Agreement

The Company's employment agreement with its President and Chief Executive Officer extends through December 31, 2003. The agreement provides for minimum annual compensation, and bonus as determined by the Board of Directors. The officer was also granted options to purchase 100,000 shares of common stock pursuant to the Company's 1990 Stock Option Plan. In 1996, the officer exercised these previously granted options to purchase 100,000 shares of common stock. In connection with such exercise, the Company provided the officer with a loan of $375,000, bearing interest at the Long-Term Applicable Federal Rate and maturing December 13, 2006. On December 13, 1996, the Company granted the officer an additional option to purchase 100,000 shares. The Company's employment agreement with its Senior Vice President extends through December 31, 2002. The agreement provides for minimum annual compensation and an incentive bonus based on performance of the Product Development Group.

C. Deferred Compensation/Post-Retirement Benefits

On December 13, 1996, the Company entered into a retirement agreement with its then Chairman and Chief Executive Officer. For a period of three years commencing on July 1, 1997, the Chairman has agreed to act as a consultant. The retirement agreement also provides for an annuity of $100,000 per annum during his life; medical and health benefits for him and his spouse during their lives; and office facilities, equipment and personnel support for two years following his consulting services. In 1996, the Company expensed $445,000 for such retirement benefits, which represented the present value of the expected payments, following the consultancy period, based upon his then estimated life expectancy. During the second half of 2000, the Company began making payments, leaving the balance at $397,000 at December 31, 2000.

D. Legal Proceedings

On December 20, 1999, a claim was brought against the Company, as a nominal defendant, and certain of its directors in the Supreme Court of the State of New York, New York County, by a shareholder purporting to state claims against the Company and certain members of the Company's Board of Directors for breach of fiduciary duty and waste arising out of a Stock Repurchase Agreement and a Retirement Agreement entered into in December 1996 between the Company and its then Chairman and Chief Executive Officer, Eugene Lang. On February 16, 2001, the Court entered a memorandum decision and order granting the motion of the defendant directors and the Company to dismiss the complaint in its entirety. A judgment to that effect was entered on February 26, 2001. Plaintiff has filed a notice of appeal.

E. Contingent Letters of Credit

At December 31, 2000, the Company had open letters of credit to purchase goods for $1,056,475.

Segments and Concentrations

For 1996 and through November 25, 1997, the principal industry segment in which the Company operated was licensing of intellectual property rights. The accounting policies of the segments are the same as those disclosed in the summary of significant accounting policies.

      With its November 25, 1997 acquisition of Refac HumanFactors-ID (then known as "HumanFactors Industrial Design, Inc."), the Company began to provide product design and development and consulting services. On November 1, 1999, the Company acquired the graphic design and communication business of David Morris Creative, Inc. Operations of the product design and development business and the graphic design and communication business are reported together as creative consulting services. In January 2001, the Company consolidated the operations of these divisions and now offers its creative services under the name RefacDesign.

      With the purchase of the assets and assumption of the liabilities of Funatik Inc. on September 10, 1999 and its subsequent merger into Refac Consumer Products, Inc., the Company is now also engaged in the manufacture and marketing of consumer products.

      The reportable segments are distinct business units operating in different industries and are separately managed. The following information about the business segments is for the year ended December 31, 2000.

                                                                                                    Manufacture
                                                 Licensing of                 Creative            and Marketing
                                                  Intellectual              Consulting              of Consumer
                                               Property Rights                Services                 Products               Total
                                           -----------------------------------------------------------------------------------------
Total revenues                                      $9,129,000              $6,905,000                 $980,000         $17,014,000
Segment profit (loss)                               $6,259,000               ($304,000)             ($1,394,000)         $4,561,000
Segment assets                                     $12,865,000              $9,022,000               $3,016,000         $24,903,000
Expenditure for segment assets                        $590,000                $317,000                 $421,000          $1,328,000
                                           -----------------------------------------------------------------------------------------

The following information about the business segments is for the year ended December 31, 1999.

                                                                                                    Manufacture
                                                 Licensing of                 Creative            and Marketing
                                                  Intellectual              Consulting              of Consumer
                                               Property Rights                Services                 Products               Total
                                           -----------------------------------------------------------------------------------------
Total revenues                                     $10,561,000              $3,396,000                 $495,000         $14,452,000
Segment profit (loss)                                6,329,000                (857,000)                (142,000)         $5,330,000
Segment assets                                      17,599,000               9,403,000                  845,000         $27,847,000
Expenditure for segment assets                         548,000               1,230,000                   21,000          $1,799,000
                                           -----------------------------------------------------------------------------------------

The following information about the business segments is for the year ended December 31, 1998.

                                                               Licensing of                       Creative
                                                               Intellectual                     Consulting
                                                            Property Rights                       Services                    Total
                                           -----------------------------------------------------------------------------------------
Total revenues                                                  $11,524,000                     $3,748,000              $15,272,000
Segment profit (loss)                                             7,307,000                       (119,000)              $7,188,000
Segment assets                                                   23,706,000                      6,859,000              $30,565,000
Expenditure for segment assets                                      157,000                        488,000                 $645,000
                                           -----------------------------------------------------------------------------------------

Foreign source revenues of domestic operations amounted to:

                                                                       2000                           1999                     1998
                                           -----------------------------------------------------------------------------------------
Europe                                                             $678,000                       $682,000                 $844,000
Asia                                                                307,000                        191,000                  172,000
                                           -----------------------------------------------------------------------------------------
                                                                   $985,000                       $873,000               $1,016,000
                                           -----------------------------------------------------------------------------------------

HumanFactors Industrial Design, Inc. Acquisition

On November 25, 1997, the Company completed the purchase of the outstanding stock of HumanFactors Industrial Design, Inc. (now known as RefacDesign's Product Development Group) for $6,000,000, of which $4,500,000 was payable in cash and $1,500,000 in Company stock (valued at $12.565 per share). On December 30, 1998, HumanFactors Industrial Design, Inc. was merged into Refac International, Ltd. The Company may also be required to make a contingent purchase price payment to the former HumanFactors Industrial Design, Inc.

shareholders if certain earnings targets, as defined in the purchase agreement, are met. Any contingent purchase price payment is accounted for as additional purchase price consideration. In 1999, the Company agreed to pay an additional $275,000 to certain of the original shareholders who relinquished their rights to an additional contingent purchase price payment.

David Morris Creative, Inc. Acquisition

On November 1, 1999, the Company acquired certain assets and assumed certain liabilities of David Morris Creative, Inc. (now known as RefacDesign's Graphic Design Group) for $1,525,000 in cash. The excess of the aggregate purchase price over the net tangible assets acquired was allocated to goodwill and is being amortized over 20 years. The operating results of the Graphic Design Group have been included in the Company's consolidated financial statements since the date of acquisition.

Accrued Expenses

Accrued expenses consist of the following:

                                                  YEAR ENDED DECEMBER 31,
                                          ------------------------------------
                                                 2000                  1999
                                          ------------------------------------
Deferred rent                                $200,000                    --
Client retainers                              132,000                    --
Bonus                                          78,000                67,000
Other                                          91,000               372,000
                                          ------------------------------------
                                             $501,000              $439,000
                                          ------------------------------------

--------------------------------------------------------------------------------
report of independent
certified public accountants

--------------------------------------------------------------------------------

To the Stockholders and Board of Directors of Refac and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Refac and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders' equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Refac and Subsidiaries at December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


Grant Thornton LLP

New York, New York
February 16, 2001, except for
 Note 6 D as to which the date
 is March 23, 2001

--------------------------------------------------------------------------------
unaudited selected quarterly financial data

REFAC AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                                   First              Second              Third            Fourth
2000                                                             Quarter             Quarter            Quarter           Quarter
                                                          --------------------------------------------------------------------------
Total revenues                                                $5,063,000          $4,142,000         $3,736,000        $4,073,000
Cost of revenue                                                2,103,000           1,419,000          1,103,000         1,618,000
Net income                                                       919,000             907,000            819,000           284,000
Net income per diluted common share                                 $.24                $.24               $.22              $.07
                                                          --------------------------------------------------------------------------

1999
                                                          --------------------------------------------------------------------------
Total revenues                                                $3,417,000          $3,286,000         $3,362,000        $4,387,000
Cost of revenue                                                1,187,000           1,094,000          1,076,000         1,907,000
Net income                                                     1,008,000             864,000            882,000           919,000
Net income per diluted common share                                 $.26                $.23               $.23              $.24
                                                          --------------------------------------------------------------------------

The 2000 and 1999 unaudited selected quarterly financial data has been reclassified to conform with year-end presentations.

                                                                               2000                               1999
                                                          --------------------------------------------------------------------------
Market price of common stock                                        High                 Low             High               Low
                                                          --------------------------------------------------------------------------
First quarter                                                      5 3/8               3 3/4            8 5/8             5 5/8
Second quarter                                                         4                   3            7 3/8                 6
Third quarter                                                      3 5/8                   3            6 5/8             4 1/4
Fourth quarter                                                     3 1/4               2 1/4            4 5/8             3 1/2
                                                          --------------------------------------------------------------------------

The Company's common stock is listed on the American Stock Exchange under the symbol REF.

selected financial information
REFAC AND SUBSIDIARIES

                                          ------------------------------------------------------------------------------------------
                                                   2000               1999               1998                1997             1996
                                          ------------------------------------------------------------------------------------------
Total revenues                              $17,014,000        $14,452,000        $15,272,000         $11,440,000      $10,301,000
Net income                                    2,929,000          3,673,000          4,735,000           5,191,000        4,700,000
Earnings per common share - diluted                $.77               $.97              $1.21               $1.36             $.88
Total assets                                 24,903,000         27,847,000         30,565,000          37,142,000       43,295,000
Dividends                                            --                 --                 --           2,701,000               --
Shareholders' equity                        $22,754,000        $22,791,000        $24,165,000         $22,623,000      $32,044,000
                                          ------------------------------------------------------------------------------------------

directors and officers
Refac and Subsidiaries

Refac Directors
Neil R. Austrian
Chairman
iWon, Inc.

Robin L. Farkas
Private Investor

Clark A. Johnson
Chairman
PSS World Medical, Inc.

Mark N. Kaplan
Of Counsel
Skadden, Arps, Slate, Meagher & Flom LLP

Herbert W. Leonard
President
Hamilton Associates

Robert L. Tuchman
Chairman, Chief Executive Officer &
General Counsel, Refac

Bert D. Heinzelman
Senior Vice President, Refac &
Chief Executive Officer, RefacDesign

Ira T. Wender
Of Counsel
Patterson, Belknap, Webb & Tyler LLP

Refac Officers
Robert L. Tuchman
Chairman, Chief Executive Officer &
General Counsel

Bert D. Heinzelman
Senior Vice President

Raymond A. Cardonne, Jr.
Vice President, Chief Financial Officer, Treasurer & Secretary

Counsel
Skadden, Arps, Slate, Meagher & Flom LLP
New York, New York

Independent Auditors
Grant Thornton LLP
New York, New York

Transfer Agent
American Stock Transfer and Trust Company
New York, New York

Statements about the Company's future expectations and all other statements in this Annual Report other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that the "forward-looking statements" contained herein are subject to the above-mentioned statutory safe harbors. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected or inferred results.

The Company's future performance is affected by factors beyond the Company's control, including worldwide competitive and market conditions, costs of labor, raw materials and marketing, spending patterns and demographic trends, litigation and the availability of financing. In addition, there is no assurance that the Company's plans to manufacture and distribute products through Refac Consumer Products, Inc. ("RCP") will prove profitable, as RCP is a new vendor with a limited manufacturing history at a time when retailers are looking to decrease their vendors. Moreover, the category of consumer electronics is highly competitive, and many of RCP's competitors are much larger, more established and better known to both retailers and consumers. Some of the aforementioned risks are mentioned in reports that the Company files with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

OXO and GOOD GRIPS are registered trademarks of General Housewares Corp. MTV:
Music Television and all related titles and logos are trademarks of MTV Networks, a division of Viacom International Inc. New Beetle and the New Beetle logo are trademarks of Volkswagen AG. Pennzoil and the Pennzoil logo are registered trademarks of Pennzoil-Quaker State Company. RefacDesign is a service mark and "by RefacDesign" is a trademark of Refac International, Ltd.

This Annual Report was designed in-house by RefacDesign.                 (C)2001


                                                         www.refac.com | Page 29

[LOGO] Refac

Corporate Headquarters

The Hudson River Pier
115 River Road
Edgewater, NJ 07020-1099
Ph (201) 943-4400
Fx (201) 943-7400
refac@refac.com

Branch Offices

Las Vegas, Nevada
Hong Kong

www.refac.com